    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 HOW2.COM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7375                         75-2799130
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of Incorporation or         Classification Code Number)       Identification Number)
         Organization)

                     3811 TURTLE CREEK BOULEVARD, SUITE 600
                              DALLAS, TEXAS 75219
                                 (214) 521-3443
         (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)
                             ---------------------
                               STEVEN B. SOLOMON
                            CHIEF EXECUTIVE OFFICER
                                 HOW2.COM, INC.
                     3811 TURTLE CREEK BOULEVARD, SUITE 600
                              DALLAS, TEXAS 75219
                                 (214) 521-3443
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

            ALAN J. BOGDANOW, ESQ.                         JAN M. DAVIDSON, ESQ.
            HUGHES & LUCE, L.L.P.                         KILPATRICK STOCKTON LLP
         1717 MAIN STREET, SUITE 2800                1100 PEACHTREE STREET, SUITE 2800
             DALLAS, TEXAS 75201                           ATLANTA, GEORGIA 30309
                (214) 939-5500                                 (404) 815-6500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM
           TITLE OF SECURITIES                    AGGREGATE OFFERING                    AMOUNT OF
             TO BE REGISTERED                         PRICE(1)(2)                   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock ($0.01 par value)............           $125,000,000                        $33,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
            , 1999

                                         SHARES

                        [HOW2.COM(TM) LOGO APPEARS HERE]

                                  COMMON STOCK

                             ---------------------

       How2.com, Inc. is offering      shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We
anticipate that our initial public offering price will be between $     and
$     per share. We intend to apply to list our common stock on the Nasdaq
National Market under the symbol "HWTO".

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                              PER SHARE   TOTAL
                                                              ---------   -----
Public offering price.......................................    $         $
Underwriting discount.......................................
Proceeds to How2.com........................................

     How2.com has granted the underwriters a 30-day option to purchase up to an
additional      shares of common stock to cover over-allotments.

     The underwriters are offering the shares on a firm commitment basis subject to their right to reject orders in whole or in part and subject to other conditions. The underwriters expect to deliver the shares of common stock to
purchasers on or about                     , 1999.

                             ---------------------

                         THE ROBINSON-HUMPHREY COMPANY

            , 1999

                             DESCRIPTION OF ARTWORK

[The inside front cover includes a picture of the How2.com home page. Branched out from the graphic of the homepage are pictures cascading of the four How2 channels (How2Work, How2Play, How2Home and How2Shop&Save). Above the picture of the home page is an overall description of How2.com]

[The left gatefold includes a picture of the How2Home channel centered on the top half of the page, and a picture of the How2Work channel centered on the bottom half of the page. The right gatefold includes a picture of the How2Play channel, centered on the top half of the page and a picture of the How2Shop&Save channel centered on the bottom half of the page. Under each picture is the title of the channel in bold. Under each title is a description of the functionality of each channel]

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock.

                                    HOW2.COM

  Our Business

     How2.com, Inc. is an online digital marketplace where our e-partners(TM), which include manufacturers, retailers, service organizations and content providers, and our e-seekers(TM), consumers, come together to satisfy disparate but interdependent market needs. Our marketplace is initially organized into four channels that address e-partner needs and e-seeker interests, in a content rich how2(TM) format. These channels include: How2Work(TM), How2Play(TM), How2Home(TM), and How2Shop&Save. These channels provide a one stop source of how2 information, community interaction, e-commerce opportunities and post-sale customer care services. In addition, we collect accurate customer demographic and psychographic profile information, which addresses both the personal attributes and areas of interest of our e-seekers as well as post-sale product installed base information, including the geographic location of products sold.

     We offer Business-to-Business services to our e-partners including post-sale customer care offerings, which are transactions that occur subsequent to a product purchase, such as online rebate processing and in the future may include online warranties and online manuals. We also offer our e-partners content conversion services, which include the conversion of published how2 text or video into an entertaining web-enabled how2 tutorial, for the purpose of distributing their products or services through our online marketplace. Our Business-to-Business service offerings provide demographic and psychographic data mining services. Our marketplace attracts e-partners by offering a low-risk, low-cost entry to an online marketplace where they can target their products and services to e-seekers with specific interests. Additionally, by reinventing fragmented post-sale customer care services online, we improve the manufacturer's brand image.

     Our Business-to-Consumer services include tutorial driven e-commerce in a how2 format. Our e-seekers obtain entertaining and relevant information related to everyday interests and topics with an opportunity to purchase related products and services, communicate with other e-seekers with similar interests through message boards and utilize the post-sale customer care services offered in our marketplace. Our marketplace attracts e-seekers by offering a one-stop destination for information, products and services related to their everyday interests. Our objective is to save e-seekers time and money.

     By offering services to businesses that facilitate the consumer commerce and service cycle, we believe that we have launched a new online
Business-to-Business-to-Consumer, or B2B2C business model.

     Our diversified revenue opportunities are generated primarily through relationships with our e-partners, and include post-sale customer care services, sponsorship revenue, content conversion services, demographic data mining services and tutorial driven e-commerce. How2.com provides its e-partners the ability to access highly defined e-seekers. We seek to jointly generate incremental sales, to provide outsourced ancillary post-sale customer care services, and to provide previously unavailable post-sale customer information. Specifically, this post-sale information includes marketing efficacy data, product installed base mapping, and accurate, product by product, customer demographic and psychographic information.

     How2.com's B2B2C Internet solution is designed to repeatedly drive e-seekers to our online digital marketplace where How2.com and our e-partners can offer them desired information, products and services. This objective is achieved primarily through our Customer Acquisition, Retention and Extension, or CARE, strategy.

  Customer Acquisition Retention and Extension

     We strive to provide a new online distribution channel that satisfies our e-partners' needs to retain their customers and extend their brand leadership. We seek to accomplish this objective through our CARE strategy.

     Our CARE strategy involves acquiring customers. We attract e-seekers to our marketplace through marketing our how2 content, online electronic commerce opportunities and post-sale customer care services. By attracting e-seekers with specific interests, we believe that our marketplace will also attract e-partners that seek to extend the reach of their brand and influence the buying decision of a highly targeted audience. We believe that our post-sale customer care offerings are also a powerful e-partner acquisition tool since they enable e-partners to retain their customers and extend their brand leadership. By offering them post-sale customer care opportunities such as online rebates, warranties and manuals, we will provide our e-partners with the opportunity to keep in contact with their customers after a sale as well as the opportunity to sell additional products. We partner with these companies and share in online commerce revenues, rather than rely on banner advertising revenues. We believe that post-sale customer care services are a particularly attractive customer acquisition tool for us because, unlike traditional marketing activities, we derive revenues from performing the services.

  Our Strategy

     We seek to be the leading B2B2C online marketplace that leverages how2 information and that provides outsourcing of post-sale customer care services. We will continue to provide a model that creates value for our e-partners and e-seekers and facilitates their interdependent commerce. Our strategy includes:

     - Strengthening our brand recognition and consumer awareness;

     - Expanding our user base;

     - Establishing and expanding multiple, under-penetrated revenue streams;

     - Establishing further e-partner relationships to augment product and service offerings;

     - Empowering e-seekers in their purchase decision with high quality content;

     - Continuing to consider strategic acquisitions; and

     - Expanding our site infrastructure to support growth.

                              RECENT DEVELOPMENTS

  Acquisitions

     In March 1999, we completed the acquisition of 2-Lane Media, Inc. The recipient of numerous industry awards for interactive/multimedia communications, 2-Lane provided us with substantial web site and e-commerce design expertise. In May 1999, we completed the acquisition of FCI Services, Inc. and its affiliates, or Forward, a product rebate and promotional fulfillment operation. This acquisition allowed us to provide our first post-sale customer care service. In August 1999, we completed an acquisition of multimedia production and content conversion assets from Broadcast Production Group, Inc., or BPG. In connection with this acquisition, we employed some of the former members of the BPG management team. This acquisition provided us with the ability to convert content in traditional media formats to web-enabled content.

  e-Partner Relationships

     In July 1999, we entered into an agreement with Staples, Inc. to be the exclusive provider of rebate services with respect to products sold by participating vendors through its more than 800 office supply superstores in the United States. This agreement immediately facilitated relationships for us with over 70 manufacturers including Compaq Computer Corporation, Polaroid Corporation and Canon Inc.

  Proposed Spin-off by Citadel

     In January 1999, Citadel Technology, Inc. received 20,000,000 shares of our common stock in consideration for a promissory note and sharing of Citadel's resources, personnel and services through June 30, 1999. Citadel has announced, subject to compliance with Securities and Exchange Commission regulations and the expiration of a 180 day lock-up agreement with our underwriters, that it intends to initiate a spin-off distribution of 3,000,000 shares of our common stock owned by Citadel.

                                 ABOUT HOW2.COM

     We were incorporated in Delaware in January 1999. Our principal executive offices are located at 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219, and our telephone number is (214) 521-3443. Our World Wide Web site address is www.how2.com. The information in our web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered........................              shares

Common stock to be outstanding after our
initial public offering.....................              shares

Use of proceeds.............................    We intend to use the net
                                                proceeds from our initial public
                                                offering for sales and marketing
                                                expenses to promote our brand
                                                and for general corporate
                                                purposes, including working
                                                capital, research and
                                                development, content development
                                                and acquisition, and potential
                                                strategic alliances and
                                                acquisitions.

Proposed Nasdaq National Market symbol......    "HWTO"

          SHARES THAT MAY BE ISSUED AFTER OUR INITIAL PUBLIC OFFERING

     You should be aware that we are permitted, and in some cases obligated, to issue shares of our common stock in addition to the common stock to be outstanding after our initial public offering. If and when we issue these shares, the percentage of our common stock that you own will be diluted. The following is a summary of additional shares of common stock, that as of September 30, 1999, we have approved for issuance after our initial public offering:

     - 16,244,750 shares issuable upon the exercise of options granted to our employees, directors and consultants with a weighted average exercise price of $1.27 per share, of which 2,799,445 are currently exercisable;

     - Up to 6,000,000 shares issuable pursuant to future awards under our 1999 Stock Incentive Plan and up to 200,000 shares issuable pursuant to future awards under our 1999 Non-Employee Directors' Stock Option Plan;

     - 1,000,000 shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.08 per share, all of which are currently exercisable; and

     - 800,000 shares issuable upon the exercise of outstanding warrants, with an exercise price of $2.50 per share, issued in connection with our acquisition of Forward, the exercisability of which are subject to meeting earnout conditions.

     In addition, we may be required to issue additional shares of our common stock in connection with our purchase of assets from BPG if our common stock does not trade at or above $10.00 per share at some point during the 30 days following our initial public offering.

                   CONVENTIONS THAT APPLY TO THIS PROSPECTUS

     Unless otherwise indicated, all information in this prospectus:

     - has been adjusted to give effect to a four-for-one stock split completed in July 1999;

     - assumes no exercise of the underwriters' over-allotment option;

     - assumes no exercise of outstanding options or warrants to purchase shares after September 30, 1999; and

     - assumes that the 1,200,000 shares of our common stock that are issued and subject to meeting earnout conditions pursuant to the terms of our acquisition of Forward will continue to be outstanding.

     References in this prospectus to "How2.com", "we", "our" and "us" refer to How2.com, Inc., a Delaware corporation. "How2.com", "How2Home", "How2Work", "How2Play", "How to Shop and Save", "Headquarters for Living", "C.A.R.E. Customer Acquisition Retension and Extension" are trademarks of ours for which we have applied for Federal registration. Each trademark, tradename, name or service mark if any other Company appearing in this prospectus belongs to its holder.

     This prospectus includes statistical data regarding the Internet industry. We derived this data from information published by third-party sources, including International Data Corporation, a provider of market and strategic information for the technology industry. Although we believe that this information is generally indicative of the matters reflected therein, such data are inherently imprecise, and we caution you not to place undue reliance on such data.

                             ---------------------

     This prospectus contains trademarks and names of persons other than How2.com, which are the property of their respective owners.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth our summary financial and operating data as of June 30, 1999 and for the period from January 7, 1999 (inception) to June 30, 1999, and for our predecessor, Forward, as of December 31, 1997 and 1998 and May 20, 1999 and for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 20, 1999. The financial data for all periods presented were derived from audited financial statements. The data set forth below in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements.

                                                                  PREDECESSOR                              HOW2.COM
                                           ----------------------------------------------------------   ---------------
                                                                                                        JANUARY 7, 1999
                                              YEAR ENDED          YEAR ENDED       JANUARY 1, 1999 TO   (INCEPTION) TO
                                           DECEMBER 31, 1997   DECEMBER 31, 1998      MAY 20, 1999       JUNE 30, 1999
                                           -----------------   -----------------   ------------------   ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues.............................     $2,171,978          $3,227,914          $ 2,234,473         $   567,354
Revenues from acquired contracts(1)......             --                  --                   --             305,199
                                              ----------          ----------          -----------         -----------
Total revenues...........................      2,171,978           3,227,914            2,234,473             872,553
Cost of revenues.........................        935,501             645,020              353,151             121,938
Cost of revenues from acquired
  contracts..............................             --                  --                   --             217,913
                                              ----------          ----------          -----------         -----------
        Gross profit.....................      1,236,477           2,582,894            1,881,322             532,702
Operating expenses:
  Selling, general and
    administrative(2)....................      1,148,223           2,733,635            4,096,429           1,787,007
  Stock-based compensation...............             --                  --                   --             417,666
  Depreciation and amortization..........         99,139             104,589               24,166             533,531
                                              ----------          ----------          -----------         -----------
        Total operating expenses.........      1,247,362           2,838,224            4,120,595           2,738,204
                                              ----------          ----------          -----------         -----------
        Loss from operations.............        (10,885)           (255,330)          (2,239,273)         (2,205,502)
Other income (expense):
  Interest income........................         23,596              33,714               27,234              49,639
  Interest expense.......................         (6,998)             (5,258)             (12,433)             (3,161)
  Miscellaneous income (expense).........         16,258               9,670              (91,384)                 --
                                              ----------          ----------          -----------         -----------
        Total other income (expense).....         32,856              38,126              (76,583)             46,478
                                              ----------          ----------          -----------         -----------
Income (loss) before income taxes........         21,971            (217,204)          (2,315,856)         (2,159,024)
  Tax (benefit) provision................         62,618             (25,518)             (40,695)                 --
                                              ----------          ----------          -----------         -----------
        Net loss.........................     $  (40,647)         $ (191,686)         $(2,275,161)        $(2,159,024)
                                              ==========          ==========          ===========         ===========
Basic and diluted net loss per
  share(3)...............................                                                                 $     (0.07)
                                                                                                          ===========
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share.............                                                                  32,842,533
                                                                                                          ===========
SUPPLEMENTAL OPERATING DATA:
Gross revenues(4)........................     $2,978,121          $14,099,822         $15,535,495         $ 3,259,888
Number of rebates processed..............         35,625             341,363              444,310              79,755

                                                PREDECESSOR                                   HOW2.COM
                                   --------------------------------------   ---------------------------------------------
                                         DECEMBER 31
                                   -----------------------                                                   PRO FORMA
                                      1997         1998      MAY 20, 1999   JUNE 30, 1999   PRO FORMA(5)   AS ADJUSTED(6)
                                   ----------   ----------   ------------   -------------   ------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents........  $  395,468   $  329,280   $     1,854     $ 5,532,629    $17,514,629
Working capital (deficit)........     632,208      149,832    (2,080,087)      3,853,523     15,835,523
Total assets.....................   1,516,343    5,445,728     4,567,593      27,090,336     39,072,336
Long-term debt and capital lease
  obligations, net of current
  maturities.....................      24,377      198,840       151,657         155,390        155,390
Total stockholders' equity
  (deficit)......................  $  909,095   $  636,555   $(1,629,453)    $18,122,993    $32,354,993

---------------

(1) Represents revenues from contractual obligations in place at the time of our acquisition of 2-Lane Media, Inc.

(2) Includes executive compensation expense representing bonuses paid during the periods presented. Bonus expense represents amounts paid to the owners of the predecessor under S Corporation status and is non-recurring in nature. The expense totaled

    $425,000, $1,331,000 and $2,817,000 for the years ended December 31, 1997 and 1998, and the period from January 1, 1999 to May 20, 1999, respectively.

(3) Loss per share has not been included for the predecessor as the per share amount would not be meaningful.

(4) Includes the face amount of the checks issued to customers for rebates processed totaling approximately $806,000, $10,872,000, $13,301,000 and $2,693,000 for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to May 20, 1999 and the period from January 7, 1999 to June 30, 1999, respectively. Gross revenues do not include revenues from acquired contracts in the 2-Lane transaction.

(5) The pro forma data gives effect to the sale of shares in private placements for the period from July 1, 1999 to September 30, 1999, in addition to stock issued in connection with the acquisition of BPG and the exercise of stock options during that same period.

(6) The pro forma as adjusted data gives effect to the sale of shares in private placements for the period from July 1, 1999 to the date of this prospectus, in addition to the sale of the shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $ per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Our initial public offering and any investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus before you decide to invest in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS AND FUTURE PROSPECTS ARE EXTREMELY DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS VERY LIMITED.

     Our company was formed in January 1999. We acquired our rebates operation in May 1999. Our online marketplace began initial operations in September 1999. As a result, we have only a limited operating history on which you can base an investment decision. You should consider our prospects in light of the uncertainties and difficulties frequently encountered by companies in their early stages of development. These risks are heightened in new and rapidly evolving industries such as e-commerce, and are further heightened by our use of an unproven Business-to-Business-to-Consumer, or B2B2C, business model. To address these risks and uncertainties, we must, among other things:

     - develop and enhance our brand, and expand our tutorial content and product and service offerings;

     - establish and sustain e-commerce relationships with manufacturers, retailers, service providers and content providers;

     - generate revenues from multiple new sources, including e-commerce, sponsorships, data mining services, extended warranty sales, content conversion and online training services; and

     - continue to develop and upgrade our technology infrastructure to support our operations and the growth of our online marketplace.

     We cannot assure you that our online digital marketplace concept will receive market acceptance or that consumers, once on our site, will buy products through our online marketplace. We expect to derive all of our long-term future revenue from our online marketplace. Our online marketplace has produced only minimal revenues and is not yet profitable. If we are unable to establish pricing and revenue models acceptable to consumers, our e-seekers, and manufacturers, retailers, service organizations and content providers, or our e-partners, our online service may not be commercially successful.

     We may not successfully accomplish any of our objectives. If we do not successfully address these risks, our business would be materially adversely affected.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR SUBSTANTIAL NET LOSSES IN THE FUTURE.

     We had a net loss and an accumulated deficit of approximately $2.2 million for the period from our inception through June 30, 1999. We expect to incur substantial operating losses for the foreseeable future. We may not have any revenue growth in the future, and our revenues could decline. Moreover, we expect to significantly increase our sales and marketing expenses as well as general and administrative expenses. Over the longer term, we expect to derive a substantial portion of our revenues from our non-rebate online services, but these services are based on an unproven business model. As a consequence, we may never be profitable.

WE ARE DEPENDENT ON STAPLES AND ITS VENDORS FOR A SUBSTANTIAL PORTION OF OUR BUSINESS.

     We are dependent upon our relationship with Staples and its vendors who choose to participate in our online rebate services for a substantial portion of our existing and anticipated revenues. We expect that we will continue to be dependent upon Staples and its vendors for a significant portion of our revenues in future periods. As a result of this concentration of sales, our business, operating results or financial condition would suffer as a result of the termination of or adverse change in our relationship with Staples or any of its material vendors. In addition, we cannot assure you that our relationship with Staples and its vendors will continue, or if continued, will increase in any future period. The initial term of our agreement with Staples expires in July 2000. The agreement is renewable annually upon mutual agreement between Staples and us. In addition, Staples' vendors may not use, or may discontinue their use of, our rebate and related services. Therefore, we cannot assure you that we will generate significant revenues in future periods from Staples or its vendors. The loss of all or any part of our relationship with Staples or its vendors would seriously harm our business.

OUR QUARTERLY OPERATING RESULTS WILL LIKELY VARY SIGNIFICANTLY IN THE FUTURE.

     We expect that our revenues and operating results may vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of our results of operations may not be meaningful. In some future quarter or quarters, our operating results are likely to fall below expectations. Any shortfall will likely adversely affect the price of our common stock in a manner that may be unrelated to our long-term operating performance.

     Our quarterly operating results, as well as our operating results generally, may also vary depending on a number of other factors, including but not limited to:

     - demand for our rebate and related services and our other Internet services;

     - fluctuations in the average face amount of the rebates we process;

     - seasonality in manufacturers' promotions that involve rebates;

     - actions taken by our competitors, including new product introductions and enhancements, or entry of new competitors into our markets;

     - our ability to scale our network and operations to attract and support large numbers of e-seekers, e-partners and transactions;

     - our ability to develop, introduce and market new products and services and enhancements to our existing products and services on a timely basis;

     - changes in our pricing policies or those of our competitors;

     - our ability to expand our sales and marketing operations, including hiring additional sales personnel;

     - size and timing of sales of our products and services;

     - success in maintaining and enhancing our existing relationship with Staples, Staples' vendors and our other e-partners, and developing new relationships with additional e-partners;

     - compensation policies that reward sales personnel based on achieving quotas;

     - our inability to control costs and fluctuations in operating expenses;

     - technological changes in our markets;

     - timing of new e-partner alliances;

     - changes in accounting standards and revenue recognition policies;

     - e-partner budget cycles and changes in those budget cycles;

     - amortization of goodwill and other intangibles;

     - seasonality of Internet use; and

     - general economic conditions.

     In addition, because our increasing expense levels are based in part on expectations of our future revenues, any decline in our revenues below our expectations would have a disproportionately adverse impact on our operating results.

OUR REBATE AND RELATED SERVICES HAVE ACCOUNTED FOR SUBSTANTIALLY ALL OF OUR REVENUES SINCE INCEPTION, AND WE EXPECT TO DEPEND ON OUR REBATE AND RELATED SERVICES FOR A SIGNIFICANT PORTION OF OUR REVENUES FOR THE FORESEEABLE FUTURE.

     Our rebate and related services accounted for substantially all of our revenues since inception. We anticipate that revenues from our rebate and related services will continue to constitute a significant portion of our revenues for the foreseeable future. Consequently, a decline in the demand for our rebate and related services, or failure to achieve broad market acceptance of our rebate services, would seriously harm our business. In addition, a decrease in the amount of promotional dollars spent on rebate programs by our e-partners would negatively impact our results of operations.

     We bill our rebate e-partners for the full amount of the rebate checks that we issue to consumers, plus a processing fee. However, some consumers never cash these rebate checks. In the rebate industry, uncashed checks are referred as "slippage." Slippage is recorded on our books as an increase to net revenues. For the period from January 7, 1999 to June 30, 1999, our net revenues included $269,000 of slippage, representing 47.4% of our net revenues for the period. Our operating results could suffer if the slippage percentage decreases or if any state is entitled to the slippage amounts as a result of its unclaimed property or escheat laws. Furthermore, we expect that more consumers will cash their rebate checks as a result of our online rebate process, which will further reduce slippage. In addition, a decline in the amount of slippage that we retain or a decrease in the rebate service fees we receive could decrease our net revenues and negatively impact our results of operations.

IN THE FUTURE, WE WILL NEED TO RAISE ADDITIONAL CAPITAL, AND THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL.

     We expect the net proceeds from our initial public offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we will need to raise additional funds. In addition, within the next 12 months we may need to raise additional funds in order to take advantage of new business opportunities, to react to unforeseen difficulties or to otherwise respond to pressures from our competitors. We cannot assure you that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms, if and when needed, our business will suffer.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION AND LOYALTY NECESSARY TO
SUCCEED.

     We believe that broad recognition and favorable consumer perception of the How2.com brand are essential to our future success. Accordingly, we are pursuing an aggressive brand-enhancement strategy, which includes mass market and multimedia advertising, promotional programs and public relations activities. Successful positioning of our How2.com brand will largely depend upon:

     - the success of our marketing, public relations and promotional efforts;

     - the quantity and quality of our tutorial content;

     - the technical performance and visual appearance of our online marketplace; and

     - our ability to provide high quality customer service, including online and offline responses to customer inquiries regarding the status of their rebates.

     To increase awareness of the How2.com brand we will spend significant amounts on marketing and promotions. These expenditures may not result in a sufficient increase in net revenues to cover these marketing and promotion expenses. In addition, even if brand recognition increases, the number of new e-

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

seekers or the number of transactions on our online marketplace may not increase. Also, even if the number of new e-seekers increases, those e-seekers may not use our online marketplace on a regular basis.

WE DEPEND UPON STRATEGIC ALLIANCES TO DEVELOP CONTENT, CONDUCT E-COMMERCE, SELL PRODUCTS AND IMPLEMENT OUR TECHNOLOGY SOLUTIONS.

     We depend upon third parties for several critical elements of our business, including content development, e-commerce sales and technology.

  Content Development

     The tutorial information on our online marketplace, or content, is available for license from a limited number of resources. While currently less than 20% of our tutorials are licensed from outside sources, we plan to increase the amount of content we acquire from third-party sources in the future. In addition, we rely on content licensed from third parties for other features appearing on our online marketplace, such as news feeds, stock information and horoscopes. If we are unable to successfully retain our currently licensed content or negotiate license agreements with suitable content providers, we will be required to develop all of our content internally and there can be no assurance that we will be able to develop adequate quantity or quality of these tutorials on our own.

  e-Partners

     Our ability to conduct e-commerce depends on our ability to successfully enter into relationships with manufacturers, service organizations, retailers and content providers that wish to distribute their products and services through our online marketplace. We currently have strategic relationships with only a limited number of e-partners. We anticipate that our distribution arrangements will typically not be exclusive and will be subject to termination upon short notice. In addition, we cannot assure you that these arrangements will result in revenues or be profitable for us.

  Technology

     We have entered into material contracts with third parties, and plan to continue to enter into material contracts with third parties, to manage, maintain and expand the computer and communications equipment and software needed for the day-to-day operations of our business.

     These third parties provide important services to us, including the following:

     - managing the web server for our online marketplace;

     - maintaining our communications lines;

     - managing the network data centers where our network data is stored; and

     - integrating and testing the compatibility of each web page on our online marketplace.

     If these third parties do not perform to our requirements, we would have to obtain similar services from another provider or perform these functions ourselves. We may not be able to successfully obtain or perform these services on a timely and cost-effective basis. Due to the third party installation of the computers, communications equipment and software needed for the day-to-day operations of our online marketplace, we may be entirely dependent on that party to manage, maintain and provide security for this technology. Any termination or breach of these contracts could have a material adverse effect on our business.

IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

     Since our formation, we have experienced significant expansion of our operations. This expansion has placed a strain upon our management systems and other resources. If we are unable to manage our growth and expansion, our business will be materially adversely affected. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. This expansion will continue to place substantial demands on our management systems and other resources. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to continue to improve our financial and management controls, reporting systems and procedures as well as expand, train and manage our employee work force.

ADOPTION AND INTEGRATION OF OUR PRODUCTS AND SERVICES BY LARGE E-PARTNERS IS COMPLEX, TIME CONSUMING AND EXPENSIVE.

     We recruit e-partners to process their rebates, sponsor content and sell goods and services on our online marketplace. The adoption and integration of our products and services by large organizations is complex, time consuming and expensive. In many cases, our e-partners must change established business practices and conduct business in new ways. In addition, they must generally consider a wide range of other issues before committing to use our services, including benefits, ease of use, ability to work with existing systems, functionality and reliability. Furthermore, we must educate potential e-partners on the use and benefits of our services. In addition, we believe that the purchase of our services is often discretionary. It frequently takes several months to develop an e-partner relationship and requires approval at a number of management levels within the e-partners' organization. These long cycles may cause delays in our sales and we may spend a large amount of time and resources on potential e-partners who decide not to use our services, which could materially and adversely affect our business.

IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER.

     Since our formation, we have expanded from one employee to more than 180 employees. We also have employed many key personnel since our formation, including Steven B. Solomon, our Chairman and Chief Executive Officer, Kenneth
R. Johnsen, our President and Chief Operating Officer, Juli C. Spottiswood, our Chief Financial Officer and Corporate Secretary, Andrew F. Adams, our Chief Technology Officer, Allan J. Steinmetz, our Executive Vice President of Marketing Strategy, Kelly R. Melvin, our Director of Infrastructure Design and Architecture, Mason Wright, our Director of Internet Platforms and Engineering, and other key managerial, marketing, planning, financial, technical and operations personnel. We expect to continue to add additional key personnel in the near future. We do not have "key person" life insurance policies on any of our key personnel. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

OUR BUSINESS IS VERY LABOR INTENSIVE AND, AS A RESULT, WE ARE DEPENDENT ON OUR EMPLOYEE BASE.

     Our future success depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, creative, technical, sales, marketing, research and customer support personnel. In addition, we will need to add a significant number of new technical support and operations personnel to support the operations of our online marketplace and our rebate and related services. Competition for qualified personnel is intense, and we may fail to attract or retain these personnel, in which case our business would be negatively impacted.

     Because labor costs are a significant portion of our costs, an increase in wages, costs of employee benefits or employment taxes could seriously harm our business. In addition, our facilities are located in areas, including Dallas, Los Angeles, Silicon Valley and Seattle, with a high demand for technical and other personnel and relatively low unemployment rates. It is more difficult and costly to hire qualified personnel in these areas.

OUR MARKETS ARE HIGHLY COMPETITIVE.

     The rebate and fulfillment industry is highly competitive and fragmented. We expect competition to persist and to intensify in the future. Our competitors include small firms offering specific promotion fulfillment applications, divisions of larger entities and large independent firms, such as Young America

Corporation and Continental Promotions Group. A number of competitors have or may develop greater capabilities and resources than us. Similarly, additional competitors with greater resources than us may enter the online rebate and fulfillment industry. Our performance and growth could be negatively affected if our existing or potential rebate e-partners decide to perform their own rebate operations that are currently outsourced or use another provider. In addition, competitive pressures from current or future competitors could cause our services to lose market acceptance or result in significant price erosion. This could result in a material adverse effect upon our business.

     The market for our Internet tutorial, e-commerce, content conversion services and corporate training is also intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Our competitors vary in size and in the scope and breadth of the products and services offered. We primarily encounter competition with respect to different aspects of our business from tutorial, corporate training, content conversion services and e-commerce from companies such as Learn2.com, Inc. and eHow, Inc., as well as from Internet portals, search engines and specific interest sites offered by companies such as Ask Jeeves, Inc., Yahoo! Inc., Snap! LLC, Martha Stewart Living Omnimedia, LLC, About.com, Inc., iVillage, Inc. and VerticalNet, Inc. In addition, we experience competition from numerous sites doing e-commerce, such as Amazon.com, Inc., BuyItNow.com, L.L.C. and Xoom.com, Inc. Moreover, because there are low barriers to entry in our markets, we expect additional competition from other established and emerging companies, as the markets continue to develop and expand.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, production and other resources. In addition, some have significantly greater name recognition and a larger existing base of customers, and many have well-established relationships with our current and potential e-partners and have extensive knowledge of our industry. Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. In the event a larger company acquires one or more of our competitors, we would face increased competition.

WE MAY NEED TO CONTINUE TO MAKE ACQUISITIONS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET. OUR BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF ANY OF THESE FUTURE ACQUISITIONS.

     In order to obtain content, complementary technologies or other resources, or to otherwise remain competitive, we may find it necessary to acquire additional businesses, products, technologies, expertise or other resources. We may not be able to identify suitable acquisition candidates. Even if we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies, expertise or other resources into our existing business and operations. Further, completing a potential acquisition and integrating the acquired businesses or resources will cause significant diversions of management time and resources. In addition to the acquisitions we have completed to date, if we consummate one or more additional significant acquisitions in which the consideration consists of stock or other equity securities, your ownership could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration includes cash, we could have to use a substantial portion of our available cash, including proceeds from our initial public offering, to consummate these acquisitions. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with past and future acquisitions, which would adversely affect our results of operations.

WE FACE POTENTIAL CONFLICTS OF INTERESTS RELATING TO CITADEL.

     Because of our relationship with Citadel, which owns a substantial portion of our common stock, and our interlocking directors, officers and stockholders, we are likely to face potential conflicts of interest relating to Citadel.

     Executives, employees and consultants associated with Citadel assisted in the development of our business model. Steven B. Solomon is the Chief Executive Officer and President of Citadel as well as founder, Chairman and Chief Executive Officer of How2.com. In addition, Kenneth R. Johnsen, our President and Chief Operating Officer, Lawrence Lacerte, Victor K. Kiam II, Mark Rogers, Chris A. Economou and Edward A. Pierce serve as directors of both Citadel and our company. Prior to or upon completion of our initial public offering, Messrs. Johnsen, Kiam, Rogers and Economou intend to resign from the Citadel board of directors.

     Certain of our executive officers, key employees and directors also beneficially own, or hold options or warrants to purchase, approximately 33.0% of the outstanding common stock of Citadel as of September 30, 1999. Steven B. Solomon owned approximately 13.0% of Citadel's common stock as of September 30, 1999. Upon the consummation of our initial public offering, Citadel will own
directly approximately   % of our common stock. Accordingly, conflicts of
interest may arise from time to time between us and Citadel, particularly with respect to the pursuit of overlapping business opportunities. We have not adopted any formal plan or arrangement to address these potential conflicts of interest and intend to review related-party transactions with Citadel on a case-by-case basis.

     Because we have interlocking directors and officers with Citadel, there may be inherent conflicts of interest when these directors and officers make decisions related to transactions between us and Citadel. Directors may be required to abstain from voting with respect to matters involving both Citadel and our company. We may lose valuable management input from these directors and officers who have conflicts.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR ONLINE MARKETPLACE OR FOR PRODUCTS AND SERVICES OFFERED THROUGH OUR ONLINE MARKETPLACE.

     We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our online marketplace. These types of claims have been brought, sometimes successfully, against online services, as well as print publications, in the past. We could also be subjected to claims based upon the content that is accessible from our online marketplace through links to other web sites or through content and materials that members may post in our chat rooms or on our bulletin boards. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims. In addition to monetary damages, any such claims could harm our reputation and public image, causing serious harm to our business.

     In addition, consumers may sue us if any of the products or services that we or our e-partners sell online are defective, fail to perform properly or injure the user. To date, we have had limited experience in the sale of products online. We plan to develop relationships with our e-partners to offer a range of products targeted specifically at the interests of our e-seekers, as demonstrated by their viewing of related tutorials. This strategy involves numerous risks and uncertainties. Any errors, defects or other performance problems could result in financial or other damage to our e-seekers. A product liability or other claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any of these claims, whether or not successful, could seriously damage our reputation and our business.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR CONTENT AND TECHNOLOGY.

     We depend on our ability to develop and maintain the proprietary aspects of our content and technology. To protect our proprietary content and technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws.

     We seek to avoid disclosure of our trade secrets through a number of means including, but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements and restricting access to our source codes. We seek to protect our content, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to our services will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

     Although we have filed a provisional patent application with respect to our proprietary online rebate systems and processes, we have not conducted searches regarding the patentability of our application. We have no patents, and may not receive a patent related to our proprietary online rebate applications. If we receive a patent related to our proprietary rebate application, we may be unable to claim the filing date of, and priority from our existing provisional patent application. Our future patents, if any, may be successfully challenged, rendering them invalid or unenforceable, or may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims. Additionally, other parties may have equal rights to any patents issued to us, through claims of inventorship or otherwise, and, if so, would be able to use the patented technology or license it to others without our consent. The validity and enforceability of our future patents, if any, may also be affected by future legislative actions or judicial decisions, especially to the extent such future patents may be deemed "method of doing business" patents.

     Although we have filed trademark applications with respect to various trademarks that we are using in connection with our business, we have not conducted extensive searches regarding the availability of those trademarks. We have received no trademark registrations, and may not receive any trademarks from our filed trademark applications. Our trademarks may be successfully challenged or may not provide us with any competitive advantages. None of our trademarks may be registrable and other parties may have priority of use of such trademarks or variants thereof.

     We obtain our content from a number of sources for our tutorials. Our efforts in securing rights to all of our content may be insufficient and, as a result, we may be subject to claims of copyright infringement.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our content and other intellectual property or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our content or other intellectual property exists, content piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as much as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our content or other intellectual property.

     There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future content, products or services infringe upon their intellectual property. We expect that developers and providers of e-commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in implementation of our services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, which could seriously harm our business.

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

WE ARE DEPENDENT ON OUR DOMAIN NAMES, AND WE COULD SUFFER LOSSES IF OUR DOMAIN NAMES ARE NOT PROTECTED.

     We currently own and control the Internet domain names "www.how2.com" and "www.how2hq.com" as well as various other related names. Domain names generally are regulated by international Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "www.how2.com" and "www.how2hq.com" domain names in all of the countries in which we conduct business.

     The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring or using domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THE SYSTEMS WE OR OUR E-PARTNERS USE ARE NOT YEAR 2000 COMPLIANT.

     The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are or will be Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating e-partners also are heavily dependent on information technology systems and on their own third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could materially affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

     We cannot guarantee that any of our e-partners or other Internet vendors will be Year 2000 compliant in a timely manner, or that there will not be compatibility problems among information technology systems. We also cannot guarantee that e-seekers and e-partners will be able to use our online marketplace without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, our costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience disruptions as a result of the Year 2000 problem, our business could be materially adversely affected.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS.

     If we cannot expand our systems to cope with increased demand, or our technology systems fail to perform, we could experience:

     - unanticipated disruptions in service;

     - slower response times;

     - decreased e-partner service and satisfaction;

     - decreased e-seeker service and satisfaction; or

     - delays in the introduction of new products and services.

     Any of these factors could impair our reputation, damage the How2.com brand and materially and adversely affect our business.

     We use internally developed and third party systems to operate our online marketplace, including transaction processing and order management systems designed to be scalable. We do not know whether we will be able to accurately project the rate or timing of any increases to allow us to upgrade our systems and infrastructure in a timely manner to accommodate these increases. In addition, e-seekers will depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to our online marketplace. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause e-seekers to perceive our service as not functioning properly and, therefore, cause them to use other online services.

     Our ability to facilitate transactions successfully and provide high quality e-seeker service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our online marketplace may experience periodic system interruptions from time to time. Our systems and operations are also vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we plan to establish redundant servers and a mirror site to provide limited service during system disruptions, we do not have fully redundant systems, a formal disaster recovery plan, alternative providers of hosting services or a mirror site. Any system failure that causes an interruption in service or decreases the responsiveness of our online marketplace could impair our reputation, damage our brand name and materially adversely affect our business.

     Our business is highly dependent on our computer and telephone equipment and software systems. While we maintain backup systems, the temporary or permanent loss of any of these equipment or systems, through casualty loss due to events such as fire, flood, earthquake or tornado, or operating malfunction, could seriously harm our business. While we have property and business interruption insurance, our insurance may not adequately compensate us for all losses.

RISKS RELATED TO THE INTERNET AND REBATE INDUSTRIES

ABANDONED PROPERTY LAWS MAY REQUIRE US TO SURRENDER UNCLAIMED REBATE PAYMENTS TO A STATE.

     The unclaimed property and escheat laws of each state provide that under circumstances defined in the state's statutes, holders of unclaimed or abandoned property, possibly including rebate checks that consumers do not cash, also called "slippage", must surrender that property to the state. As a result, any state into which we send rebate checks could assert that it is entitled to unclaimed rebate checks that we have issued to consumers in that state. In 1999, we recognized slippage of approximately ten percent of the face amount of checks issued to consumers. If one or more states into which we send a significant number of rebate checks sought to collect these rebate checks under their escheat laws, our business could be materially adversely affected.

WE DEPEND ON INCREASING USE OF THE INTERNET AND ON THE GROWTH OF E-COMMERCE. IF THE USE OF THE INTERNET AND E-COMMERCE DO NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Our services depend on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not develop at projected rates and a sufficiently broad base of e-seekers may not adopt the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

     Our business would be materially adversely affected if:

     - use of the Internet does not continue to increase or increases, more slowly than expected; or

     - the Internet does not create a viable commercial marketplace, inhibiting the development of e-commerce and reducing the demand for our products and services.

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

     The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including:

     - potentially inadequate development of the necessary communication and computer network technology, particularly if rapid growth of the Internet continues;

     - delayed development of enabling technologies and performance improvements;

     - delays in the development or adoption of new standards and protocols;

     - increased governmental regulation; and

     - concerns about security and confidentiality.

INCREASED GOVERNMENT REGULATION COULD LIMIT THE MARKET FOR, OR IMPOSE SALES AND OTHER TAXES ON THE SALE OF, OUR PRODUCTS AND SERVICES OR ON PRODUCTS AND SERVICES PURCHASED THROUGH OUR ONLINE MARKETPLACE.

     As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communication and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

     We do not collect sales or other similar taxes for goods and services purchased through our online marketplace. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate e-commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of goods and services through our online marketplace could seriously harm our business.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

     The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in our online marketplace. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect e-seeker transaction data.

     We will incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies limits may not be adequate to reimburse us for all losses caused by security breaches. We cannot guarantee that our security measures will prevent any potential security breaches.

     We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, our online marketplace as a means of conducting commercial transactions. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our e-seekers, e-partners or suppliers, which could disrupt our online marketplace or make it inaccessible to e-seekers, e-partners or suppliers.

WE ARE HEAVILY DEPENDENT ON TELEPHONE, POSTAL AND DELIVERY SERVICES.

     We materially rely on services provided by various local and long distance telephone companies in connection with our rebate and related services. A significant increase in the cost of telephone services that we cannot recover through an increase in the pricing of our rebate and related services, or any significant interruption in telephone services, could have a material adverse effect on our business.

     Our business is also materially dependent on the United States Postal Service and, to a lesser degree, on private delivery companies. Postal and delivery service rate increases affect the cost of our mailings and shipments to consumers. Any increase in postal and other delivery service rates, including the elimination of existing discounts, could have a material adverse effect on our business.

RISKS RELATING TO OUR INITIAL PUBLIC OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION REGARDING THE USE OF THE NET PROCEEDS FROM OUR INITIAL PUBLIC OFFERING.

     Our management will retain broad discretion as to the allocation of the net proceeds from our initial public offering, and investors will be relying on the judgment of our management regarding the application of these proceeds as described in "Use of Proceeds". Presently, anticipated uses include funding sales and marketing expenses to build our brand and general corporate purposes, including working capital, research and development, content development and acquisition and potential strategic alliances or acquisitions. We have not yet determined the amount of the net proceeds to be used specifically for each of the foregoing purposes.

OUR STOCK PRICE IS LIKELY TO BE VERY VOLATILE.

     Prior to our initial public offering, you could not buy or sell our common stock publicly. Although our initial public offering price was determined based on several factors, the market price after the offering may vary significantly from the initial offering price. The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

     - quarterly variations in our operating results;

     - operating results that vary from the expectations of securities analysts and investors;

     - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     - mix of revenue streams with varying gross margin percentages;

     - changes in market valuations of other Internet or online service companies;

     - announcements by us or our competitors of technological innovations or new services;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - changes in the status of our intellectual property rights;

     - termination of strategic relationships with technology providers, Staples or another major e-partner;

     - announcements by third parties of significant claims or proceedings against us;

     - additions or departures of key personnel;

     - future sales of our common stock or other securities;

     - stock market price and volume fluctuations; and

     - average face amount of rebates processed.

     Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock.

     The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently increase to levels that bear no relationship to the operating performance of these companies. Those market prices generally are not sustainable and are subject to wide variations. If our common stock trades at levels significantly above our initial public offering price, our common stock likely will experience a material decline.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of their securities. In the future, we may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     Our initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. As a
result, you will experience immediate and substantial dilution of $          in
the net tangible book value per share of our common stock from our initial public offering price. In the past, we issued options and warrants to acquire common stock at prices significantly below our initial public offering price. In addition, we plan to reserve 6,200,000 shares available for future grants under our stock incentive plans. If and when the holders exercise these options and warrants, you will experience further dilution.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Some provisions of our Amended and Restated Certificate of Incorporation, as well as some provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include the ability to issue blank check preferred stock on terms and at a price determined by our board, a staggered board of directors, advance notice requirements for board nominations or other actions to be taken by our stockholders at annual meetings and restrictions on the ability of our stockholders to remove directors, fill vacancies on our board or increase the size of our board. In addition, we are subject to statutory provisions of Delaware law that restrict the ability of large stockholders to effect transactions with us. These provisions may discourage possible acquirers from attempting to acquire us.

OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL US AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS.

     Upon completion of our initial public offering, our executive officers, directors and principal stockholders, including Citadel, will beneficially own,
in the aggregate, approximately      % of our outstanding common stock. Citadel
owns 20,000,000 shares of our common stock, or approximately      % of our
outstanding common stock after our initial public offering. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions that could have the effect of delaying or preventing a third party from acquiring control over us.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE.

     We have never declared or paid a cash dividend on our common stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE AFTER OUR INITIAL PUBLIC OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market after our initial public offering could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. Given the likely volatility that will exist for our common stock, significant sales could cause the market price of the common stock to decline.

     Upon completion of our initial public offering, we will have shares of common stock outstanding, and we will have reserved an additional 18,044,750 shares of common stock for issuance pursuant to the exercise of outstanding options and warrants, of which warrants to purchase 800,000 shares become exercisable subject to earnout provisions related to our acquisition of Forward.

     In addition, we have agreed to issue additional shares in connection with the acquisitions of Forward and BPG in the event our common stock does not trade at more than $2.50 and $10.00 per share, respectively, at some point during the 30 days after our initial public offering.

     All of the shares sold in our initial public offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our "affiliates", as that term is defined in Rule 144 under the Securities Act. The remaining 43,625,788 shares of outstanding common stock are "restricted shares", as defined in Rule 144, subject to restrictions on the timing, manner and volume of sales of those shares.

     We, our directors and executive officers and stockholders, including Citadel, have each agreed, subject to certain exceptions, not to directly or indirectly sell, offer to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of The Robinson-Humphrey Company, LLC. Subject to the foregoing, approximately 180 days after the completion of our initial public offering, we intend to file a registration statement covering the resale of up to 15,924,468 shares of common stock outstanding as of September 30, 1999. Upon effectiveness of registration, shares may be freely sold without restriction under the Securities Act. We also intend to file a registration statement on Form S-8 covering 15,744,750 shares reserved for issuance under stock options granted to our management, directors and consultants as of September 30, 1999, and the 6,200,000 shares we plan to reserve for issuance under our 1999 Stock Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan, in each case approximately 30 days after the closing of our initial public offering. That Form S-8 registration statement will become effective immediately upon filing.

     In addition, the 20,000,000 shares of our common stock held by Citadel, including 3,000,000 shares that Citadel intends to distribute to its shareholders as a spin-off dividend to be initiated approximately 180 days after completion of our initial public offering, will become available for sale after completion of our initial public offering subject to the restrictions of Rule 144 and the expiration of the 180 day lock-up agreement between Citadel and our underwriters.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the      shares of common stock
offered hereby are approximately $     million, assuming an initial public
offering price of $     per share, after deducting estimated offering expenses
of $          and underwriting discounts and commissions payable by us. If the underwriters' over-allotment option is exercised in full, the net proceeds to us
will include an additional $     million.

     We intend to use the net proceeds from this offering for sales and marketing expenses to promote our brand and for general corporate purposes, including working capital, research and development, development and acquisition of content and potential strategic alliances and acquisitions. We are not currently a party to any contracts or letters of intent with respect to any material business acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, management will have discretion over the use and investment of the net proceeds of the offering.

     Pending these uses, we intend to invest the net proceeds from our initial public offering in short-term, investment grade, interest-bearing securities. We reserve the right to increase or decrease the size of our initial public offering and the price per share of the shares offered.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. The pro forma information gives effect to the sale of shares of common stock in private placements for the period from July 1, 1999 to September 30, 1999 in addition to stock issued in connection with the acquisition of BPG and the exercise of stock options during that same period. The pro forma as adjusted information reflects the foregoing as well as the sale of the shares of common stock in our initial public offering, at an assumed initial public offering
price of $     per share, and the receipt of the net proceeds from the sale of common stock after deducting the estimated offering expenses and underwriting discounts and commissions payable by us. You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto.

                                                                  AS OF JUNE 30, 1999
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
Long-term debt and capital lease obligations, net of
  current maturities..................................  $   155,390   $   155,390   $   155,390
Preferred stock, $0.01 par value; 1,000,000 shares
  authorized; no shares issued or outstanding.........           --            --
Common stock, $0.01 par value; 120,000,000 shares
  authorized; 40,056,988 shares issued and outstanding
  (actual); 43,625,788 shares issued and outstanding
  (pro forma);      shares issued and outstanding (pro
  forma as adjusted)..................................      400,570       436,258
Additional paid-in capital............................   26,712,615    40,908,927
Accumulated other comprehensive income................          946           946           946
Accumulated deficit...................................   (2,159,024)   (2,159,024)   (2,159,024)
Notes receivable from officers and affiliates.........     (124,250)     (124,250)     (124,250)
Deferred compensation.................................   (6,707,864)   (6,707,864)   (6,707,864)
                                                        -----------   -----------   -----------
          Total stockholders' equity..................   18,122,993    32,354,993
                                                        -----------   -----------   -----------
Total capitalization..................................  $18,278,383   $32,510,383   $
                                                        ===========   ===========   ===========

                                    DILUTION

     The pro forma net tangible book value of our common stock as of June 30, 1999 was $3.6 million or approximately $0.09 per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by 40,056,988 shares of common stock outstanding.

     Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in our initial public offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of our initial
public offering. After giving effect to the sale by us of      shares of common
stock in our initial public offering at an assumed initial offering price of
$     per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds, our pro forma net tangible book value as of June 30, 1999, would
have been $     million, or $     per share. This represents an immediate
increase in net tangible book value of $     per share to existing stockholders
and an immediate dilution in net tangible book value of $     per share to
purchasers of common stock in our initial public offering, as illustrated in the following table:

Assumed initial public offering price per share.............   $  --
Pro forma net tangible book value per share as of June 30,
  1999......................................................   $0.09
Increase per share attributable to new investors............      --
Pro forma net tangible book value per share after our
  initial public offering...................................      --
Net tangible book value dilution per share to new
  investors.................................................   $  --

     The following table sets forth, on a pro forma basis, as of June 30, 1999, the number of shares of common stock purchased from How2.com, the total consideration paid or to be paid and the average price per share paid or to be paid by existing stockholders and by new investors at an assumed initial
offering price of $     per share, before deducting the estimated offering
expenses and underwriting discounts and commissions payable by How2.com:

                                        SHARES PURCHASED    TOTAL CONSIDERATION     AVERAGE
                                        -----------------   --------------------     PRICE
                                        NUMBER    PERCENT    AMOUNT     PERCENT    PER SHARE
                                        -------   -------   ---------   --------   ---------
Existing stockholders.................                 %                     %
New stockholders......................
                                                    100%                  100%
                                                    ===                   ===

     As of September 30, 1999, there were options outstanding to purchase a total of 16,244,750 shares of common stock at a weighted average exercise price of $1.27 per share. In addition, as of September 30, 1999, there were outstanding warrants to purchase a total of 1,000,000 shares of common stock at a weighted average exercise price of $1.08 per share, and warrants to purchase a total of 800,000 shares of common stock at an exercise price of $2.50 per share which become exercisable subject to earnout provisions. After September 30, 1999, we authorized 6,200,000 shares for issuance under our 1999 Stock Incentive Plan and our 1999 Non-Employee Directors' Stock Option Plan. In addition, we may be required to issue additional shares in connection with the acquisitions of Forward and BPG in the event our common stock does not trade at or above $2.50 and $10.00 per share, respectively, at some point during the 30 days after our initial public offering. To the extent outstanding options or warrants are exercised, or shares issuable upon earnouts or price guarantees related to acquisitions are required to be released or issued, there will be further dilution to new investors. See Note 12 of Notes to Financial Statements.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating data for How2.com (the "Company") as of June 30, 1999 and for the period from January 7, 1999 (inception) to June 30, 1999, and for its Predecessor, Forward Communications, Inc., FCI Services, Inc. and Forward Freight, Inc. (collectively "Forward" or the "Predecessor"), as of December 31, 1997 and 1998 and May 20, 1999 and for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through May 20, 1999. The financial data for all periods were derived from audited financial statements. The data set forth below in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company.

                                                                    PREDECESSOR                              HOW2.COM
                                             ----------------------------------------------------------   ---------------
                                                                                                          JANUARY 7, 1999
                                                YEAR ENDED          YEAR ENDED       JANUARY 1, 1999 TO   (INCEPTION) TO
                                             DECEMBER 31, 1997   DECEMBER 31, 1998      MAY 20, 1999       JUNE 30, 1999
                                             -----------------   -----------------   ------------------   ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues...............................     $2,171,978          $3,227,914          $ 2,234,473         $   567,354
Revenues from acquired contracts(1)........             --                  --                   --             305,199
                                                ----------          ----------          -----------         -----------
Total revenues.............................      2,171,978           3,227,914            2,234,473             872,553
Cost of revenues...........................        935,501             645,020              353,151             121,938
Cost of revenues from acquired contracts...             --                  --                   --             217,913
                                                ----------          ----------          -----------         -----------
        Gross profit.......................      1,236,477           2,582,894            1,881,322             532,702
Operating expenses:
  Selling, general and administrative(2)...      1,148,223           2,733,635            4,096,429           1,787,007
  Stock-based compensation.................             --                  --                   --             417,666
  Depreciation and amortization............         99,139             104,589               24,166             533,531
                                                ----------          ----------          -----------         -----------
        Total operating expense............      1,247,362           2,838,224            4,120,595           2,738,204
                                                ----------          ----------          -----------         -----------
        Loss from operations...............        (10,885)           (255,330)          (2,239,273)         (2,205,502)
Other income (expense):
  Interest income..........................         23,596              33,714               27,234              49,639
  Interest expense.........................         (6,998)             (5,258)             (12,433)             (3,161)
  Miscellaneous income (expense)...........         16,258               9,670              (91,384)                 --
                                                ----------          ----------          -----------         -----------
        Total other income (expense).......         32,856              38,126              (76,583)             46,478
                                                ----------          ----------          -----------         -----------
Income (loss) before income taxes..........         21,971            (217,204)          (2,315,856)         (2,159,024)
  Tax (benefit) provision..................         62,618             (25,518)             (40,695)                 --
                                                ----------          ----------          -----------         -----------
        Net loss...........................     $  (40,647)         $ (191,686)         $(2,275,161)        $(2,159,024)
                                                ==========          ==========          ===========         ===========
Basic and diluted net loss per share(3)....                                                                 $     (0.07)
                                                                                                            ===========
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share...............                                                                  32,842,533
                                                                                                            ===========
SUPPLEMENTAL OPERATING DATA:
Gross revenues(4)..........................     $2,978,121          $14,099,822         $15,535,495         $ 3,259,888
Number of rebates processed................         35,625             341,363              444,310              79,755

                                              PREDECESSOR                                   HOW2.COM
                                 --------------------------------------   ---------------------------------------------
                                      DECEMBER 31,
                                 -----------------------                                                   PRO FORMA
                                    1997         1998      MAY 20, 1999   JUNE 30, 1999   PRO FORMA(5)   AS ADJUSTED(6)
                                 ----------   ----------   ------------   -------------   ------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents......  $  395,468   $  329,280   $     1,854     $ 5,532,629    $17,514,629
Working capital (deficit)......     632,208      149,832    (2,080,087)      3,853,523     15,835,523
Total assets...................   1,516,343    5,445,728     4,567,593      27,090,336     39,072,336
Long-term debt and capital
  lease obligations, net of
  current maturities...........      24,377      198,840       151,657         155,390        155,390
Total stockholders' equity
  (deficit)....................  $  909,095   $  636,555   $(1,629,453)    $18,122,993    $32,354,993

---------------

(1) Represents revenues from contractual obligations in place at the time of our acquisition of 2-Lane Media, Inc.

(2) Includes executive compensation expense representing bonuses paid during the periods presented. Bonus expense represents amounts paid to the owners of the predecessor under S corporation status and is non-recurring in nature. The expense totaled $425,000, $1,331,000 and $2,817,000 for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to May 20, 1999, respectively.

(3) Loss per share has not been included for the predecessor as the per share amount would not be meaningful.

(4) Includes the face amount of the checks issued to customers for rebates processed totalling approximately $806,000, $10,872,000, $13,301,000 and $2,693,000 for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to May 20, 1999 and the period from January 7, 1999 to June 30, 1999, respectively. Gross revenues do not include revenues from acquired contracts in the 2-Lane Media, Inc. transaction.

(5) The pro forma data gives effect to the sale of shares in private placements for the period from July 1, 1999 to September 30, 1999, in addition to stock issued in connection with the acquisition of BPG and the exercise of stock options during that same period.

(6) The pro forma as adjusted data gives effect to the sale of shares in private placements for the period from July 1, 1999 to the date of this prospectus, in addition to the sale of the shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $ per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Company's financial statements and the notes thereto and other financial information included elsewhere in this prospectus.

OVERVIEW

     The Company was formed for the purpose of developing an online digital marketplace at which our e-partners which include manufacturers, retailers, service organizations, content providers and e-seekers can come together to satisfy interdependent market needs. The Company offers our e-partners, the opportunity to selectively associate their company with tutorials, editorials or current events appearing on our online marketplace in order to reach a highly targeted audience in a non-threatening environment. We also offer e-seekers entertaining and relevant tutorial information in a how2 format combined with e-commerce opportunities. The Company's online marketplace consists of everyday topics divided into four initial channels: How2Home, How2Play, How2Work and How2Shop&Save. These channels provide a comprehensive source of how2 information, community interaction, e-commerce opportunities and post-sale customer care services. In addition, our How2Shop&Save channel provides e-seekers with the opportunity to process rebates online through our Rebate Headquarters.

     The Company has completed several acquisitions since its inception. On March 17, 1999, the Company acquired 2-Lane Media, Inc. ("2-Lane"), an award-winning interactive/multimedia communications firm. The principal asset acquired in this transaction was the technical expertise of the 2-Lane personnel, who, prior to the acquisition, offered web site and e-commerce design services for a diverse client roster. On May 20, 1999, the Company completed its acquisition of FCI Services, Inc., Forward Communications, Inc. and Forward Freight, Inc. (collectively, "Forward"), a product rebate and promotional fulfillment operation that offered its clients solutions for designing, implementing and fulfilling merchandise and consumer rebate programs. In addition to processing rebates, Forward handled fulfillment assignments for e-commerce, high technology and other companies. Forward is referred to herein as the "Predecessor" for periods prior to the date of acquisition.

     The Company's revenues currently consist primarily of rebate processing fees, design and production related to rebate tear pads, freight on promotional fulfillment jobs and shipping of rebate tear pads and in 1997 and 1998, included revenue generated from the production of videos. The Company has entered into contractual agreements with rebate e-partners to process rebates, as well as provide payment of the face amount of the rebates to consumers. In turn, the Company bills its e-partners and recognizes revenues for the processing fee associated with the rebates. In addition, the Company typically retains funds underlying any rebate checks that are not cashed. These uncashed checks are referred to as "slippage" in the rebate industry. The estimated amount of slippage is included in net revenue in our financial statements. We anticipate that these revenues will continue to constitute a significant portion of our revenues for the foreseeable future. It is possible that the states into which we send rebate checks could successfully claim the funds underlying the checks that are not cashed under their escheat laws. See "Risk Factors --. Abandoned property laws may require us to surrender unclaimed rebate payments to a state." The seasonality of the Company's revenues depends on the timing of clients' rebate programs, as well as the type of product offered and the amount of the rebates.

     We anticipate that revenues from our non-rebate related online services will represent an increasingly significant portion of our revenue. These services include shared revenues from products sold through our online marketplace, revenues from sponsorships, content conversion and data mining services.

     Cost of revenues of the Company primarily represent expenses related to printing, fulfillment and shipping services associated with rebates and promotional fulfillment and in 1997 and 1998 includes cost of revenues generated from the production of videos. In addition, the Company's operating expenses consist of selling, general and administrative ("SG&A") expense, and depreciation and amortization expense. SG&A expenses consist primarily of salaries and related expenses of management, occupancy fees, professional fees and general corporate and administrative expenses. Depreciation and amortization expense includes depreciation of furniture and equipment, and information systems hardware and software over periods ranging from three to five years. Amortization expense includes the amortization of goodwill and other identifiable intangible assets relating to the Company's acquisitions incurred during the period from January 7, 1999 to June 30, 1999.

     Since its inception, the Company has incurred net losses and an accumulated deficit of approximately $2.2 million. The net losses and accumulated deficit resulted from our lack of substantial revenues in our start-up phase, the costs of the significant infrastructure and other costs incurred for the development and initial rollout of our online marketplace. The Company believes that its future success will depend on (i) strengthening brand recognition and consumer awareness, (ii) building strategic relationships with e-partners and content providers and (iii) providing our e-seekers with high quality content along with unique features and tools. Accordingly, the Company intends to invest heavily in sales and marketing, site development and technology and operating infrastructure development. As a result, the Company expects to incur net losses for at least the next 24 months.

RESULTS OF OPERATIONS -- THE COMPANY

  January 7, 1999 (Inception) to June 30, 1999

     Net Revenues and Revenues from Acquired Contracts. Since its inception on January 7, 1999 to June 30, 1999, the Company has recognized net revenues of approximately $567,000. The gross rebate face amount for rebates processed from January 7, 1999, to June 30, 1999 was approximately $2,693,000. Slippage of $269,000, or approximately 10% of the gross face amount of the rebates, is included in the Company's net revenues for the period from January 7, 1999 to June 30, 1999. During this period, the Company processed approximately 80,000 rebates and recognized approximately $100,000 in processing fees. For the period from January 7, 1999 to June 30, 1999, the Company also recognized revenue of approximately $305,000 relating to revenues received from contracts acquired in the acquisition of 2-Lane on March 17, 1999. The employees retained after the 2-Lane acquisition currently commit a small portion of their time to completing these pre-acquisition projects.

     Cost of Revenues and Cost of Revenues from Acquired Contracts. During the period from January 7, 1999 to June 30, 1999, the Company recognized cost of revenues of approximately $122,000, resulting in a gross profit margin of approximately 78.5% excluding the gross profit from acquired contracts for the period from January 7, 1999 to June 30, 1999. Cost of revenues from contracts acquired totaled approximately $218,000 for the period from January 7, 1999 to June 30, 1999. These costs primarily represented salary and contract labor expenses paid to those employees involved in the completion of these contracts.

     Operating Expenses. For the period from January 7, 1999 to June 30, 1999, total operating expenses were $2,738,000, representing approximately 313.8% of revenues. SG&A expenses for the period from January 7, 1999 to June 30, 1999, totaled approximately $1,787,000 and represented approximately 204.8% of revenues. The Company expects general and administrative expenses to increase as we expand our management team and staff and incur additional costs relating to the growth and development of our business. In addition, as the Company continues to vamp its business operations, we expect to incur significant costs related to sales and marketing. During the period from January 7, 1999 to June 30, 1999, the Company did not incur significant sales and marketing expenditures. However, the Company began incurring significant sales and marketing costs in September 1999 and expects to continue to incur significant costs in this area.

     For the period from January 7, 1999 to June 30, 1999, the Company recorded deferred compensation expense associated with options granted to employees with an exercise price below the fair market value of the underlying common stock on the date of grant. The amortization of stock-based compensation over the vesting period of the options totaled $276,000. In addition, the Company issued 40,000 shares of common stock valued at $50,000 to two employees as a signing bonus and 139,097 shares of common stock valued at $91,000 to consultants.

     At June 30, 1999, the Company's assets included net goodwill of $11,051,000 and net intangibles of $3,481,000. For the period from January 7, 1999 to June 30, 1999, the Company recognized depreciation expense of $72,000 and amortization expense of $462,000 related primarily to the acquisitions of Forward and 2-Lane. The Company anticipates that depreciation and amortization expense will increase as the Company continues to expand its operations through acquisitions.

     Other Income (Expense). The Company recorded interest income of approximately $50,000 for the period from January 7, 1999 to June 30, 1999 earned primarily on cash received from private equity offerings. Interest expense of approximately $3,200 resulted primarily from a note payable assumed in the acquisition of Forward. We pay interest on the note at an interest rate of 8.0% per annum.

     Tax (Benefit) Provision. No provision for income taxes has been recorded as we have incurred net operating losses from our inception on January 7, 1999 to June 30, 1999, and we expect to incur net operating losses through the remainder of 1999. These losses will be available to offset future taxable income, if any. We have recorded a valuation reserve for all of our net deferred tax benefit for the period ended June 30, 1999 due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset.

RESULTS OF OPERATIONS -- PREDECESSOR

  Period from January 1, 1999 to May 20, 1999 and Year Ended December 31, 1998

     Net Revenues. Net revenues for the Predecessor were $3,228,000 for the year ended December 31, 1998 and $2,234,000 for the period from January 1, 1999 to May 20, 1999. The average monthly revenues increased approximately $178,000, or 66.1%, from $269,000 for the year ended December 31, 1998 to $447,000 for the period from January 1, 1999 to May 20, 1999. This increase primarily reflected an increase in revenues associated with additional rebates processed due to a significant growth of Predecessor's customer base. During the year ended December 31, 1998, Predecessor processed approximately 341,000 rebates, as compared to 444,000 rebates processed during the period from January 1, 1999 to May 20, 1999. The gross face amount of all rebates and average face amount per rebate totaled $10,872,000 and $32, respectively, and $13,301,000 and $30, respectively, for the year ended December 31, 1998 and for the period from January 1, 1999 to May 20, 1999, respectively. Slippage recorded for the year ended December 31, 1998 and the period from January 1, 1999 to May 20, 1999 was $1,774,000 and $1,330,000, respectively.

     Cost of Revenues. Cost of revenues for the Predecessor was $645,000 for the year ended December 31, 1998 and $353,000 for the period from January 1, 1999 to May 20, 1999. Gross profit margin increased from 80.0% to 84.2% for the year ended December 31, 1998 and the period from January 1, 1999 to May 20, 1999, respectively. The increase in gross profit as a percentage of revenues was attributable to the increase in revenue related to rebate programs, as rebate revenues have higher margins than other revenue streams of Forward.

     Operating Expenses. Operating expenses were $2,838,000 for the year ended December 31, 1998 and $4,121,000 for the period from January 1, 1999 to May 20, 1999. As a percentage of revenues, operating expenses increased from 87.9% to 184.4% for the year ended December 31, 1998 and the period from January 1, 1999 to May 20, 1999, respectively. The dollar increase in operating expenses for the period ended May 20, 1999 was primarily a result of the executive bonus paid to the Predecessor's executive officers totalling $2,817,000 for the period ended May 20, 1999 as compared to $1,331,000 for the year ended December 31, 1998.

     Other Income (Expense). Total other expense increased to $77,000 for the period from January 1, 1999 to May 20, 1999 primarily due to losses recorded related to the sale of assets.

     Tax (Benefit) Provision. For the period from January 1, 1999 to May 20, 1999, of the Forward Companies elected to be taxed pursuant to Subchapter S of the Internal Revenue Code and, as a result, income tax benefits and liabilities passed through to its shareholders. The tax benefit of $41,000 principally represents recoveries for federal and state income taxes paid in the prior years when Forward Freight was taxed as a C Corporation. The tax benefit of 26,000 for the year ended December 31, 1998 represents taxes computed at the statutory rate on the separate loss of Forward Freight.

  Years Ended December 31, 1998 and 1997

     Net Revenues. Net revenues for the Predecessor increased approximately $1,056,000, or 48.6%, from $2,172,000 to $3,228,000 for the years ended December
31, 1997 and December 31, 1998, respectively. Included in the Predecessor's net revenues for the year ended December 31, 1997 is approximately $1,529,000 related to video production as compared to $524,000 for the year ended December 31, 1998. In 1997, the Predecessor's predominant revenue stream was generated from the production of videos. However, as the revenue streams from the rebate business began to develop, the Predecessor began to phase out of the video business. As a result, the decrease in revenues from the video production business was offset by an increase in revenues of $2,061,000 related to the growth of the rebate business.

     The gross face amount of rebates and average face amount totaled $806,000 and $23, respectively and $10,872,000 and $32, respectively for the years ended December 31, 1997 and 1998, respectively. In 1997, Forward processed approximately 35,600 rebates compared to 341,400 rebates in fiscal year 1998. In addition, included in net revenues is slippage of $161,000 and $1,774,000 for the years ended December 31, 1997 and December 31, 1998, respectively.

     Cost of Revenues. Cost of revenues decreased approximately $291,000, or 31.1%, from $936,000 to $645,000 for the years ended December 31, 1997 and December 31, 1998, respectively. The dollar decrease in cost of revenues related primarily to the decrease in graphic and promotional materials related to video production, as these costs decreased due to the lower revenue generated from these types of services. Gross profit margin increased from 56.9% to 80.0% for the year ended December 31, 1997 as compared to the year ended December 31, 1998. The increase in gross profit as a percentage of revenues was attributable to the increase in revenues related to rebate processing which have higher margins than warehousing and fulfillment services or promotional fees for graphic and video promotional materials.

     Operating Expenses. Operating expenses increased approximately $1,591,000, or 127.6%, from $1,247,000 to $2,838,000 for the year ended December 31, 1997 and December 31, 1998, respectively. As a percentage of net revenues, operating expenses increased from 57.4% to 87.9% for the year ended December 31, 1997 as compared to the year ended December 31, 1998. The dollar increase in operating expenses for the year ended December 31, 1998 was primarily a result of an increase in executive compensation relating to bonuses paid to the Predecessor's executives, in addition to an increase in payroll related expenses associated with additional employees hired to handle rebate processing. Depreciation expense increased slightly in fiscal year 1998 as a result of additional equipment acquired.

     Other Income (Expense). Other income (expense) increased approximately $5,000, or 15.2%, for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

     Tax (Benefit) Provisions. For the years ended December 31, 1997 and 1998, the Forward Companies, except for Forward Freight, elected to be taxed pursuant to Subchapter S of the Internal Revenue Code, and, as a result, income tax provision (benefit) passed through to its shareholders. The provision of $63,000 recorded for the year ended December 31, 1997 represents taxes computed at the statutory rate on the separate income of Forward Freight. The tax benefit of $26,000 for the year ended December 31, 1998 represents the benefit recorded on the taxable loss of Forward Freight.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented certain unaudited statements of operations data and, supplemental operating data for each of the two quarters in the period from January 7, 1999 to June 30, 1999. Such data has been derived from How2.com's unaudited consolidated financial statements which, in the opinion of How2.com's management, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our financial statements. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                  QUARTER ENDED
                                                              MARCH 31,    JUNE 30,
                                                                1999         1999
                                                              ---------   ----------
Net revenues................................................   $    --    $  567,354
Revenues from acquired contracts............................    50,000       255,199
                                                               -------    ----------
Total revenues..............................................    50,000       822,553
                                                               -------    ----------
Cost of revenue.............................................        --       121,938
Cost of revenues from acquired contracts....................    40,000       177,913
                                                               -------    ----------
  Gross profit..............................................    10,000       522,702
                                                               =======    ==========
  Gross profit margin.......................................      20.0%         63.6%
  Gross profit margin excluding acquired contracts..........        --          78.5%
SUPPLEMENTAL OPERATING DATA:
  Gross Revenues............................................        --     3,259,888
  Number of rebates processed...............................        --        79,755

     Revenues for the quarter ended March 31, 1999 include only the revenues from acquired contracts subsequent to the March 17, 1999 acquisition of 2-Lane. Revenues for the quarter ended June 30, 1999 include a full quarter of revenues from acquired contracts of 2-Lane in addition to net revenues related to rebate and related services subsequent to the May 20, 1999 acquisition of Forward.

LIQUIDITY AND CAPITAL RESOURCES

     Since the Company's inception the Company has funded its operations primarily through the private placement of its common stock. Through September 30, 1999, the Company has raised over $27 million through private equity offerings. We have had significant negative cash flows from operating activities quarterly period to date. Our principal uses of cash have been to fund working capital requirements, capital expenditures, business acquisitions and operating losses. The Company expects that its continued growth and development will require additional sales and marketing expenditures in addition to capital expenditures and direct operating costs and expenses. As a result, the Company expects to incur net losses and use cash in operating activities for at least the next 24 months. As of June 30, 1999, the Company had cash and cash equivalents of $5.5 million and working capital of $3,900,000.

     Operating activities used cash of approximately $766,000 from inception to June 30, 1999. Cash used in operating activities during this period was primarily to fund the net loss of $2,200,000. Included in the net loss are noncash charges for depreciation and amortization and stock-based compensation totaled approximately $533,500 and $418,000, respectively. Additionally, the growth in accounts receivable of approximately $829,000 since our inception was more than offset by the increase of approximately $1,313,000 in our various payables.

     Cash used in investing activities for the Company consists primarily of business acquisitions completed by the Company from inception to June 30, 1999, resulting in a net use of cash of approximately $8.1 million. In addition, the Company purchased certain computer software and equipment to support its operations of approximately $705,000 during this period.

     Cash flows from financing activities primarily represented proceeds received by the Company from the issuance of its common stock in private equity offerings. From inception through June 30, 1999 the Company has raised cash from these private offerings of approximately $15.6 million.

     The Company's opportunity to grow will depend on its ability to expand and improve its operations and the effectiveness of its sales and marketing efforts. The Company believes that the net proceeds from the common stock of the Company offered hereby, together with existing sources of liquidity, will be sufficient to fund its sales and marketing expenses, capital expenditures, working capital and other cash requirements for at least the next 12 months. If this offering is not consummated, we believe that we could support operating and capital outlays for at least the next 12 months with our current cash balances, proceeds from the private equity financings closed since June 30, 1999 and the sale and leaseback of property and equipment. It would be necessary for us to reduce our sales and marketing expenses from the level anticipated if the offering is not completed. On a long term basis, the Company may need to raise additional funds in order to take advantage of new business opportunities, to react to unforeseen difficulties or to otherwise respond to pressures resulting from our competitors.

     As of September 30, 1999, the Company has raised an additional $11,982,000 in capital for general corporate purposes through the issuance of 2,368,800 shares of common stock, with prices ranging from $2.50 to $8.00, in private equity offerings subsequent to June 30, 1999.

INFLATION

     The Company believes that inflation will not have a material effect on the Company's results of operations.

YEAR 2000 READINESS

     The Year 2000 issue is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Based on recent assessments, the Company determined that it will not be required to modify or replace significant portions of its software and hardware so that those systems will properly utilize dates beyond December 31, 1999, since the Company has recently purchased Year 2000 compliant applications. The Company is replacing components of older systems obtained through acquisitions with Year 2000 compatible Internet-centric applications and expects to complete the replacements before December 31, 1999. The Company presently believes that, with the new software purchased and replacement of software obtained through acquisitions, the Year 2000 issue can be mitigated. However, if such replacements are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The Company's plan to resolve the Year 2000 issue involves the following four phases: assessment, replacement, testing and implementation. To date, the Company has fully completed its assessment of all systems that could be significantly affected by the Year 2000. The completed assessment indicated that most of the Company's significant information technology systems would not be affected, as the applications are represented as Year 2000 compliant by the applicable vendor. In addition, the Company has gathered information about the Year 2000 compliance status of its significant suppliers and subcontractors and continues to monitor their compliance.

  Status of Progress in Becoming Year 2000 Compliant, Including Timetable for Completion of Each Remaining Phase

     For its information technology exposures that are currently related to custom programs written to support the Company's rebate operations at its Coppell location, the Company is approximately 30% complete on the replacement phase. The Company expects to complete software reprogramming and replacement for those applications no later than December 31, 1999. Once the software is reprogrammed or replaced for a system, the Company begins testing and implementation. The Company has not begun the testing and implementation of the replacement of this system. Completion of the testing phase for this system is expected by December 1, 1999, with the system expected to be fully tested and implemented by December 31, 1999.

  Nature and Level of Importance of Third Parties and their Exposure to the Year 2000

     The Company does not have any significant systems that interface directly with third-party vendors. The Company is in the process of querying its significant suppliers and subcontractors, or external agents, that do not share information systems with the Company. The Company is not aware of any external agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of ensuring that all external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. The effect of non-compliance by external agents is not currently determinable.

  Costs

     The Company will utilize both internal and external resources to replace, test and implement the software and operating equipment to achieve Year 2000 compliance. The Company does not expect the total cost of its Year 2000 compliance to be significant, as the Company's key business strategy requires the Company to build an Internet-centric rebate processing system and the replacement of the acquired systems has not been accelerated specifically for the Year 2000 issue. The total cost of the Company's Year 2000 compliance to date has not been significant.

  Risks

     The Company believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company does not complete any additional phases, the Company may be unable to process rebates, invoice customers or collect payments. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems product failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

  Contingency Plans

     The Company has contingency plans for its internally developed rebate application. These contingency plans involve, among other actions, manual workarounds and adjusting staffing strategies. The Company is currently working on contingency plans should it experience problems with its third-party software or hardware.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     All of our current contracts are denominated in United States dollars and we do not currently invest in derivative financial instruments. However, we invest our excess cash balances in money market accounts which are subject to market risk. We believe the effect on our financial position, results of operations and cash flows of any reasonably likely changes in interest rates would not be material.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It also provides guidance for accounting changes in the fair value of the derivative (i.e., gains and losses). SFAS 133 is effective for all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of SFAS 133 will have a material effect on its financial statements.

                                    BUSINESS

INDUSTRY OVERVIEW

  The Internet and electronic commerce are growing rapidly.

     The Internet has become an important alternative to traditional media, enabling millions of consumers to seek information, communicate with one another and execute commercial transactions electronically. According to International Data Corporation, the number of web users is expected to grow from approximately 100 million in 1998 to approximately 320 million by 2002. The Internet is distinct from traditional media in that it offers real-time access to dynamic and interactive content and instantaneous communication among users. These characteristics, combined with the fast growth in users of the Internet, have created a powerful, rapidly expanding direct marketing and sales channel. The Internet offers online merchants the ability to reach a vast audience and operate with lower costs and greater economies of scale, while offering consumers greater selections, lower prices and heightened convenience compared to conventional retailing. International Data Corporation estimates that annual worldwide commerce over the Internet will increase from approximately $32.0 billion in 1998 to approximately $425.0 billion by 2002.

  Internet users desire a more intelligent, value-added Internet experience.

     We believe that many consumers look to the Internet to improve their lives by saving them time and money. However, the rapid growth of information available on the Internet presents significant challenges for users seeking specific information and resources. While businesses continue to add vast amounts of information product offerings to the Internet, the quality of this content varies significantly. In addition, content is often found dispersed across a multitude of sites, causing the end user to visit a number of unaffiliated sites in order to access the comprehensive, high-quality content desired. While a number of approaches, including Internet portals, directories and search engines, enable users to find desired information and product offerings, these services often force consumers to "do it themselves" by conducting time consuming research to sort through the large amount of information and product offerings retrieved. We believe that consumers would prefer information services that "do it for them" by anticipating their search needs, aggregating relevant information and product offerings regarding these needs and presenting the results in an entertaining, usable and organized format.

  Internet users seek a sense of community.

     Many Internet users seek organized online communities where they can interact with individuals who share similar interests and where they can find information, products and services related to these interests. In response, many web sites now offer chat rooms, message boards, membership and customization, which address this desire for a sense of community. We believe these "communities" are also attractive to businesses with products or services related to the interests of the members of the communities because they provide these businesses with rich, targeted marketing opportunities.

  Internet users seek easy, turnkey Internet solutions.

     Many consumers look to the Internet to improve their lives by saving them time and money. As a result, Internet businesses such as eBay, which enables consumers to participate in online auctions directly from their home, or E*Trade, which enables consumers to buy and sell stock over their personal computer, or drkoop.com, which enables consumers to better manage their personal health, have become popular. In many other areas, consumers are forced to seek information related to their interests and online commerce opportunities related to these interest from multiple online sources. This defeats the purpose of utilizing the Internet by adding time and effort to consumer's research and procurement process.

  Businesses seek access to demographically and psychographically desirable Internet consumers.

     The Internet has allowed businesses to cost effectively access target consumers for delivery of goods and services. Certain web sites attract a specific type of consumer allowing businesses direct access to a pre-qualified audience. Sites that accurately obtain demographic as well as psychographic profiles are of particular appeal to businesses.

  Businesses seek to use the Internet to access consumers and other businesses.

     Businesses increasingly are capitalizing on their ability to interact online with other businesses. The Internet provides the opportunity for businesses to partner and pursue joint lead generation, to share revenue on transactions, to pursue joint promotions and marketing and to provide better overall customer service for the consumer. The potential benefits from such partnerships include reduced marketing costs, better brand exposure, new prospective customers and better service to their customers.

  Businesses and consumers are frustrated with the rebate process.

     We believe that manufacturers and retailers are frustrated by the rebate process because it often leads to customer complaints and, as a result, the degradation of their brand. While manufacturers spend significant amounts on rebates and other point of sale promotions each year, they are often unable to evaluate the effectiveness of their programs. Currently, there is not an effective way for these manufacturers to obtain information on the demographic and psychographic characteristics of the consumers who redeem the rebates or information on the retailers or stores that are implementing successful rebate promotions. In addition, we believe that manufacturer rebates have become a customer service problem for many retailers. Consumers frequently direct their complaints about the rebate process to the retailer where the consumer purchased the product. The fulfillment of rebate redemption is managed by the manufacturer and, in most cases, is outsourced to a third party, yet the impact on the retailer's brand image can be immense. Retailers often feel that they must solve the problems with the current rebate process and will even, at their own expense, issue an in-store credit to satisfy their customers.

     We also believe that many consumers are frustrated with the manner in which rebates are currently processed. Currently, the average length of time consumers are required to wait for their rebates to be processed was approximately 8-12 weeks. We believe that consumers' primary complaints regarding the rebate process include:

     - that they do not know how to find out what rebates are currently being offered;

     - that they do not know how to check the status of a rebate claim;

     - that they do not receive their rebate checks in a timely fashion if at all; and

     - that they do not know who to contact when they do not receive their rebate check.

  Businesses have used the Internet to improve many business processes.

     Due to its interactive capabilities, the Internet allows companies to improve many business processes. For example, traditional offline companies such as Dell Computer Corporation and Cisco Systems, Inc. have used the Internet to establish a new channel through which to sell their products and services, eliminating the need for a retail intermediary. In addition, online companies have used the Internet to enable consumers to conduct business more efficiently. For example, Amazon.com, Inc. revolutionized the way books and music are sold by offering them online to retail customers; eBay Inc. helped to establish a new, more efficient method of selling used goods through Internet auctions; and E*TRADE Group, Inc. was a pioneer in bringing discount brokerage services to the Internet connected personal computer user.

THE HOW2.COM SOLUTION

     We offer a new online marketplace for information, products and services related to everyday interests of our e-seekers. Our online marketplace features free how2 information, targeted e-commerce opportunities and post-sale customer care products and services that we provide in combination with our e-partners. We believe that this marketplace addresses both business and consumer needs. We seek to satisfy the needs of businesses by offering them the opportunity to target their products and services towards a highly targeted group of consumers in a non-threatening environment. We further seek to satisfy the needs of businesses by improving post-sale customer service functions such as rebate services. We address the needs of consumers by offering them a single destination where they can obtain free how2 information related to their everyday interests and efficiently conduct related online commerce transactions. We further address consumers' needs through offering post-sale customer care offerings such as rebate service.

     By providing services to businesses and allowing businesses to reach consumers through our marketplace, we believe that we have launched a new online Business-to-Business-to-Consumer, or B2B2C, business model.

  Customer Acquisition, Retention and Extension

     Our ultimate objective is to satisfy our e-partners' needs to retain their customers, extend their brand leadership, and access a new online distribution channel. We accomplish this objective through our Customer Acquisition, Retention and Extension (CARE) strategy.

     Our CARE strategy involves acquiring customers. We seek to attract e-seekers to our marketplace through marketing our how2 lifestyle content, online electronic commerce opportunities and post-sale customer care services. By attracting e-seekers with specific lifestyle interests, we believe that our marketplace will also attract e-partners that seek to extend the reach of their brand and influence the buying decision of a highly targeted audience. We believe that our post-sale customer care offerings are also a powerful e-partner acquisition tool since they enable e-partners to retain their customers and extend their brand leadership. By offering them post-sale customer care opportunities such as online rebates, we provide our e-partners with the opportunity to keep in contact with their customers after a sale as well as the opportunity to sell additional products. We partner with these companies and share in online commerce revenues, rather than rely on banner advertising revenues. We believe that post-sale customer care services are a particularly attractive customer acquisition tool because, unlike traditional marketing activities, we derive revenues from performing the services.

                        [GRAPH DEPICTING CARE STRATEGY]

  Our Vision of the "Business-to-Business-to-Consumer" Online Marketplace

     We embrace a B2B2C business model in which we act as an intermediary through which our e-partners reach e-seekers in a highly targeted interactive online marketplace. We embrace, rather than segment, the interdependence of the Business-to-Business and the Business-to-Consumer models in this B2B2C model. Our model seeks to create value for and satisfy the needs of exporters and e-seekers. We believe that How2.com is a unique online network that unites manufacturers, retailers, content providers and service organizations with consumers in one medium where they can coexist and leverage their best assets to mutual benefit.

     The following is a graphical example of our proposed B2B2C model:

                       [GRAPHIC DEPICTION OF B2B2C MODEL]

                                    [CHART]

     This example of our proposed B2B2C model begins with the purchase of a product that has a rebate either from a traditional retail store or online at an e-commerce site. Through our relationships with manufacturers, How2.com provides the outsourced rebate processing services for this product. During the process of initiating the rebate, How2.com has the opportunity, together with our retail, product and service partners, to bring a new selling opportunity to the consumer. Based on the product and purchase source, How2.com in the future may be able to offer the consumer the opportunity to apply their earned rebate to the purchase of additional products and/or services. Specifically, in the future, the customer may be able to automatically deposit the rebate amount to an online bank account, apply the rebate to an extended warranty or preventative maintenance program, apply the rebate to add-on products or service packs or apply the rebate to a gift certificate offered by one of our e-partners. Any of these future outcomes may result in extension of the customer relationship and incremental revenue to us. While performing this unique service, How2 acquires a customer demographic profile and the beginning of a customer pscychographic profile for its database.

THE HOW2.COM STRATEGY

  Strengthen brand recognition and consumer awareness

     We seek to be a one-stop destination where our e-seekers can learn, be entertained, easily find and procure products and services related to their interests and execute post-sale transactions. We will focus

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

heavily on promoting our brand as a one-stop lifestyle destination for valuable information, products and services. We will seek to implement this strategy through the following methods:

     Strategic alliances -- We leverage our strategic alliances to help promote our brand. We anticipate that our rebate e-partners will conduct additional marketing and promotion on our behalf. For example, Staples will display our rebate pads with our web address in their stores nationwide. We will also ask e-partners to sponsor tutorials, chat rooms or other features of our online marketplace, to participate in cooperative marketing programs and to include our web address in their marketing materials.

     Marketing and advertising -- We use traditional advertising such as radio, television, newspapers and outdoor advertising to promote our brand. We also advertise on the Internet, placing ads on search engines and portal sites to attract e-seekers.

     Direct marketing -- We will promote our online marketplace through direct marketing to special targeted audience segments. During the online rebate program, e-seekers provide us with accurate demographic information and the beginnings of preference data, which will allow us to further define our target audience.

     Promotional Merchandising -- We will attempt to drive consumers to our online marketplace through comprehensive promotional marketing and merchandising programs such as sponsorships of events, in-store point of sale displays, contests and loyalty programs.

     Affiliations -- We seek to build affiliate programs with well-established brands. We believe that entering into online commerce alliances and sponsorship alliances with leading brands will assist us in establishing our brand.

  Establish and expand multiple, under-penetrated online revenue streams

     We believe our B2B2C business model presents many online revenue opportunities that presently are under-penetrated including:

     - tutorial driven e-commerce;

     - post-sale customer care;

     - sponsorships;

     - content conversion; and

     - data mining services.

     Tutorial driven e-commerce -- We will offer our e-seekers the opportunity to purchase How2 related products and services at the end of How2 tutorials. For example, in connection with a tutorial on "how2 be organized at work" we could include a hyperlink to an affiliated online office supplier to buy an electronic organizer.

     Post-sale customer care -- We provide post-sale customer service to consumers through our online rebate services and, in the future, possibly through offering online warranties and online manuals. We seek to become a post-sale relationship extension for manufacturers and retailers, who often lose touch with their customer after a sale is complete. Through our online rebate services, manufacturers and retailers who partner with us can stay in touch with their customers and capitalize on the opportunity to promote related products and services to these customers as they seek rebates in our online marketplace. For example, when an e-seeker tracks an online rebate relating to a recently purchased computer, the manufacturer of the computer could sponsor a tutorial on a related product offering with additional rebate offers or with product savings.

     Sponsorships -- We plan to offer e-partners the opportunity to align their brand with the everyday needs of our e-seekers by sponsoring tutorials, related products, message boards or chat rooms on our online marketplace. We believe that these sponsorship opportunities fit well with our tutorial offerings. For

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

instance, a car manufacturer could sponsor a tutorial on "how2 lease a car," with an opportunity at the end of the tutorial to link to their site to search for a car. We believe that these sponsorships will provide a stronger return on investment to our sponsors than would traditional click through advertising. We offer our sponsors the ability to target their marketing expenditures to persons seeking information related to their products, thereby more cost effectively extending their brand awareness.

     Content conversion -- We provide content conversion services to our e-partners. Many of our e-partners have sales, marketing and tutorial material in traditional media formats. We have the ability to convert this material into web-enabled content complete with animation, sound and custom illustrations if requested. For example, a manufacturer of scanners could have instructional videos on how to operate its product in VHS cassette format. We could offer to convert this VHS cassette into a web-enabled content, with the possibility of it becoming a how2 tutorial. This provides e-seekers a "try before you buy" opportunity in a non-threatening, low pressure environment and provides the manufacturer more exposure for its product.

     Data mining services -- As part of our rebate services, we offer retailers and manufacturers flash reports regarding rebate promotions. We will also offer an additional fee-based service that enables these e-partners to access further demographic and profile data. For example, a dishwasher manufacturer that has partnered with us for online rebate processing may want to know the demographic and profile of the individuals that purchased its product for marketing efficacy reasons. Furthermore, it might want to know where its products are installed so that it can appropriately follow up with the manufacturer's affiliate service organization or to target a preventative maintenance service offering.

  Establish further e-partner relationships to augment product and service offerings

     We will solve to enter into additional strategic alliances with industry leaders in order to provide our e-seekers with additional information and resources that address their everyday needs. By offering multiple product and service offerings at a single Internet destination under a common brand, we hope to establish our online marketplace as a one-stop destination to solve the everyday needs of our e-seekers.

  Empower e-seekers in their purchase decision with high quality content

     We intend to continue to add tutorial content to our online marketplace that addresses the everyday interests of our e-seekers and assists them to make informed purchase decisions. We are developing proprietary content internally and repurposing selected content through alliances with major content companies. We plan to select these partners based on their reputation, quality, national presence and the ability of their content to attract a network of e-partners that offer related products and services.

  Continue to consider strategic acquisitions

     We intend to consider strategic acquisitions of businesses that allow us to enter a market or business line more quickly or efficiently than we could through internal growth.

  Expand site infrastructure to support growth

     We intend to invest in technologies and site infrastructure to enhance the functionality of our online marketplace and continue to provide robust platforms to support growth.

THE HOW2.COM ONLINE MARKETPLACE

     Our online marketplace, which is located on the Internet at www.how2.com, is organized into four initial channels: How2Home, How2Play, How2Work and How2Shop&Save. The channels act as a source of how2 information, community interaction, e-commerce opportunities, post-sale customer care services, accurate customer demographic and preference information and post-sale installed base information. In September 1999, we also launched RebatesHeadquarters under our How2Shop&Save channel. RebatesHeadquarters is an online service that allows our e-seekers to search for rebates prior to shopping and to process and check the status of rebates after shopping. In the future, we anticipate that RebatesHeadquarters will also offer e-seekers the opportunity to open a bank account or buy another item with the proceeds of rebates that they process online.

     As of September 30, 1999, we had approximately 500 tutorials available online with approximately 2,000 additional tutorials scheduled for completion within the following 90 days. We have targeted our online tutorials to appeal to a mass consumer audience, ranging from new Internet users to those individuals who use the Internet regularly. In addition to the daily features and tutorials available on our online marketplace, e-seekers can retrieve past tutorials and features from a searchable archive library of topics. We also offer stock quotes, news and horoscopes.

  How2Work

     Our How2Work channel provides information and products related to the personal and career development interests of our e-seekers. We target these tutorials to professionals who wish to learn more about their profession or other business topics, students who wish to start a career, persons wishing to enter a new career or start their own business or other e-seekers wishing simply to improve their personal skills and professional work environment. In addition to free tutorials, we plan to offer pay-per-view training courses. In the future, we plan to provide a training management system that allows e-seekers to participate in online training, track the courses they have attended, as well as their progress in those courses. This will be targeted primarily at e-seekers wishing to obtain career certification or ongoing updates, such as continuing professional education for the accounting, insurance, legal or information technology professions.

  How2Play

     Our How2Play channel allows our e-seekers to obtain information, products and services related to sports, games, crafts, entertaining, fitness, travel, music and the arts. How2Play provides a wide range of tutorials from the beginner to the advanced level, covering numerous areas of popular interest and related e-commerce opportunities. The How2Play channel provides novel and entertaining diversions to enhance an e-seeker's leisure time.

  How2Home

     Our How2Home channel provides e-seekers with the opportunity to obtain information and related products geared towards improving their personal life around the home, including tutorials on cooking, home improvement, decorating, automotive, parenting, kids, teens, health and safety, pets, weddings and gardening. This channel also features seasonal topics, such as Halloween tutorials, for both parents and kids.

  How2Shop&Save

     Our How2Shop&Save channel provides our e-seekers with information and online commerce opportunities that assist our e-seekers in saving money by shopping wisely. This channel also includes RebatesHeadquarters, which we intend to follow with WarrantiesHeadquarters, ManualsHeadquarters and PromotionsHeadquarters.

     RebatesHeadquarters -- We provide the back end processing of rebates for our e-partners. RebatesHeadquarters allows an e-seeker to register for a rebate online after the purchase of an item. Our e-seekers will be directed to our site from the rebate form displayed in the retail locations or from a hyperlink on an affiliated site. Instead of filling out a form to mail via the postal service, RebatesHeadquarters will generate a printed form for the e-seeker to mail to our processing facility in Coppell, Texas along with the product receipt and UPC bar code. Although a paper transaction is still required by the manufacturer, the e-seekers will now have the ability to check the status of their rebate online at any time. We believe that our online rebate processing will decrease the number of weeks it takes to receive a rebate check by up to 50%. We believe that this is an exclusive feature in the rebate
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

industry. In addition, our rebate e-partners, manufacturers of the products and the retailers that sell them, can run reports and obtain data related to the effectiveness of their rebate progress. We intend to offer through RebatesHeadquarters a paperless online rebate fulfillment solution in the future.

     We are also assembling a database of current manufacturer's rebate offerings. Our e-seekers can conduct free searches of the database prior to shopping in order to identify the rebate they desire before purchasing a product online or in a store.

     WarrantiesHeadquarters/ManualsHeadquarters/PromotionsHeadquarters -- In addition, we plan to provide channels that offer extended manufacturers' warranties on products, manufacturers' product manuals and promotions on WarrantiesHeadquarters, ManualsHeadquarters and PromotionsHeadquarters. We plan to offer manufacturers' product manuals online under our How2Shop&Save channel. We anticipate that ManualsHeadquarters will provide our e-seekers with the chance to locate a manual for a specific product, or to buy only a specific section or even a page of a larger manual. We plan to provide manuals in either PDF or ASCII format to provide for ease of access and printing. We anticipate that ManualsHeadquarters will have a search function allowing the e-seeker to search by company name or product.

REBATE AND RELATED SERVICES

     We currently perform rebate services for more than 70 manufacturers including Compaq Computer Corporation, Polaroid Corporation and Canon Inc. In addition, Staples has exclusively partnered with us to address their rebate process needs. We provide all of the processing for these e-partners out of our Coppell, Texas processing facility. In addition to our online rebate services, we offer rebate and fulfillment services through conventional, offline methods.

     Our rebate services are our initial post-sale customer care entry point into the interdependent circle of commerce opportunities offered through our B2B2C business model. We believe that our rebate services will drive consumers to our online marketplace. In addition, we believe that our rebate services are a particularly advantageous customer acquisition method because, unlike other methods that often require substantial expenditures, we will derive revenues from performing these services. Our online rebate services serve as the model for our planned additional post-sale customer care offerings, such as online warranties and manuals.

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

E-PARTNERS

     We seek to establish strategic relationships with industry leading manufacturers, retailers, service organizations and content providers that wish to sponsor content or distribute products or services through our online marketplace. In addition, we seek to partner with manufacturers and retailers that desire to use our post-sale customer care services such as our rebate services. Below is a list of our current e-partners:

                                                 REBATES
---------------------------------------------------------------------------------------------------------
3M***                          Delta Millenium Inc.*           Marcal Paper Mills*
A.T. Cross                     Dunston Leathers*               Maxell Corporation of America*
ACCO Brands*                   Eagle OPG*                      Memtek Products(Memorex)*
Acer Peripherals America       eMachines                       MGI Software*
American Covers, Inc.*         Esselte* ***                    Microsoft Press*
American Map Distribution      Expert Software, Inc.*          Microtek
 Co.*
American Power Converters***   Falcon Safety Products*         Mips Dataline***
Aplio, Inc.*                   Fellowes*                       NDC/Sohoware Inc.
Asante' Technologies, Inc.     GBC/Quartet*                    NEC Technologies*
At-A-Glance Group*             Georgia Pacific*                Netgear, Inc.*
Avenues in Leather*            Hauppage!                       Network Associates, Inc.*
Belkin Components*             Hewlett Packard**               Newell Office Products*
Binney & Smith*                Hitachi Koki Imaging Systems*   Pacific Bell
BrandsMart USA                 Hunt Corporation*               Panasonic*
Canon U.S.A.*                  IDG Books Worldwide*            Peachtree Software*
Case Dunlap**                  Imation Enterprises Corp.*      Pentel of America, Ltd*
Case Logic Inc.*               Intelogis                       Philips Lighting*
Casio Inc.*                    Interact Computer               Pilot Corporation of America*
                               Accessories*
Command Communications, Inc.*  Iris USA*                       PK Electronics*
Compaq*                        K-Byte                          Plantronics Inc.*
Corel Corporation*             Kensington***                   PNY Technologies, Inc.*
Corex Technologies             Kodak***                        Polaroid*
Correl Inc*                    L & H Software***               Polycom, Inc.*
Cosmi Corporation*             Learning Company***             Preferred Consumer Network Card Services**
Cross Computing                Linksys*                        Prima Games/Levy Home Enter.*
Curtis Computer Products*      Logitech*                       Primecom Interactive*
Dana Lighting*                 MacMillian Publishing*          Royal Consumer Business Products*
Deflecto*                      MANCO*                          Samsung America Inc.*

                                                              SPONSORSHIP
---------------------------------------------------------------------------------------------------------
CBS Cable - TNN and            Fruit of the Loom               MP3
 Country Music Television
Digital Work

                                                                CONTENT
---------------------------------------------------------------------------------------------------------
Digital Work                   Isong                           Practical Guide
Fascinating Earth              MP3

                                                               AFFILIATE
---------------------------------------------------------------------------------------------------------
2thanku.com                    Discover Nature                 International Collectors
800-trekker.com                Drugstore.com                   Isong
Amazon.com                     eDiets                          Jobsonline
Art.com                        Food.com                        LandscapeUSA
AutoAccessories.com            Fragrancenet.com                Liquor By Wire
beadroom.com                   FTD                             Moret Online
Chipshot.com                   General Magic                   OmahaSteaks.com, Inc.
cooking.com                    Gift Express                    Optical Site
Countdown Time                 GiftCertificates.com            Pets.com
Dell                           Gotitdirect.com                 Publishers Clearing House (pch.com)
Designer Outlet                ibaby.com                       SelfCare
Digital Work                   illuminations.com               shades.com

                                           REBATES
-----------------------------  -------------------------------
3M***                          Sanford Corp.*
A.T. Cross                     Sentry Group*
ACCO Brands*                   Sharp Systems*
Acer Peripherals America       SIIG
American Covers, Inc.*         Smead Manufacturing*
American Map Distribution      Smith Micro Software
 Co.*
American Power Converters***   Sony Media Solutions*
Aplio, Inc.*                   Southwestern Bell Business
Asante' Technologies, Inc.     Southwestern Bell Consumer
At-A-Glance Group*             Southwestern Bell Wireless**
Avenues in Leather*            Southworth***
Belkin Components*             Staedtler, Inc.*
Binney & Smith*                Staples
BrandsMart USA                 Steeline*
Canon U.S.A.*                  Targus, Inc.*
Case Dunlap**                  Team Mouse Inc.*
Case Logic Inc.*               Tekera Group LLC*
Casio Inc.*                    The Gillette Company*
Command Communications, Inc.*  Third Generation Marketing Co.*
Compaq*                        Trend Enterprises*
Corel Corporation*             Tripplite*
Corex Technologies             Umax
Correl Inc*                    Va Commonwealth Trading***
Cosmi Corporation*             Viagrafix
Cross Computing                Visioneer*
Curtis Computer Products*      Wilhelmina**
Dana Lighting*                 Xerox***
Deflecto*                      Xirlink***
---------------------------------------------------------------------------------------------------------
CBS Cable - TNN and            United Distillers & Vintners
 Country Music Television
Digital Work
---------------------------------------------------------------------------------------------------------
Digital Work                   Webball
Fascinating Earth
---------------------------------------------------------------------------------------------------------
2thanku.com                    Smartkids.com
800-trekker.com                Smoke Shop
Amazon.com                     Stress Less, Inc.
Art.com                        Superbuild.com
AutoAccessories.com            Sweet Lobster
beadroom.com                   Swiss Army Depot
Chipshot.com                   The Sharper Image
cooking.com                    uBid
Countdown Time                 Veritec, Inc.
Dell                           WholeFoods.com
Designer Outlet                winfreestuff.com, Inc.
Digital Work                   WizCity, Inc.

---------------

  * Through our Staples relationship only

 ** Promotional fulfillment only

*** Currently servicing vendor through our Staples relationship, but our contract has not been finalized

     To many of our e-partners, our online marketplace offers a low-cost, low-risk entry onto the Internet and represents a new distribution channel for their products and services. We believe that we offer our e-partners opportunities for brand extension, opportunities for revenue enhancement and the opportunity to stay connected with their customers post-sale. Our e-partners offer us a diverse group of revenue opportunities including e-commerce, post-sale customer care services, content conversion, sponsorship, and data mining services.

CONTENT ACQUISITION AND DEVELOPMENT

     We regard the quality of tutorial content on our online marketplace as critical to our success. We seek to publish high quality, informative tutorials that address the everyday topics that are of greatest interest to our e-seekers. Our tutorials typically include multiple pages or "lessons" and are accompanied by original illustrations or animations that are designed to provide an entertaining experience for our e-seekers. We accompany our tutorials with related licensed information that we believe is of interest to our e-seekers including news feeds, stock information, horoscopes and columns that accompany our channels.

     We obtain our tutorial content both through in-house development and through acquisition or licensing from third parties. To date, more than 80% of our tutorial content has been developed internally by our creative staff of 47 editors, writers, art directors and designers, members of which have won numerous web-related awards . We challenge our creative teams to continually develop new ideas that support and strengthen the high quality tutorials already appearing on our online marketplace. From these ideas our editors select the topics that they regard as being the most relevant to the everyday needs of our e-seekers. Our creative team then researches, writes, edits and illustrates tutorials that address these topics and publishes them on our online marketplace. Our creative staff seeks to preserve the unique look associated with our brand throughout the tutorials that they prepare.

     In addition to developing content internally, we acquire or license how2 information from third parties. Once we obtain this information, our in-house editorial staff, together with in-house and outside teams of multimedia professionals and illustrators, convert, or re-purpose, this content into digital web-enabled tutorials in the how2 format. Finally, we solicit feedback on our tutorial content from e-seekers so that we are continually up to date with respect to everyday questions that are most relevant to them.

SALES AND MARKETING

  Sales

     As of September 30, 1999, we had a direct sales organization, consisting of seven sales professionals with an average of 12 years of experience. Our sales organization consults regularly with rebate providers, traditional fulfillment customers and potential e-partners. In addition, our sales team calls on advertisers and agencies on design and placement of our web-based advertising, provides customers with rebate and Internet services analysis and focuses on providing a high level of customer satisfaction. Our intent is to become a true marketing partner and advisor to our e-partners.

     We believe that our relations with e-partners will assist us in gaining broad market acceptance as well as enhance our marketing, sales and distribution capabilities. These companies have worked with us and participated in joint sales calls to several of our large accounts.

  Marketing

     We employ a variety of methods to promote the How2.com brand and to attract traffic and new e-seekers. These methods include advertising in targeted publications, radio stations, television, billboards, direct mail and on other leading Internet sites, engaging in public relations, pursuing cross promotional arrangements to secure advertising and engaging in other promotional activities, such as in-store promotions and merchandising.

     We have deployed a comprehensive, integrated communications strategy directed towards both e-seekers and e-partners using multiple media and promotional avenues. We have engaged leaders in the advertising and marketing fields. For example, we have engaged GSD&M in Austin, Texas, an operating division of Omnicom, as our lead advertising agency. We have also engaged Ketchum Communications, an

Omnicom company, as our public relations agency to assist us in public relations and publicity for consumer, business and investor relations' activity. In addition, we have engaged KBA Marketing, a division of Draft Communications and Interpublic Group of Companies, to assist us with post sponsorship and alliance promotions, in-store merchandising, events and grass roots marketing activities.

TECHNOLOGY

     We have developed and implemented a broad array of technologies including site management, transaction processing, chat, message boards and customer feedback using a combination of our own proprietary technologies and commercially available, licensed technologies. Approximately 80% of the technology we currently use is licensed while the remaining 20% is proprietary.

     For example, we recently developed an application available on our web site which allows our e-seekers to process, and track the status of, manufacturer and retail rebates. We also are in the process of finalizing our e-commerce capabilities which are being developed on BEA Weblogic and Theory Center technologies. Our current strategy is to license commercially available technology whenever possible rather than seek internally developed systems. We expect that commercially available technology will continue to be available at reasonable costs.

     Scalability -- The scalable structure of our hardware and software is designed to allow for rapid deployment of additional transaction processing and page serving capabilities with no noticeable impact to the e-seeker experience at our site. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is important. Our systems' multiple servers, supported by key application server technology, as well as the redundancy and disaster recovery capabilities designed into the architecture, allow for the addition, modification or replacement of web site based applications in a cost efficient and expeditious manner.

     Reliability and Security -- We use Checkpoint's Firewall-1 software to protect our web-servers. We also use a combination of Netscape and BEA Weblogic application servers. Our production servers, predominantly Sun Microsystems E250, E450 and E4500 are hosted at Exodus Communications, Inc., which provides professional data center hosting facilities and redundant high-speed Internet connectivity. Exodus provides monitoring and support 24 hours a day, seven days a week.

     We utilize a commercially available content management tool to facilitate the maintenance and updating of the content within our site. These tools allow our editors to update our site from remote locations throughout the day.

CUSTOMER SERVICE AND SUPPORT

     We believe that customer satisfaction is essential for our long-term success, and we offer customer assistance programs. Our support service provides dependable and timely resolution of inquiries and is available to customers, through our site, by telephone or by electronic mail. We use a customer service automation system to track each customer inquiry until it is resolved.

RESEARCH AND DEVELOPMENT

     We began to operate our online marketplace in September 1999 and continue to enhance to our Internet site platform on an ongoing basis. As of September 30, 1999, our research and development department was comprised of ten full time employees, two contract employees and 13 professional consultants.

     Our research and development operations focus on our online digital marketplace, including its rebate applications. Our online marketplace organization has four teams, which include Internet applications and design, platform and infrastructure engineering, operations, quality assurance and documentation.

     Our Internet applications development team includes a number of key members from engineering organizations that have developed Internet applications and services and have extensive experience with

Java programming. We believe a technically skilled and highly productive development organization is a key component for the success of new product offerings. We must attract and retain highly qualified employees to further our research and development efforts. We are currently planning to hire a significant number of additional Internet applications employees to maintain and further develop the technological infrastructure of our online marketplace.

     We expect that most of our enhancements to our web site will be developed internally. However, we currently license certain externally developed technologies and will continue to evaluate externally developed technologies to integrate with our solutions.

COMPETITION

     We believe that no other online businesses currently focus on offering post-sale customer care services similar to How2.com and that few online businesses currently focus on offering online commerce and sponsorship opportunities for consumers seeking everyday information. However, we face competition with respect to various aspects of our B2B2C business model.

     Rebate programs -- Although we are not aware of any other businesses offering online processing of manufacturer's rebate programs, there are currently numerous companies offering offline processing of rebates, including Young America Corporation and Continental Promotion Group, Inc. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do. They also have significantly greater name recognition and more users or customers than we do. In addition, many of our rebate competitors have well-established relationships with our current and potential customers and have more extensive knowledge of the industry than us. We believe that competition in the rebate and fulfillment industry is based primarily on pricing and quality of service.

     Tutorials and online training -- We compete directly against a number of public and private companies offering online information, including Learn2.com, Inc., eHow, Inc., Martha Stewart Living Omnicom, LLC and iVillage.com, Inc., and indirectly with a number of large computer-based training vendors, including CBT Group PLC and NETg, Inc. most of whom we expect to enter the multimedia training business, as well as numerous distance learning providers. Many of these companies have larger technical staffs, greater brand recognition and market presence, more established and larger marketing and sales organizations, and substantially greater financial resources than we do. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also face competition from Internet portals such as Yahoo! Inc. and Snap! LLC, search engines such as Ask Jeeves, Inc. and directory services such as About.com, Inc.

     We believe that competition in our industry is based primarily on:

     - the quality and market acceptance of tutorial content;

     - brand recognition; and

     - the quality and market acceptance of new enhancements to current content, features and tools.

     Although our competitive position in our market as compared to our competitors is difficult to characterize due principally to the variety of current and potential competitors and the emerging nature of the market, we believe that we presently compete favorably with respect to these factors. However, we believe that our markets are still evolving, and we cannot assure you that we will compete successfully in the future.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws.

     We seek to avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     We intend to pursue U.S. patent applications for certain of our processes. We filed in August 1999 a provisional patent application relating to obtain a patent on our proprietary online rebate program technologies. It is possible that the patents that we will apply for or our potential future patents may be successfully challenged or that no patent will be issued from our patent applications.

     We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our How2.com web site to perform key functions. For example, we license merchant transaction software from a software supplier. In addition, we license content from third parties for use in our how2 tutorials.

     We have applied for registration of "How2.com", "e-seekers", "e-partners", "C.A.R.E. Customer Acquisition, Retention and Extension", "Headquarters for Living" and other marks as service marks in the United States. In addition, we may also seek to have some of these trademarks registered in one or more foreign countries. We have filed numerous other trademark applications in the United States for other aspects of our online marketplace.

NEW AND EXISTING REGULATION ON THE INTERNET

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.

     Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently started a proceeding against one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could otherwise harm our business. In addition, goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. In some jurisdictions, we will be required to collect value-added taxes on our fees. Our failure to comply with foreign laws could subject it to penalties ranging from fines to bans on our ability to offer our services. In addition to government regulations relating to the Internet, our rebate and fulfillment operations are subject to numerous state regulations including laws dealing with escheat. See "Risk Factors -- Abandoned Property Laws May Require Us to Surrender Unclaimed Rebate Payments to a State".

EMPLOYEES

     As of September 30, 1999, we had over 180 employees. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good. We plan to add a significant number of new technical support and operations personnel to support the technological infrastructure and operations of our online marketplace and our rebate operations.

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

FACILITIES

     Our principal sales, marketing, research and development and administrative office occupies approximately 14,600 square feet in Dallas, Texas, under a lease that expires in July 2001. In addition, we lease approximately 67,000 square feet of warehouse and office space in Coppell, Texas (near the Dallas/ Fort Worth International Airport) for our rebate and related operations. We also lease offices for our creative and content conversion personnel in the metropolitan areas of Los Angeles and San Jose, California, and for our Internet technology team in Seattle, Washington. We believe that our facilities are adequate for our needs for the immediate future.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY PERSONNEL

     The executive officers, directors and other key personnel of How2.com, and their ages as of October 15, 1999, are as follows:

NAME                        AGE                           POSITION
----                        ---                           --------
EXECUTIVE OFFICERS & DIRECTORS
Steven B. Solomon........   34    Chief Executive Officer and Chairman of the Board of
                                  Directors
Kenneth R. Johnsen.......   46    President, Chief Operating Officer and Director
Juli C. Spottiswood......   33    Chief Financial Officer and Corporate Secretary
Andrew F. Adams..........   34    Chief Technology Officer
David A. Wood............   35    General Counsel
Allan J. Steinmetz.......   47    Executive Vice President -- Marketing Strategy
Edward C. Krupa..........   38    Executive Vice President -- Sales
Wesley K. Whittington....   41    Executive Vice President -- Business Development/Content
Mark C. Mirken...........   54    Executive Vice President -- Partners and Strategic
                                  Alliances
Lawrence Lacerte.........   47    Vice Chairman of the Board of Directors
Chris A. Economou........   44    Director
Michael Hammer, Ph.D.....   51    Director
Victor K. Kiam II........   72    Director
David S. Lundeen.........   37    Director
Robert E. Pickering,        47    Director
  Jr. ...................
Edward L. Pierce.........   42    Director
Mark Rogers..............   40    Director
John W. Thompson.........   50    Director
OTHER KEY PERSONNEL
Mary A. Conwell..........   35    Vice President -- Acquisitions and Business Development
Jack W. Doxey............   43    Vice President -- Rebate Partners and Alliances
Henry Exall IV...........   36    Deputy General Counsel and Vice President -- Acquisitions
David S. Lane............   29    Director -- Production
Kelly R. Melvin..........   30    Director -- Infrastructure Design and Architecture
Lindsay Nix..............   43    Vice President -- Rebate and Fulfillment Operations
Edward L. Olsen III......   41    Vice President -- Creative Services
Mason Wright.............   30    Director -- Internet Platforms and Engineering

     Steven B. Solomon has served as our Chairman of the Board of Directors and Chief Executive Officer since our formation in January 1999, and is the founder of How2.com. Mr. Solomon has served as the President and Chief Executive Officer of Citadel since May 1997, and as a director of Citadel since February 1996. From February 1996 through April 1997, Mr. Solomon served as Chief Operating Officer of Citadel. He was the President and a director of LoneStar Hospitality Corp., a predecessor of Citadel that owned and operated Miami Subs franchised restaurants in Dallas and Houston, Texas, from its inception in February 1992 until its merger with Citadel in February 1996 and was Chairman of the Board of Directors of LoneStar from December 1994 until February 1996. During his tenure at LoneStar, Mr. Solomon also served as developer and executive producer of SportsWaves!, a division of LoneStar that produced syndicated television programs covering the National Football League and other professional and collegiate sports.

     Kenneth R. Johnsen has served as our President and Chief Operating Officer and as a director since June 1999. Prior to joining us, since October 1998, Mr. Johnsen served as President, Chief Operating Officer and a director of Metamor Worldwide Inc., a publicly traded technology services company specializing in e-business with annual revenues of approximately $850 million in fiscal year 1998. He also served as Executive Vice President of Metamor and President of Metamor Solutions, a division of

Metamor specializing in technology solutions, from May 1997 until October 1998. Prior to joining Metamor, Mr. Johnsen spent 22 years with IBM Corporation in numerous general management positions, including Vice President of Worldwide Commercial Operations for IBM PC Company from October 1996 through April 1997, Vice President of Business Services for IBM Global Services from January 1995 to September 1996, Vice President of Marketing for IBM Global Services from June 1993 to December 1994, and General Manager of IBM China/Hong Kong from September 1991 to June 1993. Mr. Johnsen has served as a director of Citadel since October 1997. Mr. Johnsen will resign from Citadel's board of directors upon completion of our initial public offering.

     Juli C. Spottiswood has served as our Chief Financial Officer and Corporate Secretary since June 1999. Prior to joining How2.com, Ms. Spottiswood served as Vice President of Corporate Financial and Strategic Planning at Excel Communications Inc., a division of Teleglobe, Inc., a global communications provider with $3.4 billion in revenues in fiscal year 1998. Ms. Spottiswood served in various accounting and financial capacities during her tenure with Excel from December 1995 to June 1999. Prior to joining Excel, Ms. Spottiswood served from January 1994 to October 1995 as Controller and Corporate Secretary of National Record Mart, Inc., a publicly traded national music retailer, and had responsibility for accounting and finance, including SEC reporting and investor relations. Ms. Spottiswood spent five years in the audit division of Arthur Andersen LLP. Ms. Spottiswood is a Certified Public Accountant.

     Andrew F. Adams has served as our Chief Technology Officer since July 1999. From August 1998 until joining How2.com, Mr. Adams served as Chief Technology Officer for Metamor. Prior to joining Metamor, from April 1997 to July 1998, Mr. Adams served as Vice President of Consulting Services for Mentor Consulting, the international consulting division of Mentor Graphics Corp, an electronic design automation software company. Prior to joining Mentor Graphics, Mr. Adams served as Consulting Director for BSG Alliance/IT, Inc., a technology consulting organization, from June 1993 until April 1997. Prior to joining BSG, Mr. Adams spent seven years in management consulting with Andersen Consulting and Coopers & Lybrand, where he focused on delivering highly complex technology solutions.

     David A. Wood has served as our General Counsel since June 1999. From July 1997 until joining How2.com, Mr. Wood was a partner in Wood, Exall & Bonnet, L.L.P., a Dallas based law firm specializing in corporate finance and mergers and acquisitions. Prior to founding Wood, Exall & Bonnet, Mr. Wood was General Counsel of Citadel from May 1996 to June 1997. From September 1989 to April 1996, Mr. Wood practiced in the Corporate Section of Hughes & Luce, L.L.P. During his private practice, Mr. Wood specialized in representing companies and underwriters in connection with public and private offerings of securities, mergers and acquisitions and a variety of general business issues.

     Allan J. Steinmetz has served as our Executive Vice President of Marketing Strategy since July 1999. From October 1998 to the present, Mr. Steinmetz has served as the Founder of Inward Strategic Consulting, a strategic marketing firm based in Boston, Massachusetts. Mr. Steinmetz has over 26 years' experience in strategic marketing, advertising and communications. From October 1993 until establishing Inward Strategic Consulting in October 1998, he served as a Senior Vice President and Corporate Director of Marketing for Arthur D. Little, a management and technology consulting firm. Prior to joining Arthur D. Little, he served as Worldwide Director of Marketing and Communications for Andersen Consulting at their headquarters in Chicago for two years, and a Senior Vice President with the advertising agency Young & Rubicam for ten years.

     Edward C. Krupa has served as our Executive Vice President of Sales since May 1999, and has over 14 years of senior sales and management experience. From August 1995 until joining How2.com, Mr. Krupa was in senior sales positions with Tivoli Systems, Inc., a wholly-owned subsidiary of IBM Corporation specializing in systems management software. While with Tivoli, Mr. Krupa served as Worldwide Director of Global Enterprise Partner Sales, Director of Business Partner Sales, North America, Manager of Business Partner Sales, and Sales Executive South Central Region. Prior to joining Tivoli, Mr. Krupa served as Director of South Central Region for Logicworks, Inc. from February 1995 to July 1995 and as National Sales Manager for Autotester, Inc. from July 1992 until February 1995.

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

     Wesley K. Whittington has served as our Executive Vice President of Business Development/Content since August 1999. From July 1996 until joining How2.com, Mr. Whittington served as President and Chief Executive Officer of The Edge Marketing Group, a Dallas, Texas based sales and marketing outsourcing company that he founded. Prior to founding The Edge Marketing Group, Mr. Whittington was Chief Executive Officer and President of Diversified Personnel Group, a firm specializing in executive recruiting, temporary staffing, employee training and professional employer services, from September 1994 until April 1995. Mr. Whittington served as a General Manager of Staffing Resources, Inc. after Staffing Resources acquired Diversified in April 1995 until he founded The Edge Marketing Group.

     Mark C. Mirken has served as our Executive Vice President of Partners and Strategic Alliances since June 1999. From October 1996 to June 1999, he served as Executive Vice President and, from June 1992 to October 1996, as Senior Vice President of the Sports Division of KSL Media, Inc., an independent media management company. While at KSL, Mr. Mirken was responsible for new business development and strategic alliances. Prior to joining KSL, Mr. Mirken was Senior Vice President of The Trump Organization from 1989 to 1991, where he was responsible for the organization's retail development in Trump Tower in New York and its hotel and casino properties in Atlantic City.

     Lawrence Lacerte has served as our Vice Chairman of the Board of Directors since March 1999 and as a director of Citadel since January 1999. Mr. Lacerte has served as President of Lacerte Technologies, Inc., a Dallas based investment firm, since July 1998. From 1978 until July 1998, Mr. Lacerte served as Chairman and Chief Executive Officer of Lacerte Software Corporation, a tax and accounting software company. Lacerte Software was acquired by Intuit Corporation in June 1998. Mr. Lacerte also serves on the board of directors of Universal Display Corporation, a public company engaged in the research and development of flat panel displays.

     Chris A. Economou has served as a director of How2.com since its formation in January 1999 and has served as a director of Citadel since February 1996, and as a director of LoneStar from its inception in 1992 until its merger with Citadel. He has been engaged in the private practice of law in Fort Lauderdale, Florida, primarily in the transactional and corporate areas since 1988. He served as Executive Vice President, Secretary and General Counsel of Miami Subs Corporation from August 1992 until June 1994 and director from 1989 to 1994. Mr. Economou will resign from Citadel's board of directors upon completion of our initial public offering.

     Michael Hammer, Ph.D. has served as a director of How2.com since June 1999. Since 1982, Dr. Hammer has served as President of Hammer and Company, Inc., a management education and consulting company. Dr. Hammer is the author of several books on reengineering businesses and is the originator of both reengineering and process-centering management theories. A prominent lecturer, Dr. Hammer also serves as an advisor to numerous companies worldwide. Dr. Hammer is the author of numerous articles and of three books: Reengineering the Corporation: A Manifesto for Business Revolution (1993); The Reengineering Revolution: A Handbook (1995); and Beyond Reengineering: How the Process-Centered Organization is Changing Our Work and Our Lives (1996). Dr. Hammer was a professor of Computer Science at the Massachusetts Institute of Technology from 1973 to 1982, and he is a founder and director of several private high technology firms. He was named by Business Week in 1992 as one of the four preeminent management thinkers of the 1990's, and in 1996 he was named by Time magazine to its list of America's 25 most influential individuals.

     Victor K. Kiam II has served as a director of How2.com since July 1999, and as a director of Citadel since July 1996, most recently as Chairman since January 1998. Mr. Kiam is Chairman of Remington Products, L.L.C., a manufacturer, distributor and marketer of electrical shavers and other consumer products, and has served in various managerial capacities at Remington since 1979. From 1988 to 1992, Mr. Kiam was Chairman of the New England Patriots Football Team. Mr. Kiam also serves on the boards of directors of several other consumer product companies (including Ronson, plc, a marketer of lighters and consumer products). Mr. Kiam will resign from Citadel's board of directors upon completion of our initial public offering.

     David S. Lundeen has served as a director of How2.com since March 1999, as well as a consultant to Citadel and LoneStar Hospitality, Citadel's predecessor, since inception in 1992 until 1996. Since March 1999, Mr. Lundeen has been managing general partner of Watershed Capital, a venture capital firm based in Mountain View, California, that is one of our stockholders. From August 1998 to February 1999, Mr. Lundeen managed his personal investments and acted as a consultant and venture capital advisor for various businesses. From July 1995 to August 1998, he served as Chief Financial Officer and Executive Vice President of BSG Corporation, an information technology company. Prior to that, Mr. Lundeen served as President of Blockbuster Entertainment Corporation's Technology Division, and as the director of Blockbuster Entertainment Corporation's Mergers and Acquisition Group, from February 1990 until February 1995. Since April 1998, Mr. Lundeen has served as a director of Perficient Inc., a publicly-traded virtual professional services organization that plans, manages and executes the installation or implementation of complex software products. Mr. Lundeen also serves on the board of directors of several private companies. Prior to 1990, Mr. Lundeen was an investment banker with Drexel Burnham Lambert.

     Robert E. Pickering, Jr. has served as a director of How2.com since July 1999. Mr. Pickering has served as Chief Executive Officer of Origin B.V., a European based information technology consulting firm with operations in several continents, since February 1998. Prior to joining Origin, Mr. Pickering founded Transform IT, an information technology services company, in September 1997 and served as its Managing Director until January 1998. From January 1994 until September 1997, Mr. Pickering served as President of BSG/Alliance IT, Inc., a technology consulting organization.

     Edward L. Pierce has served as a director of How2.com since July 1999. He has served as Chief Financial Officer of Metamor since April 1996 and a director since October 1999. In addition, he served as Executive Vice President from August 1999 to the present, as Senior Vice President of Finance from September 1996 to August 1999, and as Vice President from April 1996 to September 1996. Mr. Pierce served Metamor as Vice President of Finance from May 1995 to April 1996 and as Vice President of Controller from November 1994 to May 1995. Prior to joining Metamor, Mr. Pierce served in various financial management capacities with American Oil and Gas Corporation, most recently as Corporate Controller. Mr. Pierce has also been a director of Citadel since July 1999.

     Mark Rogers has served as a director of How2.com since its formation in January 1999 and has served as a director of Citadel since July 1996. Since 1989, Mr. Rogers has served as partner and Chief Operating Officer of NFT Ventures, a venture capital fund established by Ray Noorda, the founder of Novell, Inc. In connection with his position at NFT Ventures, Mr. Rogers advises several computer software companies in Texas, Utah, and Silicon Valley, with respect to various strategic and developmental matters. Mr. Rogers also serves on the board of directors of Cytation.com Incorporated, an online college application assistance company. Mr. Rogers will resign from Citadel's board of directors upon completion of our initial public offering.

     John W. Thompson has served as a director of How2.com since July 1999. Since May 1999, Mr. Thompson has served as President, Chief Executive Officer and Chairman of the Board of Directors of Symantec Corporation, a publicly traded company that provides utility software for business and personal computing. Mr. Thompson joined Symantec after 28 years at IBM Corporation. In his most recent position as General Manager of IBM Americas, he was responsible for sales and support of IBM's technology products and services in the United States, Canada and Latin America. Prior to his position with IBM Americas, he was General Manager, Personal Software Products, responsible for the development and marketing of O/S2, IBM's operating systems and other products. Mr. Thompson is a member of the board of directors of NiSource Inc. (formerly Northern Indiana Public Service Company), a publicly traded utility holding company.

     Mary A. Conwell has served as our Vice President of Acquisitions and Business Development since June 1999. Prior to joining How2.com, from September 1998 until June 1999, Ms. Conwell was a consultant with and director of MCM Capital Group, advising technology companies on a variety of issues relating to acquisitions. From September 1996 to June 1998, she served as an acquisitions consultant to Metamor. Prior to working with Metamor, Ms. Conwell served as a Strategic Planning Consultant for

AmeriGyn, Inc., a physicians' practice management company from June 1996 to August 1996. From August 1986 until June 1995, Ms. Conwell worked in the mergers and acquisitions division of Lazard Freres & Co., most recently as a Vice President.

     Jack W. Doxey has served as our Vice President of Rebate Partners and Alliances since August 1999. Prior to joining How2.com, Mr. Doxey served Citadel as its Vice President of Marketing since August 1998, and Vice President of Sales and Marketing from October 1997 to May 1998. Mr. Doxey has 10 years experience in the field of software sales and marketing including in the retail and VAR channels of distribution. From November 1996 until October 1997, he served as Vice President of Sales and Marketing for Visual Applications, a privately held software manufacturer based in Kansas City, MO. From March 1995 until November 1996, Mr. Doxey served as an independent sales and marketing consultant to software and hardware manufacturers including: Attachmate Corporation, MicroHelp, Eicon Technology Corporation, Penumbra Group, and smaller start-up manufacturers. From September 1994 until March 1995, he helped found MindShare Associates, an out-source marketing company for software and hardware manufacturers, where he served as Vice President.

     Henry Exall IV has served as our Deputy General Counsel and Vice President of Acquisitions since June 1999. From July 1997 until joining How2.com, Mr. Exall was a partner in Wood, Exall & Bonnet, L.L.P., a Dallas based law firm specializing in corporate and securities transactional work. Prior to founding Wood, Exall & Bonnet, L.L.P., Mr. Exall practiced law for eight years with Locke Purnell Rain Harrell (a Professional Corporation), a predecessor of Locke Lidell & Sapp, LLP. During his private practice, Mr. Exall specialized in representing underwriters and companies in connection with public and private offerings of securities, mergers and acquisitions, and a variety of general business issues.

     David S. Lane has served as our Director of Production since March 1999. From January 1993 until joining How2.com, Mr. Lane was Chief Executive Officer of 2-Lane Media, Inc., an award winning web site design and development firm that he founded. 2-Lane was responsible for the design and development of numerous websites, including websites for Nestle S.A., The Disney Company and Transamerica Corporation. How2.com acquired 2-Lane in March 1999.

     Kelly R. Melvin has served as our Director of Infrastructure Design and Architecture since February 1999. From February 1998 to January 1999, Mr. Melvin served as a senior architect for IBM Global Services, a division of IBM Corporation. From August 1994 to February 1998, Mr. Melvin served as a senior architect for network design and engineering for Washington Mutual Inc.

     Lindsay Nix has served as our Vice President of Rebate and Fulfillment Operations since September 1999. Prior to his employment with How2.com, Mr. Nix served as a Production Section Manager with Hitachi Semiconductor (America), Inc. from January 1995 to July 1999. Mr. Nix served as a General Foreman with Cyprus Semiconductor Corp. from August 1987 to December 1994. Mr. Nix has more than 10 years experience in supervising and managing high technology production lines.

     Edward L. Olsen III has served as our Vice President of Creative Services since July 1999. From May 1995 until May 1999, Mr. Olsen served as Vice President and Creative Director of Broadcast Production Group, Inc., an award winning interactive multimedia company. From April 1992 until May 1995, Mr. Olsen was Creative Director of AVTEX Interactive Media, a maker of interactive CD-ROM products. Prior to joining AVTEX, Mr. Olsen worked with BRC Imagination Arts as a producer of Space Center Houston, a 180,000 square foot NASA interactive museum in Houston, Texas, and as a producer at Universal Studios, where he produced, designed and wrote for several film and video productions. In August 1999, How2.com acquired some of the assets of BPG.

     Mason Wright has served as our Director of Internet Platforms and Engineering since February 1999. He is responsible for managing the technical staff supporting network and systems design, implementation and support for How2.com. From February 1998 to February 1999, Mr. Wright served as a system and network architect for IBM Global Services, a division of IBM Corporation. From July 1997 to February 1998, Mr. Wright served as a systems and network designer and architect for Washington Mutual Inc. From February, 1997 to July 1997, Mr. Wright served as a network engineer for Great Western Bank, and, from January 1991 to February 1997, he served as a network engineer for Korg USA, Inc., a national musical instrument manufacturer and distributor.

     How2.com currently has eleven directors. Our officers serve at the discretion of the board of directors. There are no family relationships among our directors and officers, except that Mr. Solomon and Mr. Wood are brothers-in-law.

TERMS OF DIRECTORS

     Our board of directors is divided into three classes designated as Class I, Class II and Class III. At the 1999 annual meeting of stockholders, which we anticipate will take place prior to the closing of our initial public offering, the term of office of the Class I directors will expire and our stockholders will elect Class I directors for a full term of three years. At the 2000 annual meeting of stockholders, the term of office of the Class II directors will expire and our stockholders will elect Class II directors for a full term of three years. At the 2001 annual meeting of stockholders, the term of office of the Class III directors will expire and our stockholders will elect Class III directors for a full term of three years. At each succeeding annual meeting of stockholders, our stockholders will elect directors for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The Class I directors are Messrs. Solomon, Johnson, Lacerte and Lundeen; the Class II directors are Messrs. Hammer, Pierce and Kiam; and the Class III directors are Messrs. Rogers, Economou, Thompson and Pickering.

     The number of directors is determined by our board of directors. To the extent there is an increase in the number of directors, the new directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

BOARD COMMITTEES

     The board of directors has appointed an audit committee, a compensation committee and an executive committee.

  Audit Committee

     The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants, reviews and evaluates the our audit and control functions and reviews the terms of transactions between us and our officers, directors and significant shareholders. The audit committee currently consists of Mr. Lacerte, Mr. Pierce and Mr. Rogers, none of whom are employees of How2.com.

  Compensation Committee

     The compensation committee reviews and makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our employees and consultants. The compensation committee currently consists of Mr. Economou, Mr. Rogers and Mr. Lundeen, none of whom are employees of How2.com.

  Executive Committee

     The executive committee acts in lieu of the board of directors on matters requiring immediate attention and has been delegated authority to act on behalf of the board. The executive committee currently consists of Mr. Solomon, Mr. Johnsen, Mr. Lacerte and Mr. Economou.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Rogers and Mr. Economou serve as members of our compensation committee and also serve as members of the board of directors and, in the case of Mr. Rogers, the compensation committee of Citadel. Mr. Solomon is the Chief Executive Officer and President and a director of Citadel and serves as our

Chief Executive Officer and Chairman of the Board of Directors. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee. See "Certain Transactions" for information regarding transactions with members of the compensation committee.

DIRECTOR COMPENSATION

     Our directors currently do not receive any cash compensation from How2.com for their services as members of the board of directors, although we reimburse members for expenses in connection with attendance at board of directors and committee meetings. In 1999, How2.com granted nonqualified stock options to purchase 200,000 shares of How2.com common stock at exercise prices between $0.25 and $2.50 per share (at least the fair market value at the date of grant) to each non-employee director for his service as director, in connection with his appointment to the board of directors, in each case subject to a two or three-year vesting schedule. Furthermore, in connection with the founding of How2.com, we granted options to purchase an additional 400,000 shares to each of Mr. Economou, Mr. Kiam and Mr. Rogers at an exercise price of $0.25 per share with a two-year quarterly vesting schedule. These options were not granted pursuant to any formal plan.

     The 1999 Non-Employee Directors' Stock Option Plan, which will become effective upon the completion of our initial public offering, provides for an initial grant of a nonqualified option to purchase 5,000 shares of common stock to each of our non-employee directors who first join the board of directors after the date of the initial public offering. Further, the 1999 Non-Employee Directors' Stock Option Plan provides that each of our non-employee directors will receive an option to purchase 5,000 shares of common stock on the day of each annual meeting of our stockholders, beginning with the 2000 annual meeting of stockholders. Up to 200,000 shares of common stock are reserved for issuance under the 1999 Non-Employee Directors' Stock Option Plan. The exercise price per share of each option will be the fair market value of the common stock on the date the option is granted. Each option granted under the 1999 Non-Employee Directors' Stock Option Plan is immediately exercisable as to 33% of the shares subject to the option, exercisable as to 66% of the shares subject to the option on the first anniversary of the day the option was granted and exercisable as to 100% of the shares subject to the option on the second anniversary of the day the option was granted. All options under the 1999 Non-Employee Directors' Stock Option Plan will become fully exercisable upon the occurrence of: (1) the death of the holder of an option, (2) the disability of the holder of an option, (3) a change in control of How2.com, or (4) a unanimous determination by the compensation committee that a particular option or options are to become fully exercisable.

     Each of our non-employee directors may from time to time be awarded, in the sole discretion of the entire board of directors, nonqualified stock options and related stock appreciation rights under the 1999 Stock Incentive Plan, in amounts and upon terms as are determined by the board of directors. The exercise price for any stock option to a non-employee director will be determined by the board of directors, which must be equal to the fair market value of the stock on the grant date or at a discount not to exceed 25% of the fair market value on the grant date. Generally, stock options granted to non-employee directors by the board of directors may not be exercised prior to six months from the option grant date except in certain circumstances, including termination of directorship or change in control of How2.com. Each non-employee director is also automatically eligible to elect prior to the beginning of each calendar year to convert the annual cash retainer and meeting fees, if any, payable by us to the non-employee director in the next calendar year to stock options under the 1999 Stock Incentive Plan, on the same basis as eligible executive. Non-employee directors may elect to convert up to 100% of their compensation paid by us in increments of 10%, but may not convert less than 50% of compensation if they choose to convert any compensation. See "-- 1999 Stock Incentive Plan".

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Under an employment agreement dated January 7, 1999, Steven B. Solomon agreed to be our Chief Executive Officer and Chairman of the Board of Directors. Under this employment agreement,

Mr. Solomon receives a base salary of $200,000 per year (which salary commenced on July 1, 1999, prior to which Mr. Solomon was paid by Citadel) and a discretionary bonus based on his performance and our overall performance, at the sole discretion of the compensation committee. The employment agreement has an initial term of five years. If Mr. Solomon is terminated for any reason other than for cause, he is entitled to a severance payment equal to three times his base salary and up to three times his bonus. Mr. Solomon's employment agreement contains a one-year covenant not to compete.

     Under an employment agreement dated June 15, 1999, Kenneth R. Johnsen agreed to be our Chief Operating Officer and President. Under the employment agreement, Mr. Johnsen is entitled to receive an annual salary of $150,000, and an annual bonus of up to $250,000 based on attainment of mutually agreed objectives, and he received a $250,000 signing bonus. The employment agreement has an initial term of two years. If Mr. Johnsen is terminated for any reason other than for cause, he is entitled to a severance payment equal to two times his base salary and bonus. Mr. Johnsen's employment agreement does not contain a covenant not to compete.

     In addition, we have entered into employment agreements with each of our executive officers and the following key employees: Ms. Conwell, Mr. Exall, Mr. Lane and Mr. Olsen. Under these employment agreements, the employees are entitled to receive up to one times their annual salary and bonus in the event of a termination by the Company other than for cause.

     We may enter into employment agreements with new executive officers, but no terms have been established. In addition, we are in the process of developing a bonus program that will be based on company performance targets.

     From time to time, through September 30, 1999, How2.com granted nonqualified options to purchase shares of our common stock to some of our employees, directors and consultants. Since inception, How2.com has granted options to purchase an aggregate of 23,544,750 shares of common stock at a weighted average exercise price of $0.89 per share. Of these options, options to purchase 7,300,000 shares have been exercised. Vesting of the shares of common stock subject to these options held by executive officers and other key employees automatically accelerate in connection with some changes in control of How2.com.

1999 STOCK INCENTIVE PLAN

     The board of directors adopted the 1999 Stock Incentive Plan to be effective upon the completion of the initial public offering. A majority of our stockholders have also approved the plan. The plan authorizes the compensation committee, which administers the plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

     A total of 6,000,000 shares of common stock are available and reserved for issuance under the terms of the 1999 Stock Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the compensation committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have not granted any awards under the 1999 Stock Incentive Plan as of the date of this prospectus.

  Option Grants

     The 1999 Stock Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the compensation committee, but cannot exceed ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the compensation committee, but generally a stock option will not be exercisable prior to six months from the date of the grant of a stock option. The exercise price per share of stock options is determined by the compensation committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

  Stock Appreciation Rights

     Stock appreciation rights may be granted in conjunction with nonqualified stock options granted under the 1999 Stock Incentive Plan to our officers, employees and consultants. Stock appreciation rights may only be exercised at such time and to the extent the underlying options are exercisable. These stock appreciation rights entitle the holder, upon exercise of the stock appreciation right, to receive an amount in any combination, of cash or our unrestricted common stock equal in value to the excess of the fair market value on the date of exercise of the stock appreciation rights of one share of our common stock over the exercise price per share of the connected stock option multiplied by the number of shares for which the stock appreciation right is exercised. Each stock appreciation right will terminate upon the termination of the related option.

  Restricted Stock Awards

     The compensation committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the compensation committee may determine. The compensation committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the compensation committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 1999 Stock Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the compensation committee, the participant will forfeit all shares still subject to restriction in exchange for the amount, if any, that the participant paid for them.

  Deferred Stock Awards

     Deferred stock awards may be made under the 1999 Stock Incentive Plan by the compensation committee to any of our officers, key employees and consultants it determines. These awards entitle the recipient to receive unrestricted shares without any payment in cash or property in one or more installments at a future date or dates, as determined by the compensation committee. Each deferred stock award will be confirmed by and subject to the terms of a deferred stock award agreement executed by us and the recipient and may generally not be sold, assigned, transferred, pledged or otherwise encumbered during the period specified by the compensation committee. Receipt of deferred stock may be conditioned on such matters as the compensation committee may determine, including continued employment or attainment of performance goals. All rights under a deferred stock award will generally terminate upon the participant's termination of employment prior to the receipt of unrestricted shares.

  Executive Compensation Conversion Stock Options

     Under the 1999 Stock Incentive Plan, each year the Chairman of the Board of Directors or the compensation committee will designate those executives eligible to convert salary and bonus to stock options for the next year. These eligible executives may then, prior to the beginning of the next calendar year, elect to convert up to 25% of their next year's salary and 25% of their next year's bonus (in either 5% or $10,000 increments) into stock options under the plan. On the last day of each calendar year, the total amount of salary, bonus and compensation an eligible executive elected to convert into stock options for that calendar year will be converted into stock options. The number of shares of common stock subject to stock options that are converted from salary, bonus or compensation will be the total dollar amount an eligible executive has elected to convert into stock options divided by the per share value of a stock option on the last day of that year, as determined by the compensation committee using any recognized option valuation model it selects. Options converted from salary, bonus or compensation are generally exercisable, cumulatively, as to 10% commencing on each of the first through tenth anniversaries of the day the option is converted.

     The exercise price per share of common stock under stock options obtained by conversion of salary, bonus or compensation will, at the election of the holder of the option prior to the year for which the option is converted from salary, bonus or cash, be either 100% of the fair market value on the last day of the year when the option is obtained or a lesser percentage determined by the compensation committee from time to time, but not less than 75% of the fair market value on the last day of the year when the option is obtained.

  Change of Control

     The 1999 Stock Incentive Plan provides that in the event of a change of control of How2.com, unless otherwise determined by the compensation committee prior to the change of control, and, to the extent expressly provided by the compensation committee, in the event of a potential change of control, the following will occur:

     - Any stock appreciation rights and any stock options that are not previously exercisable and vested will become fully exercisable and vested;

     - The restrictions and deferral limitations on restricted stock and deferred stock awards will lapse and these shares and awards will become fully vested; and

     - The value of all outstanding stock options, stock appreciation rights, restricted stock and deferred stock awards will, to the extent determined by the compensation committee, be settled on the basis of the change of control price as of the date the change of control occurs.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we are required to indemnify our officers and directors to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interests, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. We also intend to enter into indemnification agreements with our officers and directors. In addition, we have obtained directors and officers liability insurance.

                              CERTAIN TRANSACTIONS

     Since our inception on January 7, 1999, we have issued and sold common stock to the following persons who are our principal stockholders, executive officers or directors:

                                                  SHARES OF     AGGREGATE       VALUE
                                                    COMMON       PURCHASE        OF
INVESTOR                                           STOCK(1)       PRICE       SHARES(2)
--------                                          ----------    ----------    ---------
Lawrence Lacerte................................   2,400,000    $4,000,000
David S. Lundeen(3).............................   1,040,000     5,060,000
Edward L. Pierce................................      20,000        25,000
Citadel Technology, Inc. .......................  20,000,000       191,000(4)
Michael A. Ruff(5)..............................   2,000,000     3,000,000
Edward C. Krupa.................................      40,000        60,000

---------------

(1) Does not include shares issued pursuant to the exercise of options.
(2) Based on the assumed initial public offering price of $    per share.
(3) Includes 1,000,000 shares owned by Watershed Capital I, L.P. of which Mr. Lundeen is the managing general partner.
(4) $141,000 of which represents an intercompany payable for services performed by and expenditures paid by Citadel in support of How2.com's initial operations, which amount was converted into equity subsequent to June 30, 1999.
(5) Represents shares owned by Icarus Investments I, Ltd., of which Mr. Ruff is the president of the general partner. Mr. Ruff is also a director of Citadel.

     Shares held by all affiliated persons and entities have been aggregated. See the notes to the table on beneficial ownership in "Principal Stockholders" for more information regarding the beneficial ownership of the shares held by these purchasers.

     We sold the shares of our common stock to finance our development activities, operations and acquisitions. We issued the shares of common stock to Citadel on January 7, 1999 in a private transaction for a promissory note plus the provision of services including administrative, personnel, facilities and financial services through June 30, 1999. We issued other shares of common stock between February 1, 1999 and September 30, 1999 in private transactions to a limited number of individuals and institutional investors at a per share purchase price ranging from $1.25 to $8.00, resulting in aggregate proceeds to us of approximately $28.0 million. None of the investors were affiliated with How2.com prior to purchasing these shares, other than Mr. Lacerte, who served as a director of Citadel at the time, and Mr. Ruff, also a director of Citadel.

     In addition, some of our directors and executive officers have exercised options. We granted options to purchase 6,600,000 shares of common stock to Mr. Solomon (5,000,000 of which have been exercised at a weighted average exercise price of $0.07 per share), 3,800,000 shares to Mr. Johnsen (2,000,000 of which have been exercised at a weighted average exercise price of $0.025 per share), 600,000 shares to Mr. Economou (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share), 600,000 shares to Mr. Rogers (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share) and 800,000 to Mr. Wood (100,000 of which have been exercised at a weighted average exercise price of $0.25 per share). See "Management -- Director Compensation" and "Principal Stockholders."

     We intend to enter into an indemnification agreement with each of our executive officers and directors.

     We loaned an aggregate of $700,000 to Steven B. Solomon, our Chairman and Chief Executive Officer, which loans have been repaid. These loans bore interest at five percent per annum, had a maturity of less than two years, were full recourse and were secured by a pledge of 4,000,000 shares of our stock owned by Mr. Solomon. In addition, in July 1999 after repayment of the $700,000 in loans, we loaned $250,000 to Mr. Solomon, which has been repaid in full. This loan which bore interest at five percent per annum was full recourse, had a maturity of less than three months, and was secured by a pledge of 1,000,000 shares of our common stock owned by Mr. Solomon.

     We loaned $50,000 to Kenneth R. Johnsen, our President and Chief Operating Officer, which loan has been repaid. This loan bore interest at five percent per annum, had a maturity of less than two years, was full recourse and was secured by a pledge of 2,000,000 shares of our common stock owned by Mr. Johnsen. In addition, after repayment of the $50,000 loan, we loaned $750,000 to Mr. Johnsen, which we anticipate will be repaid prior to the completion of our initial public offering. This loan bears interest at five percent per annum, is full recourse, has a maturity of less than two years and is secured by a pledge of all of the shares of our common stock owned by Mr. Johnsen.

     All material future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee of our board of directors, including a majority of the independent and disinterested outside directors.

CERTAIN TRANSACTIONS WITH CITADEL

     As of September 30, 1999, Citadel owned approximately 46.0% of our outstanding shares of common stock. Through June 30, 1999, the Company received various services provided by Citadel, including the services of a number of its executives and employees. In consideration for these services, Citadel allocated a portion of its overhead costs related to such services to How2.com. These allocated expenses, totaling approximately $141,000, were contributed to How2.com as a portion of the consideration for the shares issued to Citadel. Management of How2.com believes that the amounts allocated to How2.com have been no less favorable to it than the expenses it would have incurred to obtain such services on its own or from unaffiliated third parties. None of these services have been provided to How2.com pursuant to any written agreement between How2.com and Citadel. In addition, Citadel has guaranteed the obligation of How2.com under our lease in Santa Monica, California.

     In the past, Citadel has borrowed cash from How2.com to cover short term cash requirements. How2.com has made those loans to Citadel, totaling approximately $451,000, pursuant to a promissory note secured by 300,000 shares of our common stock owned by Citadel. The note is due upon demand and bears interest at five percent per annum.

     Citadel has announced that, subject to compliance with Commission regulations and the expiration of a lock-up agreement with our underwriters, it intends to initiate a spin-off distribution of 3,000,000 of the shares of our common stock that it owns, approximately 180 days after the consummation of our initial public offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 1999, by the following persons:

     - each person or entity who we know to own beneficially more than five percent of our common stock;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     The number of shares of common stock outstanding after our initial public
offering includes      shares of common stock being offered for sale by us in
our initial public offering. The percentage of beneficial ownership for the following table is based on 43,625,788 shares of common stock outstanding as of
September 30, 1999, and      shares of common stock outstanding after the
completion of our initial public offering assuming no exercise of the underwriters' over-allotment option.

     Under the rules of the Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options and warrants that are exercisable within 60 days after September 30, 1999. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. Accordingly, the following table includes information regarding shares issuable under stock options and warrants exercisable within 60 days for the persons indicated and for all directors and executive officers as a group.

     Unless otherwise indicated, the address for each listed stockholder is c/o How2.com, Inc., 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

                                                                  SHARES
                                                               BENEFICIALLY    PERCENT BENEFICIALLY OWNED(1)
                                                                  OWNED       --------------------------------
NAME OF BENEFICIAL OWNER                                        NUMBER(1)     BEFORE OFFERING   AFTER OFFERING
------------------------                                       ------------   ---------------   --------------
Steven B. Solomon(2)........................................    25,200,000          57.5%                 %
Kenneth R. Johnsen(3).......................................     2,327,333           5.2
Lawrence Lacerte(4).........................................     2,737,500           6.2
David S. Lundeen(5).........................................     1,123,333           2.6
Mark Rogers(6)..............................................       327,500             *
Chris A. Economou(7)........................................       287,500             *
Michael Hammer Ph.D.(8).....................................        16,667             *
John W. Thompson(8).........................................        16,667             *
Edward L. Pierce(9).........................................        36,667             *
Robert E. Pickering, Jr.(8).................................        16,667             *
Victor K. Kiam II(10).......................................       166,667             *
Michael A. Ruff(11)
  8144 Walnut Hill Ln., Suite 172
  Dallas, Texas 75321.......................................     3,000,000           6.7
Citadel Technology, Inc.
  3811 Turtle Creek Blvd., Suite 770
  Dallas, Texas 75219.......................................    20,000,000          45.8
All Directors and Executive Officers as a Group (18
  persons)(12)..............................................    33,154,001          71.4%

---------------

  *  Less than 1%.
 (1) Excludes a pro rata portion of the 3,000,000 shares as to which Citadel intends to initiate a spin-off dividend approximately 180 days after our initial public offering, upon expiration of a lock-up agreement between Citadel and our underwriters.
 (2) Includes 20,000,000 shares owned by Citadel of which Mr. Solomon serves as President, Chief Executive Officer and a director. Mr. Solomon disclaims ownership of these shares. Also includes, 200,000 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days.

 (3) Includes 833,333 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Johnsen serves as a director. Mr. Johnsen disclaims ownership of the Citadel shares.
 (4) Includes 337,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Lacerte serves as a director. Mr. Lacerte disclaims ownership of the Citadel shares.
 (5) Includes 1,000,000 shares owned by Watershed Capital I, L.P., of which Mr. Lundeen is the managing general partner, and 83,333 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days.
 (6) Includes 187,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Rogers serves as a director. Mr. Rogers disclaims ownership of the Citadel shares.
 (7) Includes 187,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Economou serves as a director. Mr. Economou disclaims ownership of the Citadel shares.
 (8) Includes 16,667 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days.
 (9) Includes 16,667 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Pierce serves as a director. Mr. Pierce disclaims ownership of the Citadel shares.
(10) Includes 166,667 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days. Excludes 20,000,000 shares owned by Citadel of which Mr. Kiam serves as a director. Mr. Kiam disclaims ownership of the Citadel shares.
(11) Includes 2,000,000 shares owned by Icarus Investments I, Ltd., of which Mr. Ruff is the president of the general partner, 600,000 shares issuable pursuant to warrants issued to Icarus, 300,000 shares issuable pursuant to warrants issued to Mr. Ruff and 100,000 shares issuable pursuant to warrants issued to Ruff Family Limited Partnership, of which Icarus is general partner. These warrants are currently exercisable. Excludes 20,000,000 shares owned by Citadel of which Mr. Ruff serves as a director. Mr. Ruff disclaims ownership of the Citadel shares.
(12) Represents 10,334,000 shares, options to purchase 2,820,001 shares that are currently exercisable or exercisable within 60 days and 20,000,000 shares owned by Citadel.

     In addition, upon consummation of the proposed spin-off distribution, our directors and officers who were stockholders of Citadel as of the record date of the spin-off will receive a pro rata portion of the shares of our common stock in respect of shares of Citadel common stock held by them on the record date for the distribution.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 120,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value, as described below.

COMMON STOCK

     As of September 30, 1999, there were 43,625,788 shares of common stock outstanding that were held of record by approximately 170 stockholders. There
will be      shares of common stock outstanding, assuming no exercise of the
underwriters' over-allotment option and assuming no exercise after             ,
1999 of outstanding options, after giving effect to the sale of the shares of common stock offered in our initial public offering.

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board may determine from time to time. See "Dividend Policy". The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon the liquidation, dissolution or winding up of How2.com, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of our initial public offering will be fully paid and nonassessable.

PREFERRED STOCK

     Our Amended and Restated Certificate of Incorporation authorizes 1,000,000 shares of preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, without further vote or action by the stockholders. The board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of How2.com and could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. No shares of preferred stock are outstanding as of the date of this prospectus, and we currently have no plans to issue any of the preferred stock.

WARRANTS

     As of September 30, 1999, there were warrants outstanding to purchase 800,000 shares of common stock with an exercise price of $2.50 that were issued in connection with the acquisition of Forward, which warrants expire on May 21, 2001. These warrants are subject to an earnout provision. In addition, we issued warrants in connection with the sale of our common stock to purchase 1,000,000 shares at a weighted average exercise price of $1.08 per share to affiliates of a Citadel director who is a significant stockholder of our company. These warrants expire between January and April 2001.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND DELAWARE LAW

  Charter

     Our Amended and Restated Certificate of Incorporation includes a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include:

     - our board of directors is classified into three classes of directors as nearly equal in size as possible with staggered three year terms;

     - the authority of our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the price and the rights preferences and privileges of these shares, without stockholder approval;

     - stockholders must give advance notice prior to nominating directors or making any stockholder proposals at annual meetings;

     - directors can only be removed between annual meetings due to cause as determined by the vote of 80% of our outstanding shares and only incumbent directors can fill vacancies on the board of directors; and

     - only the incumbent directors can increase or decrease the size of the board of directors.

See "Risk Factors -- We have implemented anti-takeover provisions that could make it more difficult for a third party to acquire us".

  Delaware Takeover Statute

     Upon the closing of our initial public offering, we will be subject to
Section 203 of the Delaware General Corporation Law, which, subject to various exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. This restriction applies unless:

     - the transaction is approved by the board of directors prior to the date the stockholder became an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to various exceptions;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person who owns 15% or more of the outstanding voting stock of the corporation, and any entity or person affiliated with or controlling or controlled by the entity or person.

REGISTRATION RIGHTS

     After our initial public offering, the holders of approximately 15,924,468 shares of outstanding common stock will be entitled to rights with respect to the registration of these shares under the Securities Act, except to the extent such shares eligible for resale under Rule 144. The holders of registration rights are those investors that purchased shares of our common stock, as well as former shareholders of Forward and BPG. Under the terms of the agreements between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include these shares in the registration. Further, we have agreed with these holders to file a registration statement after our initial public offering. These rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances. In addition, the underwriters of our initial public offering have requested, and the holders of these shares have agreed, to enter into lock-up agreements pursuant to which these stockholders would agree not to sell their shares for 180 days following our initial public offering. Registration of these shares under the Securities Act, and their subsequent sale pursuant to such registration, would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is American Securities Transfer Corporation, Lakewood, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to our initial public offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after our initial public offering due to existing contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of our initial public offering, we will have shares of common stock outstanding. The shares sold in our initial public offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 43,625,788 shares of outstanding common stock are "restricted shares", as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rule 144, none of the restricted shares will be eligible for immediate sale on the date of this prospectus.

     Holders of 15,924,468 of the restricted shares have registration rights relating to those shares. We intend to file a registration statement under the Securities Act covering the resale of those restricted shares approximately 180 days after our initial public offering, except to the extent such shares are then eligible for resale under Rule 144.

LOCK-UP AGREEMENTS

     How2.com, our directors and executive officers and Citadel and some of our other stockholders and option holders have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of The Robinson-Humphrey Company, LLC, subject to limited exceptions. The Robinson-Humphrey Company, LLC, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after our initial public offering, a person who owns shares that were purchased from us at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of

     - one percent of our then-outstanding shares of common stock, which will
       equal approximately           shares immediately after our initial public
       offering, or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us at least two years previously, will be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

STOCK OPTIONS AND WARRANTS

     As of September 30, 1999, options and warrants to purchase a total of 18,044,750 shares of our common stock were outstanding, of which 3,799,445 were currently exercisable. Holders of options and warrants to purchase approximately 14,790,000 shares of our common stock are subject to 180 day lock-up agreements. An additional 6,000,000 shares of common stock will be available for future grants under the 1999 Stock Incentive Plan and an additional 200,000 shares of common stock will be available for future grants under the 1999 Non-Employee Directors' Stock Option Plan.

     We intend to file a Form S-8 registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 1999 Stock Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan approximately 30 days after the closing of our initial public offering. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under the Form S-8 registration statement will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

     We cannot predict the effect, if any, that market sales of shares of common stock, or the availability of shares for sale, will have on the market price of the common stock. Nevertheless, sales of a large number of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement among How2.com and the underwriters named below, for whom The Robinson-Humphrey Company, LLC is acting as the representative, How2.com has agreed to sell, and the underwriters have severally agreed to purchase, the number of shares set forth opposite the name of such underwriter.

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
The Robinson-Humphrey Company, LLC..........................

          Total.............................................
                                                                 =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in our initial public offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share in sales to certain other dealers. After the
offering, the public offering price and other selling terms may be changed.

     How2.com has granted to the underwriters a 30-day option to purchase up to
an additional           shares of common stock at the public offering price less
the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with our initial public offering. If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock approximately proportionate to such underwriter's initial purchase commitment.

     How2.com, its executive officers, directors and stockholders, including Citadel, have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of The Robinson-Humphrey Company, LLC, offer, sell, contract to sell, or otherwise dispose of, any shares of common stock of How2.com or any securities convertible into, or exercisable or exchangeable for, common stock of How2.com. The Robinson-Humphrey Company, LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     We intend to apply to list the shares of our common stock on The Nasdaq Stock Market's National Market under the symbol "HWTO".

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by How2.com in connection with our initial public offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.

                                                               PAID BY HOW2.COM
                                                              -------------------
                                                                 NO        FULL
                                                              EXERCISE   EXERCISE
                                                              --------   --------
Per share...................................................
          Total.............................................

     In connection with the offering, The Robinson-Humphrey Company, LLC, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when The Robinson-Humphrey Company, LLC, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     How2.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     The underwriters have reserved for sale, at the public offering price, up
to      shares of common stock for persons designated by How2.com who have expressed an interest in purchasing such shares of common stock in our initial public offering. The number of shares available for sale to the general public in our initial public offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. The underwriters are aware of the "Free-Riding and Withholding" Conduct Rules of the National Association of Securities Dealers in connection with the sale of certain issuer-directed securities and will comply with those rules.

     Prior to our initial public offering, there has been no public market for our shares of common stock. Consequently, our initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining our initial public offering price will be:

     - the future prospects of How2.com and its industry in general;

     - sales, earnings and certain other financial operating information of How2.com in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of How2.com.

     The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the underwriters by Kilpatrick Stockton LLP, Atlanta, Georgia.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at June 30, 1999, and for the period from January 7, 1999 (inception) to June 30, 1999, and the combined financial statements of Forward at May 20, 1999, and for the period from January 1, 1999 to May 20, 1999, as set forth in their reports. We have included the combined financial statements of Forward, the Predecessor, as of and for the period ending May 20, 1999, and our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of the Predecessor, Forward, as of December 31, 1997 and 1998 and for each of the years in the two-year period ended December 31, 1998 have been included in this registration statement in reliance upon the report of Grant Thornton LLP, independent auditors, given and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in our initial public offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to How2.com and our common stock, reference is made to the registration statement and the exhibits and schedules thereto.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. You may call the Commission (1-800-SEC-0330) for further information on the operation of its public reference rooms. Our filings with the Commission, including the registration statement, will also be available to you on the Commission's website (http://www.sec.gov).

                        HOW2.COM, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young, LLP, Independent Auditors -- The
  Company...................................................   F-2
Report of Ernst & Young, LLP, Independent Auditors -- The
  Predecessor...............................................   F-3
Report of Grant Thornton, LLP, Independent Auditors -- The
  Predecessor...............................................   F-4
Balance Sheets as of December 31, 1997 and 1998, May 20,
  1999 and June 30, 1999....................................   F-5
Statements of Operations for the years ended December 31,
  1997 and 1998, the period from January 1, 1999 to May 20,
  1999, and the period from January 7, 1999 to June 30,
  1999......................................................   F-6
Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1998, the period from January 1,
  1999 to May 20, 1999, and the period from January 7, 1999
  to June 30, 1999..........................................   F-7
Statements of Cash Flows for the years ended December 31,
  1997 and 1998, the period from January 1, 1999 to May 20,
  1999, and the period from January 7, 1999 to June 30,
  1999......................................................   F-9
Notes to Financial Statements...............................   F-10

       REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS -- THE COMPANY

The Board of Directors
How2.com, Inc.

     We have audited the accompanying consolidated balance sheet of How2.com, Inc. and subsidiaries (the Company) as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (January 7, 1999) to June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of How2.com, Inc. and subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for the period from inception (January 7, 1999) to June 30, 1999 in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP

Dallas, Texas
October 8, 1999

     REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS -- THE PREDECESSOR

The Board of Directors
How2.com, Inc.

     We have audited the accompanying combined balance sheet of Forward Communications, Inc., Forward Freight, Inc. and FCI Services, Inc. (collectively "Forward Companies") as of May 20, 1999, and the related combined statements of operations, stockholders' equity and cash flows for the period from January 1, 1999 to May 20, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Forward Companies as of May 20, 1999, and the results of their operations and their cash flows for the period from January 1, 1999 to May 20, 1999 in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP

Dallas, Texas
October 8, 1999

     REPORT OF GRANT THORNTON, LLP, INDEPENDENT AUDITORS -- THE PREDECESSOR

The Board of Directors

Forward Communications, Inc.
Forward Freight, Inc.
FCI Services, Inc.

     We have audited the accompanying combined balance sheets of Forward Communications, Inc., Forward Freight, Inc. and FCI Services, Inc. (collectively "Forward Companies") as of December 31, 1998 and 1997, and the related combined statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Forward Companies as of December 31, 1998 and 1997, and the combined results of their operations and their combined cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/  GRANT THORNTON LLP

Dallas, Texas
May 7, 1999

                        HOW2.COM, INC. AND SUBSIDIARIES

                                 BALANCE SHEETS

                                     ASSETS

                                                                  PREDECESSOR                   HOW2.COM
                                                    ----------------------------------------   -----------
                                                    DECEMBER 31,   DECEMBER 31,    MAY 20,      JUNE 30,
                                                        1997           1998          1999         1999
                                                    ------------   ------------   ----------   -----------
Current assets:
  Cash and cash equivalents.......................   $  395,468     $  329,280    $    1,854   $ 5,532,629
  Marketable securities, available for sale.......      107,049        419,014       249,981       252,049
  Accounts receivable.............................      519,967      3,887,191     3,477,886     4,307,354
  Subscription receivable.........................           --             --            --       160,000
  Receivables from stockholders...................      155,664         66,314            --            --
  Notes receivable from officers and affiliates...           --         14,314        78,266       819,652
  Prepaid expense and other current assets........       36,931         44,052       157,315       207,736
                                                     ----------     ----------    ----------   -----------
         Total current assets.....................    1,215,079      4,760,165     3,965,302    11,279,420
Property and equipment, net.......................      301,264        685,563       559,966     1,193,705
Intangible assets, net............................           --             --            --     3,480,962
Goodwill, net.....................................           --             --            --    11,051,000
Deferred income tax asset.........................           --             --        41,464            --
Other assets......................................           --             --           861        85,249
                                                     ----------     ----------    ----------   -----------
         Total assets.............................   $1,516,343     $5,445,728    $4,567,593   $27,090,336
                                                     ==========     ==========    ==========   ===========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable................................   $  149,527     $  120,511    $  173,918   $   743,235
  Promotion payable...............................      330,963      4,380,963     5,710,488     5,995,161
  Accrued liabilities.............................        4,271         60,704        86,541       404,365
  Payable to Citadel..............................           --             --            --       140,786
  Deferred income.................................           --             --            --        11,799
  Deferred income tax liability...................       48,300         11,700        38,478            --
  Current portion of long-term debt and capital
    lease obligations.............................       34,810         36,455        34,687        47,570
  Other current liabilities.......................       15,000             --         1,277        82,981
                                                     ----------     ----------    ----------   -----------
         Total current liabilities................      582,871      4,610,333     6,045,389     7,425,897
Deferred income tax liability.....................           --             --            --     1,386,056
Long-term debt and capital lease obligations......       24,377        198,840       151,657       155,390
Commitments and contingencies.....................
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000
    shares authorized; no shares issued or
    outstanding...................................           --             --            --            --
  Common stock -- How2.com -- $0.01 par value;
    120,000,000 shares authorized; 40,056,988
    shares issued and outstanding.................           --             --            --       400,570
  Common stock -- Predecessor.....................        2,000          3,000         3,000            --
  Additional paid-in capital......................           --             --            --    26,712,615
  Accumulated other comprehensive income (loss)...        5,496         (4,015)        5,138           946
  Retained earnings (deficit).....................      901,599        637,570    (1,637,591)   (2,159,024)
  Notes receivable from officers and affiliates...           --             --            --      (124,250)
  Deferred compensation...........................           --             --            --    (6,707,864)
                                                     ----------     ----------    ----------   -----------
         Total stockholders' equity...............      909,095        636,555    (1,629,453)   18,122,993
                                                     ----------     ----------    ----------   -----------
         Total liabilities and stockholders'
           equity.................................   $1,516,343     $5,445,728    $4,567,593   $27,090,336
                                                     ==========     ==========    ==========   ===========

                            See accompanying notes.

                        HOW2.COM, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                                                           PREDECESSOR                       HOW2.COM
                                          ---------------------------------------------   ---------------
                                           YEAR ENDED     YEAR ENDED                      JANUARY 7, 1999
                                          DECEMBER 31,   DECEMBER 31,   JANUARY 1, 1999   (INCEPTION) TO
                                              1997           1998       TO MAY 20, 1999    JUNE 30, 1999
                                          ------------   ------------   ---------------   ---------------
Net revenues............................   $2,171,978     $3,227,914      $ 2,234,473       $   567,354
Revenues from acquired contracts........           --             --               --           305,199
                                           ----------     ----------      -----------       -----------
  Total revenues........................    2,171,978      3,227,914        2,234,473           872,553
Cost of revenue.........................      935,501        645,020          353,151           121,938
Cost of revenue from acquired
  contracts.............................           --             --               --           217,913
                                           ----------     ----------      -----------       -----------
     Gross profit.......................    1,236,477      2,582,894        1,881,322           532,702
Operating expenses:
  Selling, general and administrative...    1,148,223      2,733,635        4,096,429         1,787,007
  Stock-based compensation..............           --             --               --           417,666
  Depreciation and amortization.........       99,139        104,589           24,166           533,531
                                           ----------     ----------      -----------       -----------
     Total operating expense............    1,247,362      2,838,224        4,120,595         2,738,204
                                           ----------     ----------      -----------       -----------
       Loss from operations.............      (10,885)      (255,330)      (2,239,273)       (2,205,502)
Other income (expense):
  Interest income.......................       23,596         33,714           27,234            49,639
  Interest expense......................       (6,998)        (5,258)         (12,433)           (3,161)
  Miscellaneous income (expense)........       16,258          9,670          (91,384)               --
                                           ----------     ----------      -----------       -----------
       Total other income (expense).....       32,856         38,126          (76,583)           46,478
                                           ----------     ----------      -----------       -----------
Income (loss) before income taxes.......       21,971       (217,204)      (2,315,856)       (2,159,024)
  Tax (benefit) provision...............       62,618        (25,518)         (40,695)               --
                                           ----------     ----------      -----------       -----------
          Net loss......................   $  (40,647)    $ (191,686)     $(2,275,161)      $(2,159,024)
                                           ==========     ==========      ===========       ===========
Basic and diluted net loss per share....                                                    $     (0.07)
                                                                                            ===========
Weighted average shares of common stock
  outstanding used in computing basic
  and diluted net loss per share........                                                     32,842,533
                                                                                            ===========

                            See accompanying notes.

                        HOW2.COM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          ACCUMULATED
                                          COMMON STOCK      RETAINED         OTHER            TOTAL
                                        ----------------    EARNINGS     COMPREHENSIVE    STOCKHOLDERS'
PREDECESSOR:                            SHARES    AMOUNT    (DEFICIT)    INCOME (LOSS)   EQUITY (DEFICIT)
------------                            -------   ------   -----------   -------------   ----------------
Balance, January 1, 1997..............  110,000   $2,000   $ 1,072,182      $    --        $ 1,074,182
Comprehensive income (loss):
  Net loss............................       --       --       (40,647)          --            (40,647)
  Unrealized gain on marketable
     securities available for sale....       --       --            --        5,496              5,496
                                                                                           -----------
  Total comprehensive income (loss)...                                                         (35,151)
  Distributions to stockholders.......       --       --      (129,936)          --           (129,936)
                                        -------   ------   -----------      -------        -----------
Balance, December 31, 1997............  110,000    2,000       901,599        5,496            909,095
Comprehensive income (loss):
  Net loss............................       --       --      (191,686)          --           (191,686)
  Unrealized loss on marketable
     securities available for sale....       --       --            --       (9,511)            (9,511)
                                                                                           -----------
  Total comprehensive income (loss)...                                                        (201,197)
  Issuance of 100,000 shares of FCI
     Services, Inc. common stock......  100,000    1,000            --           --              1,000
  Distributions to stockholders.......       --       --       (72,343)          --            (72,343)
                                        -------   ------   -----------      -------        -----------
Balance, December 31, 1998............  210,000    3,000       637,570       (4,015)           636,555
Comprehensive income (loss):
  Net loss............................       --       --    (2,275,161)          --         (2,275,161)
  Unrealized gain on marketable
     securities available for sale....       --       --            --        9,153              9,153
  Total comprehensive income (loss)...                                                      (2,266,008)
                                        -------   ------   -----------      -------        -----------
Balance, May 20, 1999.................  210,000   $3,000   $(1,637,591)     $ 5,138        $(1,629,453)
                                        =======   ======   ===========      =======        ===========

                        HOW2.COM, INC. AND SUBSIDIARIES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                ACCUMULATED                     NOTES
                                                                   OTHER                     RECEIVABLE-
                             COMMON STOCK        ADDITIONAL    COMPREHENSIVE    RETAINED      OFFICERS
                         ---------------------     PAID-IN        INCOME        EARNINGS         AND         DEFERRED
HOW2.COM:                  SHARES      AMOUNT      CAPITAL        (LOSS)        (DEFICIT)    AFFILIATES    COMPENSATION
---------                ----------   --------   -----------   -------------   -----------   -----------   ------------
Issuance of common
  stock upon inception
  of the Company
  (January 7, 1999)....  20,000,000   $200,000   $  (150,000)   $        --    $        --    $ (50,000)   $        --
Issuance of common
  stock upon exercise
  of stock options.....   6,300,000     63,000       162,000             --             --      (74,250)            --
Issuance of common
  stock through private
  equity offerings, net
  of issuance costs of
  $240,000.............  10,255,668    102,557    15,609,485             --             --           --             --
Issuance of common
  stock for
  acquisitions.........   3,400,000     34,000     3,966,000             --             --           --             --
Issuance of common
  stock and stock
  options for
  compensation.........     101,320      1,013     7,125,130             --             --           --     (7,060,200)
Amortization of
  deferred
  compensation.........          --         --            --             --             --           --        352,336
Unrealized gain on
  marketable securities
  available for sale...          --         --            --            946             --           --             --
Net loss since
  inception............          --         --            --             --     (2,159,024)          --             --
                         ----------   --------   -----------    -----------    -----------    ---------    -----------
                         40,056,988   $400,570   $26,712,615    $       946    $(2,159,024)   $(124,250)   $(6,707,864)
                         ==========   ========   ===========    ===========    ===========    =========    ===========


                             TOTAL
                         STOCKHOLDERS'
HOW2.COM:                   EQUITY
---------                -------------
Issuance of common
  stock upon inception
  of the Company
  (January 7, 1999)....  $         --
Issuance of common
  stock upon exercise
  of stock options.....       150,750
Issuance of common
  stock through private
  equity offerings, net
  of issuance costs of
  $240,000.............    15,712,042
Issuance of common
  stock for
  acquisitions.........     4,000,000
Issuance of common
  stock and stock
  options for
  compensation.........        65,943
Amortization of
  deferred
  compensation.........       352,336
Unrealized gain on
  marketable securities
  available for sale...           946
Net loss since
  inception............    (2,159,024)
                         ------------
                         $ 18,122,993
                         ============

                            See accompanying notes.

                        HOW2.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       PREDECESSOR                    HOW2.COM
                                                        -----------------------------------------   -------------
                                                                                                       PERIOD
                                                                                    PERIOD FROM         FROM
                                                        YEAR ENDED DECEMBER 31,   JANUARY 1, 1999    JANUARY 7,
                                                        -----------------------     TO MAY 20,         1999 TO
                                                          1997         1998            1999         JUNE 30, 1999
                                                        ---------   -----------   ---------------   -------------
OPERATING ACTIVITIES:
Net loss............................................... $ (40,647)  $  (191,686)    $(2,275,161)     $(2,159,024)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Depreciation.........................................    99,139       104,589          24,166           71,487
  Amortization.........................................        --            --              --          462,044
  Loss on sale of property and equipment...............     3,962         2,203         218,460               --
  Loss on sale of marketable securities................        --            --          43,629               --
  Stock-based compensation expense.....................        --            --              --          417,666
  Reduction in receivables from stockholders through
    compensation.......................................        --        76,841              --               --
  Deferred income tax expense (benefit)................    48,300       (36,600)        (14,686)              --
  Changes in operating assets and liabilities:
    Accounts receivable................................  (298,336)   (3,367,224)        409,305         (829,468)
    Accounts payable and accrued liabilities...........   (46,592)       27,417          79,244          887,141
    Promotion payable..................................   330,963     4,050,000       1,329,525          284,673
    Payable to Citadel.................................        --            --              --          140,786
    Deferred income....................................        --            --              --           11,799
    Other..............................................    (4,786)      (40,435)       (113,623)         (53,359)
                                                        ---------   -----------     -----------      -----------
         Net cash provided by (used in) operating
           activities..................................    92,003       625,105        (299,141)        (766,255)
INVESTING ACTIVITIES:
Acquisition of Forward, net of cash received...........        --            --              --       (8,050,692)
Cash acquired in 2-Lane transaction....................        --            --              --           77,284
Purchase of property and equipment.....................  (112,354)     (506,632)       (145,560)        (705,222)
Proceeds from sale of equipment........................    18,847        15,541          29,307               --
Purchase of marketable securities......................  (104,622)     (332,001)             --           (1,122)
Maturities of marketable securities....................   102,728        10,525         134,557               --
                                                        ---------   -----------     -----------      -----------
         Net cash provided by (used in) investing
           activities..................................   (95,401)     (812,567)         18,304       (8,679,752)
FINANCING ACTIVITIES:
Payments on (issuance of) note receivable..............    17,000        19,000         (63,952)        (590,635)
Payments received (made) on receivables from
  stockholders.........................................    13,619       (59,834)         66,314               --
Payments on long-term debt and capital lease
  obligations..........................................   (82,182)      (74,418)        (48,951)              --
Proceeds from long-term debt...........................    60,400       235,526              --           16,616
Net proceeds from issuance of common stock.............        --         1,000              --       15,552,655
Distributions to stockholders..........................  (129,936)           --              --               --
                                                        ---------   -----------     -----------      -----------
         Net cash provided by (used in) financing
           activities..................................  (121,099)      121,274         (46,589)      14,978,636
                                                        ---------   -----------     -----------      -----------
Net increase (decrease) in cash and cash equivalents...  (124,497)      (66,188)       (327,426)       5,532,629
Cash and cash equivalents at beginning of period.......   519,965       395,468         329,280               --
                                                        ---------   -----------     -----------      -----------
Cash and cash equivalents at end of period............. $ 395,468   $   329,280     $     1,854      $ 5,532,629
                                                        =========   ===========     ===========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid.......................................... $   6,998   $     5,258     $    12,433      $     3,161
                                                        =========   ===========     ===========      ===========
Taxes paid.............................................    13,042        14,000              --               --
                                                        =========   ===========     ===========      ===========
Noncash investing and financing activities:
Receivable transferred to a stockholder as a
  distribution......................................... $      --   $    72,343     $        --      $        --
                                                        =========   ===========     ===========      ===========

                            See accompanying notes.

                        HOW2.COM, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     How2.com, Inc. was incorporated in the State of Delaware in January 1999. On January 7, 1999, the company issued 20,000,000 shares of common stock to Citadel Technology, Inc., a publicly held company ("Citadel"). All references to the "Company" or "How2" refer to How2.com, Inc. and include its subsidiaries. The Company was formed on January 7, 1999 for the purpose of developing a digital marketplace where manufacturers, retailers, content providers and consumers come together to satisfy interdependent market needs. At June 30, 1999, the Company was in the process of developing internet channels that will offer our retailers and manufacturers (e-partners(TM)) the opportunity to selectively associate their company with products, tutorials, editorials or current events to a highly targeted audience in a non-threatening environment. In addition, the Company offers our e-seekers(TM) entertaining relevant tutorial information, e-commerce opportunities and services including online rebate processing.

     On May 20, 1999, the Company purchased the stock of the Forward Companies ("Forward"), a leading product rebate and promotional fulfillment operation that offered solutions for designing, implementing and fulfilling merchandise and consumer rebate programs. Consideration paid in connection with the acquisition totaled $10,500,000 and $52,000 in acquisition costs, consisting of $8,000,000 cash and 1,000,000 common shares valued at $2,500,000. In addition, the Company issued 1,200,000 shares of common stock and 800,000 contingently issuable warrants to purchase common stock subject to earnout provisions. This acquisition has been treated as a business combination accounted for by the purchase method of accounting. The accompanying financial statements of the Company include the accounts of Forward subsequent to May 20, 1999, the date of the acquisition. For purposes of identification and description, Forward is referred to as the "Predecessor" for the period prior to the date of acquisition. The financial statements of Forward consist of the combination of Forward Communications, Inc., FCI Services, Inc. and Forward Freight, Inc.

     On March 17, 1999, the Company completed the acquisition of the stock of 2-Lane Media, Inc. ("2-Lane"), a company which was involved in web site and e-commerce design services. Consideration paid for the acquisition was 1,200,000 of How2.com common shares valued at $1,500,000 and approximately $9,200 in transaction costs, substantially all of which was paid for purchased expertise.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Presentation

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Further, certain prior year amounts have been reclassified to conform to the current year presentation.

     As discussed above, included in the financial statements are operations relating to Forward, which is deemed to be the Predecessor. Financial data of the Company with respect to all periods subsequent to May 20, 1999 reflect the Forward acquisition under the purchase method of accounting. Therefore, financial data with respect to Forward prior to the acquisition on May 20, 1999, generally will not be comparable to that of the Company.

  Revenue Recognition

     The Company's rebate customers are primarily comprised of manufacturers in the high-tech industry and are located throughout the United States. The Company recognizes revenue from these customers principally from rebate programs, which consist of the processing fee earned per rebate, the graphics, printing and shipping fees earned for the production and distribution of tear pads, and an estimate of the amount of rebate checks that will never be cashed (referred to as "slippage"). The estimate of the amount

                        HOW2.COM, INC. AND SUBSIDIARIES
of the rebate checks that will never be cashed was $161,000, $1,774,000, $1,330,100 and $269,000 for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to May 20, 1999 and the period from May 21, 1999 to June 30, 1999, respectively. The amount of uncashed checks in any given period could differ from management's estimate and could have a material impact on the Company's financial position and results of operations. (See Note 11)

     Excluded from revenue is the face amount of the rebates collected from the Company's clients, and excluded from cost of revenue is the face amount of the rebate paid to the customer. These amounts totaled $806,000, $10,872,000, $13,301,000 and $2,693,000 for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to May 20, 1999 and the period from inception to June 30, 1999, respectively.

  Cost of Revenues

     Cost of revenues primarily represent expenses related to printing, fulfillment and shipping services associated with rebates and promotional fulfillment.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

  Marketable Securities

     Marketable debt and equity securities are classified as available for sale and are carried at fair market value. Unrealized gains and losses are recorded as a component of stockholders' equity until realized. Realized gains and losses on the sale of investments are based upon the specific identification method and are included in the statement of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

     Property and equipment, including items financed through capital leases, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

ASSET CLASSIFICATION                                         YEARS
--------------------                                     -------------
Furniture and equipment...............................   3-5
Information systems software..........................   5
Information systems hardware..........................   5
Automobiles...........................................   5
Leasehold improvements................................   Life of lease

  Intangible Assets

     In connection with the Forward acquisition, the Company recorded customer relationships valued at $1,500,000. Goodwill, which represents the excess of the purchase price over the net assets acquired, was

                        HOW2.COM, INC. AND SUBSIDIARIES
recorded for approximately $11,236,550. The Company recorded purchased expertise of approximately $2,257,200 in connection with the acquisition of stock in the 2-Lane Media transaction. The intangibles are amortized using the straight-line method over the estimated useful lives of the assets as follows:

ASSET CLASSIFICATION                                           YEARS
--------------------                                           -----
Goodwill....................................................     7
Customer relations..........................................     3
Purchased expertise.........................................     3

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews long-lived assets, identifiable intangibles and goodwill pertaining to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected cash flows is less than the carrying amount of the asset, an impairment indicator is present. The impairment would be measured by the amount by which the asset exceeds the future discounted cash flow.

  Income Taxes

     Deferred income tax expenses are provided based upon estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based upon provisions of enacted laws.

     Forward was comprised of three businesses: Forward Communications, Inc., FCI Services, Inc. and Forward Freight, Inc. In 1997 and 1998, both Forward Communications, Inc. and FCI Services, Inc. were taxed under S Corporation status of the Internal Revenue Code (the "Code") as amended. The Code and certain applicable state statutes provide that the income and expenses of an S Corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. Effective January 1999, Forward Freight, Inc. also filed for S Corporation status. A provision for income taxes on a pro forma basis, as if Forward were liable for federal and state income taxes as a taxable corporate entity, is not significant because the benefit of the operating losses would be fully reserved in a valuation allowance.

  Stock-Based Compensation

     The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 12 regarding the pro forma net loss and earnings per share information as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123).

  Net Loss Per Share

     Basic income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding during the period. Basic income (loss) per share excludes any dilutive effects of options as well as the effect of contingently issuable warrants and contingently returnable common shares issued in connection with the Forward acquisition. Diluted income

                        HOW2.COM, INC. AND SUBSIDIARIES

(loss) per common share includes the dilutive effect of options calculated using the treasury stock method, and, under certain conditions, includes the effect of contingently issuable common stock and warrants. Options to purchase 15,908,500 shares of common stock have been excluded from the computation of diluted income
(loss) per share as the effect would be anti-dilutive. The effect of 1,200,000 contingently returnable common shares and 800,000 contingently issuable warrants have been excluded from both basic and diluted income (loss) per share computations as the attainment of the specified financial goals required for issuance have not been met.

  Comprehensive Income

     In July 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

  Software Developed and Obtained for Internal Use

     The Company expenses or capitalizes the cost of computer software developed or obtained for internal use in accordance with Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." During the period from inception to June 30, 1999, the Company capitalized approximately $86,250 of costs incurred to develop its web site infrastructure.

  Start-Up Costs

     SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. The Company expenses start-up activities and organization costs incurred in accordance with issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

  Recent Accounting Pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It also provides guidance for accounting changes in the fair value of the derivative (i.e., gains and losses). SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of SFAS 133 will have a material effect on its financial statements.

3. ACQUISITION

     In May 1999, How2.com completed the acquisition of Forward, a leading product rebate and promotional fulfillment operation that offers solutions for designing, implementing and fulfilling merchandise and consumer rebate programs. The terms of the transaction included a cash payment of $8,000,000 and 1,000,000 shares of How2.com common stock. In connection with the acquisition, How2.com agreed to issue additional shares to the shareholders of Forward in the event our common stock does not trade above $2.50 per share at any time during the 30 days following our initial public offering. How2.com also granted to the former shareholders of Forward warrants to purchase an additional 800,000 shares at $2.50 per share, and an additional 1,200,000 shares of common stock in the event certain earnout provisions are met for the nine month period ended December 31, 1999. If the earnout provisions are met, the distribution of the shares and warrants to the former Forward shareholders would increase the amount of goodwill by the then current fair value of the contingent securities which would increase our amortization expense over the remaining life of goodwill. The total purchase price of $10,552,000, including acquisition costs, was allocated to tangible assets acquired of approximately $4,568,000, liabilities

                        HOW2.COM, INC. AND SUBSIDIARIES
assumed of $6,198,000, customer relationships of $1,500,000 and goodwill of $10,682,000. Goodwill was additionally increased by $554,550, relating to deferred tax liabilities resulting from the non-deductibility of customer relationships, resulting in total goodwill of $11,236,550. The allocation of the purchase price is preliminary and subject to adjustment as the valuation of customer relationships and the evaluation of certain liabilities has not been finalized.

     The acquisition of Forward has been accounted for under the "purchase" method of accounting, with How2.com as the acquirer in accordance with generally accepted accounting principles. The results of operations for the six months ended June 30, 1999, include Forward's financial results after May 20, 1999.

     The following unaudited financial information represents the Company's results of operations on a pro forma basis as if the acquisition had occurred on January 1, 1998:

                                                                     PRO FORMA
                                                        ------------------------------------
                                                           YEAR ENDED       SIX MONTHS ENDED
                                                        DECEMBER 31, 1998    JUNE 30, 1999
                                                        -----------------   ----------------
Total revenues........................................     $ 3,227,914        $ 3,107,026
                                                           ===========        ===========
Net loss..............................................     $(2,108,907)       $(5,211,882)
                                                           ===========        ===========
Basic and diluted net loss per share..................     $     (0.06)       $     (0.16)
                                                           ===========        ===========
Weighted average shares of common stock outstanding
  used in computing basic and diluted net loss per
  share...............................................      32,842,533         32,842,533
                                                           ===========        ===========

     These pro forma amounts represent the historical operating results of the Company and Forward, combined with appropriate adjustments which give effect to incremental goodwill amortization and amortization related to the value assigned to the customer relationships acquired in connection with the acquisition. Pro forma adjustments for amortization expense relating to goodwill and acquired customer relationships totaled $2,105,221 and $809,271 in the period ending December 31, 1998 and June 30, 1999, respectively. In addition, adjustments to income tax benefit of $188,000 and $72,269 in the periods ending December 31, 1998 and June 30, 1999, respectively, are included in the pro forma amounts relating to the amortization of the customer relationship intangible. No tax adjustments are included relating to the amortization of goodwill as such assets are not deductible for tax purposes. The pro forma data is not intended to be indicative of actual results had the acquisition occurred on January 1, 1998 nor do they indicate results which may be achieved in the future.

4. ASSET PURCHASES

     In March 1999, How2.com completed the acquisition of 2-Lane, a company that offered web site and e-commerce design services for a diverse client roster. The Company will no longer offer web site and e-commerce design services to outside customers but, rather, will utilize the talent acquired in the acquisition to develop and maintain its own web site. In connection with the completion of acquired contracts, the Company recognized revenue of approximately $305,200 for the period from January 7, 1999 to June 30, 1999. The purchase price for the stock acquired from 2-Lane consisted of 1,200,000 shares of How2.com common stock valued at $1,500,000 and approximately $9,200 in transaction costs. The 1,200,000 shares are convertible at the option of the holders into shares of Citadel common stock in the event the How2.com shares do not become publicly traded by March 2000. The total consideration was preliminarily allocated to tangible assets acquired of approximately $241,700, liabilities assumed of approximately $155,200 and purchased expertise valued at approximately $1,422,700. The intangible asset acquired was additionally increased by $834,500, relating to deferred tax liabilities resulting from the non-deductibility of the purchased expertise, resulting in total purchased expertise of $2,257,200. The allocation

                        HOW2.COM, INC. AND SUBSIDIARIES
of the purchase price is preliminary and subject to adjustment as a valuation of the purchased expertise has not been finalized.

     In August 1999, How2.com completed the acquisition of certain assets used in multimedia production and content conversion (to convert traditional media formats into web-enabled content) from Broadcast Production Group, Inc. ("BPG"). In addition, How2.com retained certain members of the BPG management team as employees. The purchase price consisted of $500,000 in cash and 200,000 shares of common stock valued at $2,000,000. In connection with the acquisition, How2.com agreed to issue additional shares to the shareholders of BPG (based on the average closing price over the 30 days following our initial public offering date) in the event the common stock does not trade at or above $10 in the thirty days following the initial public offering by How2.com such that the total value of the consideration would equal $2,000,000.

5. MARKETABLE SECURITIES -- AVAILABLE FOR SALE

     Investments in marketable securities -- available for sale consist of the following:

                                      DECEMBER 31, 1997                   DECEMBER 31, 1998
                               --------------------------------   ---------------------------------
                                           MARKET    UNREALIZED               MARKET    UNREALIZED
                                 COST      VALUE        GAIN        COST      VALUE     GAIN (LOSS)
                               --------   --------   ----------   --------   --------   -----------
Mutual funds.................  $ 50,272   $ 55,331     $5,059     $314,038   $328,108    $ 14,070
Municipal bonds..............    51,281     51,718        437       51,281     51,718         437
Common stock.................        --         --         --       57,710     39,188     (18,522)
                               --------   --------     ------     --------   --------    --------
                               $101,533   $107,049     $5,496     $423,029   $419,014    $ (4,015)
                               ========   ========     ======     ========   ========    ========

                                          MAY 20, 1999                      JUNE 30, 1999
                                --------------------------------   --------------------------------
                                            MARKET    UNREALIZED               MARKET    UNREALIZED
                                  COST      VALUE        GAIN        COST      VALUE        GAIN
                                --------   --------   ----------   --------   --------   ----------
Mutual funds..................  $244,843   $249,981     $5,138     $251,103   $252,049      $946
                                ========   ========     ======     ========   ========      ====

     During the period from January 1, 1999 to May 20, 1999, gross proceeds from the sale of marketable securities was $134,557 with realized gains of $14,052 and realized losses of $57,681. The cost of the marketable securities sold was determined through specific identification.

6. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                           DECEMBER 31
                                      ---------------------
                                        1997        1998      MAY 20, 1999   JUNE 30, 1999
                                      ---------   ---------   ------------   -------------
Furniture and equipment.............  $ 176,858   $ 358,671    $ 429,780      $  310,420
Information systems hardware........    153,204     302,637      321,872         320,723
Information systems software........     33,041      35,844       38,958         562,942
Automobiles.........................    136,305     217,766           --              --
Leasehold improvements..............     21,273      82,066       84,408          71,107
                                      ---------   ---------    ---------      ----------
          Total.....................    520,681     996,984      875,018       1,265,192
Less -- Accumulated depreciation....   (219,417)   (311,421)    (315,052)        (71,487)
                                      ---------   ---------    ---------      ----------
Net property and equipment..........  $ 301,264   $ 685,563    $ 559,966      $1,193,705
                                      =========   =========    =========      ==========

                        HOW2.COM, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Outstanding long-term debt and capital lease obligations consisted of the following:

                                            DECEMBER 31,
                                         ------------------
                                          1997       1998     MAY 20, 1999   JUNE 30, 1999
                                         -------   --------   ------------   -------------
Note payable to a finance company with
  interest at 9.35%....................  $    --   $ 35,295     $     --       $     --
Note payable to a bank with interest at
  8%, due in monthly principal and
  interest installments at $4,028
  through maturity in December 2003,
  collateralized by equipment..........       --    200,000      186,344        180,753
Note payable to a bank with interest
  ranging from 9% to 10.25%............   59,187         --           --             --
                                         -------   --------     --------       --------
  Total long-term debt.................   59,187    235,295      186,344        180,753
  Capital lease obligations............       --         --           --         22,207
                                         -------   --------     --------       --------
Total long-term debt and capital lease
  obligations..........................   59,187    235,295      186,344        202,960
Less current maturities................   34,810     36,455       34,687         47,570
                                         -------   --------     --------       --------
     Total long-term debt and capital
       lease obligations...............  $24,377   $198,840     $151,657       $155,390
                                         =======   ========     ========       ========

     Aggregate maturities of long-term debt and capital lease obligations are as follows:

JUNE 30
-------
2000......................................................  $ 47,570
2001......................................................    44,566
2002......................................................    40,956
2003......................................................    44,354
2004......................................................    25,514

                        HOW2.COM, INC. AND SUBSIDIARIES

8. INCOME TAXES

     The provision (benefit) for income taxes as of June 30, 1999 is recorded based on the estimated effective tax rate for the year. Changes in the estimated tax rates will be recorded in the interim period in which they occur. The provision (benefit) for income taxes consists of the following:

                                    YEAR ENDED          YEAR ENDED       JANUARY 1, 1999-   JANUARY 7, 1999-
                                 DECEMBER 31, 1997   DECEMBER 31, 1998     MAY 20, 1999      JUNE 30, 1999
                                 -----------------   -----------------   ----------------   ----------------
Current income tax:
  Federal......................       $13,978            $     --            $(14,000)          $    --
  State........................           340              11,082             (11,082)               --
                                      -------            --------            --------           -------
          Total current income
            tax expense
            (benefit)..........        14,318              11,082             (25,082)               --
Deferred income tax:
  Federal......................        47,641             (32,145)            (11,202)               --
  State........................           659              (4,455)             (4,411)               --
                                      -------            --------            --------           -------
          Total deferred income
            tax expense
            (benefit)..........        48,300             (36,600)            (15,613)               --
                                      -------            --------            --------           -------
          Total expense
            (benefit)..........       $62,618            $(25,518)           $(40,695)          $    --
                                      =======            ========            ========           =======

     The differences between the provision (benefit) for income taxes and the amount computed by applying the statutory federal tax rate for C corporations to income before income taxes are as follows:

                                    YEAR ENDED          YEAR ENDED       JANUARY 1, 1999-   JANUARY 7, 1999-
                                 DECEMBER 31, 1997   DECEMBER 31, 1998     MAY 20, 1999      JUNE 30, 1999
                                 -----------------   -----------------   ----------------   ----------------
Provision computed at federal
  statutory rate...............      $  7,470            $(73,849)          $(787,391)         $(734,068)
State income taxes, net of
  federal tax effect...........           659               4,374            (101,408)                --
Effect of S Corporation
  election.....................        80,658              35,236             787,391                 --
Non-deductible goodwill........            --                  --                  --             40,270
Operating loss not benefited...            --                  --              96,283            693,798
Other..........................       (26,169)              8,721             (35,570)                --
                                     --------            --------           ---------          ---------
          Total expense
            (benefit)..........      $ 62,618            $(25,518)          $ (40,695)         $      --
                                     ========            ========           =========          =========

                        HOW2.COM, INC. AND SUBSIDIARIES

     The components of the net deferred tax liabilities recognized on the accompanying balance sheets are as follows:

                                     DECEMBER 31, 1997   DECEMBER 31, 1998   MAY 20, 1999   JUNE 30, 1999
                                     -----------------   -----------------   ------------   -------------
Deferred tax liabilities:
  Slippage.........................      $(59,522)           $(59,522)         $(61,637)     $   (99,261)
  Intangibles......................            --                  --                --       (1,286,912)
  Other, net.......................            --                  --                --         (108,991)
                                         --------            --------          --------      -----------
          Total deferred tax
            liabilities............       (59,522)            (59,522)          (61,637)      (1,495,164)
                                         --------            --------          --------      -----------
Deferred tax assets:
  Net operating loss
     carryforwards.................            --              45,104            74,720          957,203
  Deferred compensation............            --                  --                --          124,614
  Other, net.......................        11,222               2,718             1,797           33,512
                                         --------            --------          --------      -----------
          Total deferred tax
            assets.................        11,222              47,822            76,517        1,115,329
Valuation allowance for deferred
  tax assets.......................            --                  --           (11,894)      (1,006,221)
                                         --------            --------          --------      -----------
Deferred tax assets, net of
  valuation allowance..............        11,222              47,822            64,623          109,108
                                         --------            --------          --------      -----------
Deferred income tax liabilities,
  net of deferred income tax
  assets...........................      $(48,300)           $(11,700)         $  2,986      $(1,386,056)
                                         ========            ========          ========      ===========

9. RELATED PARTY TRANSACTIONS

     At June 30, 1999, the Company has full recourse notes receivable of $225,000 relating to the purchase of common stock by certain of the Company's officers and directors. The notes granted to these parties bear interest at a rate of five percent annually and are secured by the pledge of the common stock issued to these individuals. Subsequent to June 30, 1999, all but $74,250 has been collected from the officers and directors.

     In January 1999, the Company loaned its Chief Executive Officer (CEO) and its Chief Operating Officer (COO) $100,000 and $50,000, respectively, in connection with the exercise of stock options. Both officers have repaid the Company for the full amount of the loan subsequent to June 30, 1999. In July 1999, the Company loaned its CEO $250,000 in connection with the exercise of stock options in exchange for a full recourse note bearing interest at a rate of five percent per annum and secured by the shares of Company common stock. The loan was subsequently repaid in full in October 1999.

     During the six months ended June 30, 1999, the Company also loaned its CEO $600,000. The note bears interest at a rate of five percent annually and matures on December 15, 1999. The note was subsequently paid in July 1999.

     In July 1999, the Company loaned $750,000 to its COO in connection with his relocation to Dallas. The note bears interest at a rate of five percent annually and is secured by a pledge of our common stock owned by him.

     Included in note receivable from officers and affiliates is $50,000 representing payment due from Citadel for the issuance of 20,000,000 shares of common stock on January 7, 1999. To assist the Company in its initial development, Citadel provided payment for certain services on behalf of its subsidiary. As a result, at June 30, 1999, the Company has recognized a payable to Citadel of approximately $141,000 representing payment for certain travel and marketing related expenditures, in addition to salaries and related benefits allocated based on hours spent supporting How2.com's initial operations. This amount was subsequently contributed to equity as the amount represented additional consideration for the stock

                        HOW2.COM, INC. AND SUBSIDIARIES
purchased on January 7, 1999 by Citadel. As a result of proceeds received from private placements, the Company has since been able to fund its operations sufficiently and does not anticipate the need to incur additional borrowings from Citadel. Subsequent to May 31, 1999, Citadel no longer held a majority interest in the Company.

     In the past, Citadel has borrowed cash from How2.com to cover short-term cash requirements. How2.com made those loans to Citadel, totaling approximately $451,000 through September 30, 1999, pursuant to a promissory note secured by 300,000 shares of our common stock. The note is due on demand and bears interest at five percent.

     Included in selling, general and administrative expenses are bonuses paid to executive officers of the Predecessor company in the amount of $425,000, $1,331,000 and $2,817,000 for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to May 20, 1999, respectively.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases certain office equipment and office space under operating leases. Total rental expense for the years ended December 31, 1997 and 1998, the period from January 1, 1999 to May 20, 1999 and the period from January 7, 1999 to June 30, 1999 was approximately $136,000, $216,000, $87,028 and $114,000, respectively. Under the Company's facility lease in Coppell, Texas, the Company is required to maintain a $200,000 line of credit to be utilized by the landlord in the event of default.

     Future minimum rents due under operating leases with initial or remaining terms exceeding one year as of June 30, 1999 are as follows:

JUNE 30
-------
2000.....................................................  $  971,983
2001.....................................................     974,660
2002.....................................................     894,999
2003.....................................................     609,252
2004 and thereafter......................................     453,929
                                                           ----------
          Total..........................................  $3,904,823
                                                           ==========

     The Company is not currently a party to any material legal proceedings, but may from time to time be subject to legal proceedings and claims in the ordinary course of business, as well as claims of alleged infringement of trademarks and other intellectual property of third parties by the Company.

11. RISKS AND UNCERTAINTIES

     The escheat laws of each state provide that under circumstances defined in the state's statutes, holders of unclaimed or abandoned property, possibly including the rebate checks that consumers do not cash, also called "slippage", must surrender that property to the state. As a result, any state into which we send rebate checks could assert that it is entitled to unclaimed rebate checks that we have issued to consumers in that state. If one or more states into which we send a significant number of rebate checks sought to collect these rebate checks under their escheat laws, our business could be materially adversely affected.

     Our ultimate success depends upon, among other factors, our ability to continue to develop and upgrade our technology, infrastructure, develop and expand our product and service offering, establish and sustain relationships with manufacturers, retailers, service providers, and content providers and raise additional capital to meet our working capital and capital expenditure needs. The Company believes that the net proceeds from the sale of common stock of the Company discussed in Note 14, together with

                        HOW2.COM, INC. AND SUBSIDIARIES
existing sources of liquidity, will be sufficient to fund its sales and marketing expenses, capital expenditures, working capital and other cash requirements for at least the next 12 months. If this offering is not consummated, the Company believes that operating and capital outlays can be supported for at least the next 12 months with our current cash balances, proceeds from the private equity financings closed since June 30, 1999 and the sale and leaseback of property and equipment. It would be necessary for the Company to reduce sales and marketing expenses from the level anticipated if the offering is not completed. On a long term basis, the Company may need to raise additional funds in order to take advantage of new business opportunities, to react to unforeseen difficulties or to otherwise respond to pressures resulting from our competitors.

12. STOCKHOLDERS' EQUITY

     The Company's certificate of incorporation authorizes 1,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, without further vote or action by the stockholders. No shares of preferred stock are outstanding as of June 30, 1999.

     The Company is authorized to issue 120,000,000 shares of common stock, of which 40,056,988 common shares were issued and outstanding at June 30, 1999. On January 7, 1999, the Company was formed with an initial investment receivable of $50,000 contributed by Citadel in exchange for 20,000,000 shares of the Company's common stock. As of June 30, 1999, the Company has issued 10,255,668 shares of common stock with a per share price ranging from $1.25 to $2.50 through private equity offerings. The Company has also issued 6,300,000 shares of common stock in connection with the exercise of certain stock options having an exercise price of $0.025 to $0.25. At June 30, 1999, the Company recognized a subscription receivable in the amount of $160,000 for those issuances of common stock in which proceeds had not been collected. As of October 15, 1999, all amounts have been collected.

     As of September 30, 1999, the Company has raised an additional $11,982,000 in capital for general corporate purposes through the issuance of 2,368,800 shares of common stock, with prices ranging from $2.50 to $8.00, in private equity offerings subsequent to June 30, 1999.

     Total shares of common stock reserved for the issuance of common stock at June 30, 1999 is 17,708,500. This includes 15,908,500 shares issuable upon exercise of outstanding options at a weighted average exercise price of $1.02 and 1,800,000 shares issuable upon exercise of outstanding warrants at an average exercise price of $1.71. Included in the 1,800,000 outstanding warrants are 1,000,000 warrants issued in connection with the sale of common stock. These warrants have exercise prices ranging from $0.25 to $2.50 and expire at various dates starting in January 2001 and ending in April 2001. In connection with the Forward acquisition, the Company also issued 800,000 contingently exercisable warrants, with an exercise price of $2.50, to the former shareholders of Forward.

     In connection with the acquisition of 2-Lane and Forward, the Company issued 1,200,000 and 2,200,000 shares of common stock at per share prices of $1.25 and $2.50, respectively. The terms of the Forward transaction included 1,200,000 shares of common stock subject to certain earnout provisions for the nine months ended December 31, 1999.

                        HOW2.COM, INC. AND SUBSIDIARIES

Prior to the acquisition, the Forward Companies had the following capital structure at December 31, 1997 and 1998:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1998
                                                              ------   ------
Forward Freight, Inc. $0.01 par value; 1,000,000 shares
  authorized; 100,000 issued and outstanding................  $1,000   $1,000
Forward Communications, Inc., $0.10 par value; 10,000,000
  shares authorized; 10,000 issued and outstanding..........   1,000    1,000
FCI Services, Inc., $0.01 par value; 1,000,000 shares
  authorized; 100,000 issued and outstanding................      --    1,000
                                                              ------   ------
                                                              $2,000   $3,000
                                                              ======   ======

     In July 1999, the Company effected a four-for-one stock split for shareholders of record on July 7, 1999. All share and per share amounts have been restated to reflect the effect of the stock split.

  Stock Options

     Since formation of the Company on January 7, 1999, the Company has granted approximately 22,208,500 options to purchase shares of common stock. Upon inception, the Board of Directors adopted and approved the 1999 Stock Option Plan for stock option grants to employees, consultants and non-employee directors. Stock options granted under this plan generally expire ten years from the date of grant. No grants have been made under the 1999 Stock Option Plan as of June 30, 1999.

     A summary of the stock option activity is as follows:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ----------   --------------
Balance at January 7, 1999..................................          --       $  --
  Granted...................................................  22,208,500        0.74
  Exercised.................................................  (6,300,000)       0.04
                                                              ----------
  Outstanding, June 30, 1999................................  15,908,500        1.02
                                                              ==========

     The following table summarizes information about options outstanding and exercisable at June 30, 1999:

           OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
------------------------------------------   -----------------------------------------
                                WEIGHTED
                                AVERAGE                                       WEIGHTED
                               REMAINING                                      AVERAGE
RANGE OF          OPTIONS     CONTRACTUAL    WEIGHTED AVERAGE     OPTIONS     EXERCISE
EXERCISE PRICE  OUTSTANDING   LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    PRICE
--------------  -----------   ------------   ----------------   -----------   --------
$0.25            7,820,000        9.55            $0.25            495,000     $0.25
 1.25-1.50       5,752,000        9.74             1.46            679,445      1.46
 2.50            2,336,500        9.70             2.50                 --      2.50
                ----------        ----            -----          ---------     -----
$0.25-2.50      15,908,500        9.64            $1.02          1,174,445     $0.94
                ==========        ====            =====          =========     =====

     As permitted by SFAS No. 123, the Company has chosen to account for stock based compensation using the intrinsic value method prescribed in APB No. 25. Accordingly, no compensation cost has been recognized for those options granted at the fair market value on the date of grant. Had compensation cost for these grants under the Company's stock based compensation plan been determined using the alternative accounting method based on the fair value prescribed by SFAS No. 123, the Company's pro

                        HOW2.COM, INC. AND SUBSIDIARIES
forma net loss for the six months ended June 30, 1999 would have been approximately $2,903,000 and diluted and basic loss per share would have been $(0.09) for the same period.

     The fair value of each option grant given to employees is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of the options granted under this model when fair value equaled the exercise price and when the fair value was greater than the exercise price was $0.44 and $1.98 per option, respectively, for the six months ended June 30, 1999 based on the following assumptions: dividend yield of zero, risk free interest rate of 6.0%, expected life of three years, and expected volatility of 138.0%.

     The Company recorded deferred compensation expense of approximately $6,425,000 representing the difference between the grant price and the deemed fair market value of certain of the Company's stock options granted during the period from January 7, 1999 to June 30, 1999. During this period, the Company granted options to purchase 4,520,000 shares of common stock with exercise prices ranging from $0.25 to $1.50 which had a fair market value on the individual grant dates ranging from $1.25 to $2.50. The deferred compensation is being amortized over the three year vesting period for the options. For the period ended June 30, 1999, compensation expense for the options granted below fair market value totaled approximately $276,000.

     The Company has also recognized deferred compensation for consulting services received in exchange for the issuance of Company stock options. The deferred compensation totaled $635,200 for options to purchase 520,000 shares of common stock, using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero, risk free interest rate of 6.0%, expected life of three years, and expected volatility of 138.0%. Compensation expense related to these options grants totaled $76,000.

13. MAJOR CUSTOMERS

     Major customer information is presented based on the aggregate amount invoiced which, for rebates, includes the face amount of the rebates processed plus the fee earned by the Company for processing the rebate. In the period from January 7, 1999 to June 30, 1999, two customers accounted for 73% of the Company's aggregate amount invoiced to customers. In the period from January 1, 1999 to May 20, 1999 (for Predecessor), three customers accounted for 81% of the Company's aggregate amount invoiced to customers. During the years ended December 31, 1998 and 1997, three customers and two customers accounted for 81% and 34% of the Company's aggregate amount invoiced to customers, respectively.

14. SUBSEQUENT EVENTS (UNAUDITED)

     In July 1999, the Company entered into an agreement with Staples, Inc. to be the exclusive provider of rebate services with respect to products sold by participating vendors through its 800 office supply superstores.

     The Board of Directors of the Company has authorized the management of the Company to file a Form S-1 with the Securities and Exchange Commission for our initial public offering of its common stock.

[The inside back cover features four pictures, centered, two rows of two, entitled: Rebates Headquarters, Rebate Process, Rebate Search, and Rebate Status. Under each title is a description]

------------------------------------------------------
------------------------------------------------------

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................     7
Special Note Regarding
  Forward-Looking Statements.........    20
Use of Proceeds......................    21
Dividend Policy......................    21
Capitalization.......................    22
Dilution.............................    23
Selected Financial and Operating
  Data...............................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    26
Business.............................    33
Management...........................    48
Certain Transactions.................    58
Principal Stockholders...............    60
Description of Capital Stock.........    62
Shares Eligible for Future Sale......    64
Underwriting.........................    66
Legal Matters........................    68
Experts..............................    68
Where You Can Find More
  Information........................    68
Index to Consolidated Financial
  Statements.........................   F-1

                             ---------------------

     UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE SHARES OF OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN OUR INITIAL PUBLIC OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                             SHARES

                                [HOW2.COM LOGO]
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS
                             ---------------------

                             THE ROBINSON-HUMPHREY
                                    COMPANY
                             ---------------------
                                          , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Commission registration fee and the NASD filing fees.

Commission registration fee.................................   $33,000
NASD fee....................................................    13,000
Nasdaq National Market initial listing fee..................      *
Printing and engraving......................................      *
Legal fees and expenses.....................................      *
Accounting fees and expenses................................      *
Blue sky fees and expenses..................................    10,000
Transfer agent fees.........................................      *
Miscellaneous...............................................      *
                                                               -------
          Total.............................................   $
                                                               =======

---------------

* To be filed by amendment.

  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to
Section           of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our formation, we have issued and sold the following securities (as adjusted for a four-for-one stock split effective July 1999):

          1. On January 7, 1999, we issued 20,000,000 shares of Common Stock to Citadel in an organizational subscription for an aggregate purchase price of $50,000 and sharing of other Citadel resources, including personnel, administrative and financial resources.

          2. From February 1, 1999 to September 30, 1999, we issued an aggregate of 12,664,468 shares of Common Stock to accredited investors for an aggregate purchase price of $28,000,000, or an average price of $2.21 per share.

          3. In March 1999, we issued 1,200,000 shares of Common Stock to the five former shareholders of 2-Lane Media, Inc. in connection with the acquisition of 2-Lane Media, Inc.

          4. In May 1999, we issued 2,200,000 shares of Common Stock to the two former shareholders of the Forward Companies in connection with the acquisition of the Forward Companies. Of these shares, 1,200,000 are subject to an earnout provision that provides that the shares will be the property of the shareholder in the event EBITDA from the acquired business exceeds $3,000,000 for the nine months ending December 31, 1999. In addition, we issued warrants to purchase an additional 800,000 shares at an exercise price of $2.50 per share, subject to the condition that EBIDTA from the acquired business exceeds $4,000,000 for the nine months ending December 31, 1999. In the event these targets are not met, the shares and warrants are required to be returned to How2.com, Inc.

          5. We have granted options to purchase 23,544,750 shares of common stock to employees, consultants and other service providers of the Company, of which 7,300,000 shares have been exercised as of September 30, 1999. In connection with the 2-Lane Media, Inc. acquisition, we granted options to purchase 200,000 shares at an exercise price of $0.25 per share to employees of 2-Lane Media, Inc.

          6. In January through April 1999, we granted warrants to purchase 1,000,000 shares of common stock at a weighted average exercise price of $1.08 per share to Icarus Investments I, L.P. and its affiliates in connection with their purchase of our common stock and for services as a consultant.

     The sale of the above securities was deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Act or Rule 701 promulgated under Section 3(b) of the Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         1.1*            -- Form of Underwriting Agreement.
         3.1             -- Amended and Restated Certificate of Incorporation of the
                            Registrant, filed with the Delaware Secretary of State on
                            October 15, 1999.
         3.2*            -- Amended and Restated Bylaws of the Registrant.
         4.1*            -- Specimen Certificate of the Registrant's common stock.
         5.1*            -- Opinion of Hughes & Luce, L.L.P., counsel to the
                            Registrant.
        10.1*            -- Form of Indemnification Agreement entered into between
                            the Registrant and its directors and executive officers.
        10.2*            -- 1999 Stock Incentive Plan.
        10.3*            -- 1999 Non-Employee Directors' Stock Option Plan.
        10.4(a)*         -- Form of Nonqualified Stock Option Agreement -- Executive.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.4(b)*         -- Form 1 of Nonqualified Stock Option
                            Agreement -- Employee.
        10.4(c)*         -- Form 2 of Nonqualified Stock Option
                            Agreement -- Employee.
        10.4(d)*         -- Form of Nonqualified Stock Option
                            Agreement -- Non-Employee.
        10.5(a)*         -- Office Lease, dated September 20, 1996, between The Utah
                            State Retirement Investment Fund and Citadel Computer
                            Systems Incorporated, (Dallas, TX)
        10.5(b)*         -- First Amendment to Office Lease, dated July 24, 1996,
                            between The Utah State Retirement Investment Fund and
                            Citadel Computer Systems, Incorporated. (Dallas, TX)
        10.5(c)*         -- Second Amendment of Lease, dated February 6, 1997,
                            between The Utah State Retirement Investment Fund and
                            Citadel Computer Systems Incorporated. (Dallas, TX)
        10.5(d)*         -- Third Amendment to Office Lease, dated June 30, 1999,
                            between The Utah State Retirement Fund and Citadel
                            Technology, Inc. (Dallas, TX)
        10.6*            -- Lease Agreement, dated September 30, 1998, between
                            Lincoln CBC II, Ltd. and Forward Freight, Inc. (Coppell,
                            TX)
        10.7*            -- First Amendment to Lease Agreement, dated March 30, 1999 between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.8*            -- Second Amendment to Lease Agreement, dated May 1, 1999
                            between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.9*            -- Third Amendment to Lease Agreement, dated June 10, 1999 between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.10*           -- Standard Office Lease, dated August 2, 1999, between
                            Arden Realty Limited Partnership and the Registrant.
                            (Santa Monica, CA)
        10.11(a)*        -- Lease Agreement, dated November 6, 1995, between
                            Pruneyard Associates, L.P. and Broadcast Production
                            Group, including all exhibits thereto. (San Jose, CA)
        10.11(b)*        -- Lease Termination Agreement, dated November 6, 1995,
                            between Pruneyard Associates, L.P. and Broadcast
                            Production Group. (San Jose, CA)
        10.11(c)*        -- Tenant Estoppel Certificate with Attorney,
                            Non-Disturbance and Notice of Default, dated March   ,
                            1998, by Broadcast Production Group to Bank of America
                            National Trust and Savings Association. (San Jose, CA)
        10.11(d)*        -- Consent to Assignment, dated             , between
                            Cornerstone Holding, LLC, Broadcast Production Group,
                            Inc., and the Registrant. (San Jose, CA)
        10.12*           -- Lease Agreement, dated May 20, 1999, between Choice
                            Medical Supplies and the Registrant. (Bellevue, WA)
        10.13*           -- Employment Agreement, dated as of January 8, 1999,
                            between Steven B. Solomon and Registrant.
        10.14*           -- Employment Agreement, dated as of June 15, 1999, between
                            Kenneth R. Johnsen and Registrant.
        10.15*           -- Employment Agreement, dated as of June 15, 1999, between
                            Mark Mirken and Registrant.
        10.16*           -- Form of Executive Employment Agreement, between the
                            Registrant's other executive officers and key personnel
                            and the Registrant.
        10.16(a)*        -- Schedule of Employment Agreement terms.
        10.17*           -- Professional Services Order Form (With Terms &
                            Conditions), dated             , between Registrant and
                            Netscape, including High-level Statement of Work and all
                            appendices thereto.
        10.18*           -- Internet Data Center Services Agreement, dated June 30,
                            1999, between Exodus Communications, Inc. and the
                            Registrant.
        10.19(a)*        -- Master Terms of Service, dated             , between Sun
                            Microsystems, Inc. and the Registrant.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.19(b)*        -- SunSpectrum Support Program Module, dated             ,
                            between Sun Microsystems, Inc. and Registrant
        10.20*           -- Statement of Work/Agreement -- Agreement for Rebate
                            Management, dated July 16, 1999, between Staples, Inc.
                            and the Registrant, including all exhibits thereto.
        10.21*           -- Stock Purchase Agreement, dated March 11, 1999, among the
                            Registrant, 2-Lane Media, Inc. and the shareholders of
                            2-Lane Media, Inc., including all exhibits thereto, but
                            excluding all schedules thereto.
        10.22*           -- Stock Purchase Agreement, dated May 20, 1999, among the
                            Registrant, FCI Services, Inc., Forward Communications,
                            Inc., and the shareholders of Forward Communications,
                            Inc. and FCI Services Inc., including all exhibits
                            thereto, but excluding all schedules thereto.
        10.23*           -- Agreement and Plan of Reorganization, dated May 20, 1999, among the Registrant, F3 Acquisition Corporation, Forward
                            Freight, Inc., and the shareholders of Forward Freight
                            Inc., including all exhibits thereto, but excluding all
                            schedules thereto.
        10.24*           -- Agreement and Plan of Reorganization, dated August 9,
                            1999, among the Registrant, Broadcast Production Group,
                            Inc. ('BPG'), and the shareholders of BPG, including all
                            exhibits thereto, but excluding all schedules thereto.
        10.25(a)*        -- Promissory note, dated January 8, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.25(b)*        -- Promissory note, dated June 15, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.25(c)*        -- Promissory note, dated July 7, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.26(a)*        -- Promissory note, dated January 8, 1999, made by Kenneth
                            R. Johnsen payable to the Registrant.
        10.26(b)*        -- Promissory note, dated August 2, 1999, made by Kenneth R.
                            Johnsen payable to the Registrant.
        10.27*           -- Form of Stock Purchase Agreement between the Registrant and its investors.
        10.28*           -- Promissory note, dated September 30, 1999, made by
                            Citadel Technology, Inc. payable to the Registrant.
        22.1             -- Subsidiaries
        23.1             -- Consent of Ernst & Young LLP, Independent Accountants.
        23.2             -- Consent of Grant Thornton LLP, Independent Accountants.
        23.3*            -- Consent of Hughes & Luce, L.L.P., counsel to the
                            Registrant. Reference is made to Exhibit 5.1.
        24.1*            -- Power of Attorney (see page II-6).
        27.1*            -- Financial Data Schedule.

---------------

* To be filed by amendment.

  (b) Financial Statement Schedule

     Financial Statement Schedules are not listed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 19th day of October, 1999.

                                            HOW2.COM, INC.

                                            By:    /s/ STEVEN B. SOLOMON
                                              ----------------------------------
                                                      Steven B. Solomon
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Steven B. Solomon and Juli C. Spottiswood, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                /s/ STEVEN B. SOLOMON                  Chief Executive Officer and     October 19, 1999
-----------------------------------------------------    Chairman of the Board
                  Steven B. Solomon                      (Principal Executive
                                                         Officer)

               /s/ JULI C. SPOTTISWOOD                 Chief Financial Officer and     October 19, 1999
-----------------------------------------------------    Secretary (Principal
                 Juli C. Spottiswood                     Financial and Accounting
                                                         Officer)

               /s/ KENNETH R. JOHNSEN                  Chief Operating Officer,        October 19, 1999
-----------------------------------------------------    President, and Director
                 Kenneth R. Johnsen

                                                       Director                                  , 1999
-----------------------------------------------------
                  Lawrence Lacerte

                /s/ DAVID S. LUNDEEN                   Director                        October 19, 1999
-----------------------------------------------------
                  David S. Lundeen

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
                          \

                   /s/ MARK ROGERS                     Director                        October 19, 1999
-----------------------------------------------------
                     Mark Rogers

                /s/ CHRIS A. ECONOMOU                  Director                        October 18, 1999
-----------------------------------------------------
                  Chris A. Economou

                /s/ JOHN W. THOMPSON                   Director                        October 19, 1999
-----------------------------------------------------
                  John W. Thompson

               /s/ DR. MICHAEL HAMMER                  Director                        October 19, 1999
-----------------------------------------------------
                 Dr. Michael Hammer

                /s/ ROBERT PICKERING                   Director                        October 19, 1999
-----------------------------------------------------
                  Robert Pickering

                                                       Director                                  , 1999
-----------------------------------------------------
                  Victor K. Kiam II

                /s/ EDWARD L. PIERCE                   Director                        October 19, 1999
-----------------------------------------------------
                  Edward L. Pierce

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         1.1*            -- Form of Underwriting Agreement.
         3.1             -- Amended and Restated Certificate of Incorporation of the
                            Registrant, filed with the Delaware Secretary of State on
                            October 15, 1999.
         3.2*            -- Amended and Restated Bylaws of the Registrant.
         4.1*            -- Specimen Certificate of the Registrant's common stock.
         5.1*            -- Opinion of Hughes & Luce, L.L.P., counsel to the
                            Registrant.
        10.1*            -- Form of Indemnification Agreement entered into between
                            the Registrant and its directors and executive officers.
        10.2*            -- 1999 Stock Incentive Plan.
        10.3*            -- 1999 Non-Employee Directors' Stock Option Plan.
        10.4(a)*         -- Form of Nonqualified Stock Option Agreement -- Executive.
        10.4(b)*         -- Form 1 of Nonqualified Stock Option
                            Agreement -- Employee.
        10.4(c)*         -- Form 2 of Nonqualified Stock Option
                            Agreement -- Employee.
        10.4(d)*         -- Form of Nonqualified Stock Option
                            Agreement -- Non-Employee.
        10.5(a)*         -- Office Lease, dated September 20, 1996, between The Utah
                            State Retirement Investment Fund and Citadel Computer
                            Systems Incorporated. (Dallas, TX)
        10.5(b)*         -- First Amendment to Office Lease, dated July 24, 1996,
                            between The Utah State Retirement Investment Fund and
                            Citadel Computer Systems, Inc. (Dallas, TX)
        10.5(c)*         -- Second Amendment of Lease, dated February 6, 1997,
                            between The Utah State Retirement Investment Fund and
                            Citadel Computer Systems Incorporated. (Dallas, TX)
        10.5(d)*         -- Third Amendment to Office Lease, dated June 30, 1999,
                            between The Utah State Retirement Fund and Citadel
                            Technology, Inc. (Dallas, TX)
        10.6*            -- Lease Agreement, dated September 30, 1998, between
                            Lincoln CBC II, Ltd. and Forward Freight, Inc. (Coppell,
                            TX)
        10.7*            -- First Amendment to Lease Agreement, dated March 30, 1999 between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.8*            -- Second Amendment to Lease Agreement, dated May 1, 1999
                            between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.9*            -- Third Amendment to Lease Agreement, dated June 10, 1999 between Coppell Business Center II, Ltd. and Forward
                            Freight, Inc. (Coppell, TX)
        10.10*           -- Standard Office Lease, dated August 2, 1999, between
                            Arden Realty Limited Partnership and the Registrant.
                            (Santa Monica, CA)
        10.11(a)*        -- Lease Agreement, dated November 6, 1995, between
                            Pruneyard Associates, L.P. and Broadcast Production
                            Group, including all exhibits thereto. (San Jose, CA)
        10.11(b)*        -- Lease Termination Agreement, dated November 6, 1995,
                            between Pruneyard Associates, L.P. and Broadcast
                            Production Group. (San Jose, CA)
        10.11(c)*        -- Tenant Estoppel Certificate with Attorney,
                            Non-Disturbance and Notice of Default, dated March   ,
                            1998, by Broadcast Production Group to Bank of America
                            National Trust and Savings Association. (San Jose, CA)
        10.11(d)*        -- Consent to Assignment, dated             , between
                            Cornerstone Holding, LLC, Broadcast Production Group,
                            Inc., and the Registrant. (San Jose, CA)
        10.12*           -- Lease Agreement, dated May 20, 1999, between Choice
                            Medical Supplies and the Registrant. (Bellevue, WA)
        10.13*           -- Employment Agreement, dated as of January 8, 1999,
                            between Steven B. Solomon and Registrant.
        10.14*           -- Employment Agreement, dated as of June 15, 1999, between
                            Kenneth R. Johnsen and Registrant.
        10.15*           -- Employment Agreement, dated as of June 15, 1999, between
                            Mark Mirken and Registrant.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.16*           -- Form of Executive Employment Agreement, between the
                            Registrant's other executive officers and key personnel
                            and Registrant.
        10.16(a)*        -- Schedule of Employment Agreement terms.
        10.17*           -- Professional Services Order Form (With Terms &
                            Conditions), dated             , between Registrant and
                            Netscape, including High-level Statement of Work and all
                            appendices thereto.
        10.18*           -- Internet Data Center Services Agreement, dated June 30,
                            1999, between Exodus Communications, Inc. and the
                            Registrant.
        10.19(a)*        -- Master Terms of Service, dated             , between Sun
                            Microsystems, Inc. and Registrant.
        10.19(b)*        -- SunSpectrum Support Program Module, dated             ,
                            between Sun Microsystems, Inc. and the Registrant.
        10.20*           -- Statement of Work/Agreement -- Agreement for Rebate
                            Management, dated July 16, 1999, between Staples, Inc.
                            and the Registrant, including all exhibits thereto.
        10.21*           -- Stock Purchase Agreement, dated March 11, 1999, among the
                            Registrant, 2-Lane Media, Inc. and the shareholders of
                            2-Lane Media, Inc., including all exhibits thereto, but
                            excluding all schedules thereto.
        10.22*           -- Stock Purchase Agreement, dated May 20, 1999, among the
                            Registrant, FCI Services, Inc., Forward Communications,
                            Inc., and the shareholders of Forward Communications,
                            Inc. and FCI Services Inc., including all exhibits
                            thereto, but excluding all schedules thereto.
        10.23*           -- Agreement and Plan of Reorganization, dated May 20, 1999, among the Registrant, F3 Acquisition Corporation, Forward
                            Freight, Inc., and the shareholders of Forward Freight
                            Inc., including all exhibits thereto, but excluding all
                            schedules thereto.
        10.24*           -- Agreement and Plan of Reorganization, dated August 9,
                            1999, among the Registrant, Broadcast Production Group,
                            Inc. ('BPG'), and the shareholders of BPG, including all
                            exhibits thereto, but excluding all schedules thereto.
        10.25(a)*        -- Promissory note, dated January 8, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.25(b)*        -- Promissory note, dated June 15, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.25(c)*        -- Promissory note, dated July 7, 1999, made by Steven B.
                            Solomon payable to the Registrant.
        10.26(a)*        -- Promissory note, dated January 8, 1999, made by Kenneth
                            R. Johnsen payable to the Registrant.
        10.26(b)*        -- Promissory note, dated August 2, 1999, made by Kenneth R.
                            Johnsen payable to the Registrant.
        10.27*           -- Form of Stock Purchase Agreement between the Registrant and its investors.
        10.28*           -- Promissory note, dated September 30, 1999, made by
                            Citadel Technology, Inc. payable to the Registrant.
        22.1             -- Subsidiaries
        23.1             -- Consent of Ernst & Young LLP, Independent Accountants.
        23.2             -- Consent of Grant Thornton LLP, Independent Accountants.
        23.3*            -- Consent of Hughes & Luce, L.L.P., counsel to the
                            Registrant. Reference is made to Exhibit 5.1.
        24.1*            -- Power of Attorney (see page II-6).
        27.1*            -- Financial Data Schedule.

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* To be filed by amendment.